EXECUTION VERSION

AMENDED AND RESTATED

CREDIT AGREEMENT

dated as of January 30, 2009

among

TITAN INTERNATIONAL, INC.,
as the Company

THE FINANCIAL INSTITUTIONS PARTY HERETO,
as Lenders,

BANK OF AMERICA, N.A.,
as Administrative Agent,
and
Issuing Lender,

WELLS FARGO BANK, N.A.,
as Syndication Agent,

THE PRIVATEBANK AND TRUST COMPANY,
as Documentation Agent

and

BANC OF AMERICA SECURITIES, LLC
as Lead Arranger

SECTION 1 DEFINITIONS.	2
1.1 Definitions	2
1.2 Other Interpretive Provisions	24
SECTION 2 COMMITMENTS OF THE LENDERS; BORROWING, CONVERSION AND LETTER OF CREDIT PROCEDURES.	25
2.1 Commitments	25
2.1.1 Revolving Commitment	25
2.1.2 Increase in Commitments.	25
2.1.3 L/C Commitment	27
2.2 Loan Procedures.	27
2.2.1 Various Types of Loans	27
2.2.2 Borrowing Procedures	27
2.2.3 Conversion and Continuation Procedures	28
2.3 Letter of Credit Procedures.	29
2.3.1 L/C Applications	29
2.3.2 Participations in Letters of Credit	30
2.3.3 Reimbursement Obligations	30
2.3.4 Funding by Lenders to Issuing Lender	31
2.3.5 Existing Letters of Credit	32
2.4 Letter of Credit Amounts	32
2.5 Commitments Several	32
2.6 Certain Conditions	32
SECTION 3 EVIDENCING OF LOANS.	32
3.1 Notes	32
3.2 Recordkeeping	32
SECTION 4 INTEREST.	33
4.1 Interest Rates	33
4.2 Interest Payment Dates	33
4.3 Setting and Notice of LIBOR Rates	33
4.4 Computation of Interest	34
4.5 Interest under Existing Credit Agreement	34
SECTION 5 FEES.	34
5.1 Non-Use Fee	34
5.2 Letter of Credit Fees	34
5.3 Administrative Agent’s and Lenders’ Fees	35
5.4 Fees, Charges and Expenses under Existing Credit Agreement	35

SECTION 6 REDUCTION OR TERMINATION OF THE REVOLVING COMMITMENT; PREPAYMENTS.	35
6.1 Reduction or Termination of the Revolving Commitment.	35
6.1.1 Voluntary Reduction or Termination of the Revolving Commitment	35
6.1.2 Mandatory Reductions of Revolving Commitment	35
6.1.3 All Reductions of the Revolving Commitment	36
6.2 Prepayments.	36
6.2.1 Voluntary Prepayments	36
6.3 Manner of Prepayments	37
6.3.1 All Prepayments	37
6.4 Repayments.	37
6.4.1 Revolving Loans	37
SECTION 7 MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES.	37
7.1 Making of Payments	37
7.2 Application of Certain Payments	38
7.3 Due Date Extension	38
7.4 Setoff	38
7.5 Proration of Payments	38
7.6 Taxes.	39
SECTION 8 INCREASED COSTS; SPECIAL PROVISIONS FOR LIBOR LOANS.	41
8.1 Increased Costs	41
8.2 Basis for Determining Interest Rate Inadequate or Unfair	42
8.3 Changes in Law Rendering LIBOR Loans Unlawful	42
8.4 Funding Losses	43
8.5 Right of Lenders to Fund through Other Offices	43
8.6 Discretion of Lenders as to Manner of Funding	44
8.7 Mitigation of Circumstances; Replacement of Lenders	44
8.8 Conclusiveness of Statements; Survival of Provisions	44
SECTION 9 REPRESENTATIONS AND WARRANTIES.	45
9.1 Organization	45
9.2 Authorization; No Conflict	45
9.3 Validity and Binding Nature	45
9.4 Financial Condition	45
9.5 No Material Adverse Change	46
9.6 Litigation and Contingent Liabilities	46
9.7 Ownership of Properties; Liens	46
9.8 Equity Ownership; Subsidiaries	46
9.9 Pension Plans	46
9.10 Investment Company Act	47

9.11 Regulation U	47
9.12 Taxes	47
9.13 Solvency, etc	48
9.14 Environmental Matters	48
9.15 Insurance	48
9.16 Real Property	49
9.17 Information	49
9.18 Intellectual Property	49
9.19 Burdensome Obligations	50
9.20 Labor Matters	50
9.21 No Default	50
9.22 Subordinated Debt	50
9.23 Subsidiary Assets	50
SECTION 10 AFFIRMATIVE COVENANTS.	50
10.1 Reports, Certificates and Other Information	50
10.1.1 Annual Report	50
10.1.2 Interim Reports	50
10.1.3 Compliance Certificates	51
10.1.4 Notice of Default, Litigation and ERISA Matters	51
10.1.5 Borrowing Base Certificates	52
10.1.6 Management Recommendation Reports	52
10.1.7 Budgets	52
10.1.8 Senior Notes, Subordinated Debt and Other Material Debt Notices	53
10.1.9 Other Information	53
10.2 Books, Records and Inspections	53
10.3 Maintenance of Property; Insurance.	53
10.4 Compliance with Laws; Payment of Taxes and Liabilities	55
10.5 Maintenance of Existence, etc	55
10.6 Use of Proceeds	55
10.7 Employee Benefit Plans.	55
10.8 Environmental Matters	56
10.9 Further Assurances	56
10.10 Deposit Accounts	57
10.12 Syndication	57
10.13 Appraisals	57
10.14 Immaterial Subsidiaries’ Assets	58
10.15 Escrow	58
SECTION 11 NEGATIVE COVENANTS	58
11.1 Debt	58
11.2 Liens	59

11.3 Operating Leases	60
11.4 Restricted Payments	60
11.5 Mergers, Consolidations, Sales	61
11.6 Modification of Organizational Documents	62
11.7 Transactions with Affiliates	62
11.8 Unconditional Purchase Obligations	62
11.9 Inconsistent Agreements	62
11.10 Business Activities; Issuance of Equity	63
11.11 Investments	63
11.12 Restriction of Amendments to Certain Documents	64
11.13 Fiscal Year	64
11.14 Financial Covenants.	64
11.14.1 Intentionally Omitted.	64
11.14.2 Fixed Charge Coverage Ratio	64
11.14.3 Collateral Coverage	64
11.14.4 Cancellation of Debt	64
11.15 ERISA	65
11.16 Inventory	65
11.17 Restricted Subsidiaries	65
SECTION 12 EFFECTIVENESS; CONDITIONS OF LENDING, ETC.	65
12.1 Effectiveness	65
12.1.1 Notes	65
12.1.2 Authorization Documents	65
12.1.3 Consents, etc	65
12.1.4 Reaffirmation	66
12.1.5 Assignments	66
12.1.6 Real Estate Documents	66
12.1.7 Opinions of Counsel	66
12.1.8 Insurance	66
12.1.9 Subordination	66
12.1.10 Payment of Fees	66
12.1.11 Compliance	67
12.1.12 Search Results; Lien Terminations	67
12.1.13 Filings, Registrations and Recordings	67
12.1.14 Borrowing Base Certificate	67
12.1.15 Closing Certificate	67
12.1.16 Prior Lender Consents	67
12.1.17 Other	67
12.2 Conditions	67
12.2.1 Compliance with Warranties, No Default, etc	67
12.2.2 Confirmatory Certificate	68

SECTION 13 EVENTS OF DEFAULT AND THEIR EFFECT.	68
13.1 Events of Default	68
13.1.1 Non-Payment of the Loans, etc	68
13.1.2 Non-Payment of Other Debt	68
13.1.3 Other Material Obligations	68
13.1.4 Bankruptcy, Insolvency, etc	69
13.1.5 Non-Compliance with Loan Documents	69
13.1.6 Representations; Warranties	69
13.1.7 Pension Plans	69
13.1.8 Judgments	69
13.1.9 Invalidity of Collateral Documents, etc	69
13.1.10 Invalidity of Subordination Provisions, etc	70
13.1.11 Change of Control	70
13.1.12 Material Adverse Effect	70
13.2 Effect of Event of Default	70
SECTION 14 THE ADMINISTRATIVE AGENT.	71
14.1 Appointment and Authorization	71
14.2 Issuing Lender	71
14.3 Delegation of Duties	71
14.4 Exculpation of Administrative Agent	71
14.5 Reliance by Administrative Agent	72
14.6 Notice of Default	72
14.7 Credit Decision	73
14.8 Indemnification	73
14.9 Administrative Agent in Individual Capacity	74
14.10 Successor Administrative Agent	74
14.11 Collateral Matters	75
14.12 Administrative Agent May File Proofs of Claim	75
14.13 Other Agents; Arrangers and Managers	76
SECTION 15 GENERAL.	76
15.1 Waiver, Amendments and Replacement of Lenders.	76
15.2 Confirmations	77
15.3 Notices	78
15.4 Computations	78
15.5 Costs, Expenses and Taxes	78
15.6 Assignments; Participations.	79
15.6.1 Assignments	79
15.6.2 Participations	80
15.7 Register	81
15.8 GOVERNING LAW	81

15.9 Confidentiality	81
15.10 Severability	82
15.11 Nature of Remedies	82
15.12 Entire Agreement	82
15.13 Counterparts	83
15.14 Successors and Assigns	83
15.15 Captions	83
15.16 Customer Identification - USA Patriot Act Notice	83
15.17 INDEMNIFICATION BY THE COMPANY	83
15.18 Nonliability of Lenders	84
15.19 FORUM SELECTION AND CONSENT TO JURISDICTION	85
15.20 WAIVER OF JURY TRIAL	86
15.21 Return of Old Notes	86
15.22 Amendment and Restatement.	86

ANNEXES

ANNEX A                                           Lenders and Pro Rata Shares
ANNEX B                                           Addresses for Notices
ANNEX C                                           Prior Lenders

SCHEDULES

SCHEDULE 1.1                                           Immaterial Subsidiaries
SCHEDULE 2.3.5                                           Existing Letters of Credit
SCHEDULE 9.6                                           Litigation and Contingent Liabilities
SCHEDULE 9.8                                           Subsidiaries
SCHEDULE 9.13                                           Solvency
SCHEDULE 9.15                                           Insurance
SCHEDULE 9.16                                           Real Property
SCHEDULE 9.20                                           Labor Matters
SCHEDULE 9.23                                           Subsidiary Assets
SCHEDULE 11.1                                           Existing Debt
SCHEDULE 11.2                                           Existing Liens
SCHEDULE 11.7                                           Affiliate Transactions
SCHEDULE 11.11                                           Investments

EXHIBITS

EXHIBIT A                                           Form of Amended and Restated Note (Section 3.1)
EXHIBIT B                                           Form of Compliance Certificate (Section 10.1.3)
EXHIBIT C                                           Form of Borrowing Base Certificate (Section 1.1)
EXHIBIT D                                           Form of Assignment Agreement (Section 15.6.1)
EXHIBIT E                                           Form of Notice of Borrowing (Section 2.2.2)
EXHIBIT F                                           Form of Notice of Conversion/Continuation (Section 2.2.3)

AMENDED AND RESTATED
CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT (the “Agreement”) dated as of January 30, 2009 is entered into among TITAN INTERNATIONAL, INC. (the “Company”), the financial institutions that are or may from time to time become parties hereto (together with their respective successors and assigns, the “Lenders”) and BANK OF AMERICA, N.A. (as successor by merger to LaSalle Bank National Association) (in its individual capacity, “Bank of America” and as administrative agent for the Lenders, “Administrative Agent”).

WITNESSETH:

WHEREAS, the Company, LaSalle Bank National Association (“LaSalle”), General Electric Capital Corporation (“GE Capital”) as co-agents and certain financial institutions (the “Existing Lenders”) entered into a certain Credit Agreement dated on or about July 23, 2004, as amended (as in effect prior to giving effect to this Agreement, the “Existing Credit Agreement”) and the Loan Documents (as defined in the Existing Credit Agreement, the “Existing Loan Documents”) pursuant to which the Existing Lenders made available to the Company revolving loans (the “Existing Revolving Loans”);

WHEREAS, the Company, the Existing Lenders and LaSalle subsequently entered into five (5) amendments to the Existing Credit Agreement whereby various terms and conditions of the Existing Credit Agreement were amended and revised including, inter alia, removing GE Capital as co-agent and increasing the Revolving Commitment from $100,000,000 to $250,000,000 (collectively, the “Existing Credit Agreement Amendments”);

WHEREAS, in order to secure all Obligations (as hereinafter defined) under and as defined in the Existing Credit Agreement, the Company and certain of its Subsidiaries have pledged and have granted to Administrative Agent, for the benefit of the Administrative Agent and the Lenders, a security interest in and lien upon certain of their personal and real property as described in the Existing Loan Documents (the “Existing Collateral”);

WHEREAS, the Company, the Administrative Agent and the Existing Lenders (other than those set forth on Annex C) now desire to amend and restate the Existing Credit Agreement in its entirety so as to (i) set forth in one document all of the terms and conditions of the Existing Credit Agreement as modified by the Existing Credit Agreement Amendments, and (ii) make some additional and further modifications thereto, including, but not limited to, providing for an accordion feature to the Revolving Commitment with a minimum amount of $150,000,000 and a maximum amount of $250,000,000, to be increased in $50,000,000 increments, as provided herein; and

WHEREAS, Loan Parties, Lenders and Administrative Agent intend that (i) the Obligations under and as defined in the Existing Credit Agreement shall continue to exist under, and to be evidenced by, this Agreement, (ii) the Existing Revolving Loans shall be Loans under and as defined in this Agreement, and (iii) the Existing Collateral shall continue to secure the Obligations (as hereinafter defined).

NOW, THEREFORE, in consideration of the mutual covenants and obligations set out herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company, the Lenders and Administrative Agent agree that the Existing Credit Agreement is hereby amended and restated in its entirety as follows:

SECTION 1 DEFINITIONS.

1.1 Definitions.  When used herein the following terms shall have the following meanings:

Account Debtor is defined in the Guaranty and Collateral Agreement.

Account or Accounts is defined in the UCC.

Accumulated Net Income means, as of any date of determination, the accumulated total (but not less than zero) of the Company’s Consolidated Net Income for the period from January 1, 2008 to the end of the most recently completed fiscal year of the Company for which the financial statements described in Section 10.1.1 have been delivered, treating such period as a single accounting period.

Acquisition means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of all or substantially all of any business or division of a Person, (b) the acquisition of in excess of 50% of the Capital Securities of any Person, or otherwise causing any Person to become a Subsidiary or (c) a merger or consolidation or any other combination with another Person (other than a Person that is already a Subsidiary).

Adjusted Borrowing Base means the Borrowing Base less that portion thereof attributable to the Orderly Liquidation Value of Equipment.

Administrative Agent means Bank of America, as successor by merger to LaSalle, in its capacity as administrative agent for the Lenders hereunder and any successor thereto in such capacity.

Affected Loan - see Section 8.3.

Affiliate of any Person means (a) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person, (b) any officer or director of such Person and (c) with respect to any Lender, any entity administered or managed by such Lender or an Affiliate or investment advisor thereof and which is engaged in making, purchasing, holding or otherwise investing in commercial loans.  A Person shall be deemed to be “controlled by” any other Person if such Person possesses, directly or indirectly, power to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managers or power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.  Unless expressly stated otherwise herein, neither the Administrative Agent nor any Lender shall be deemed an Affiliate of any Loan Party.

Agreement - see the Preamble.

Applicable Margin means, for any day, the rate per annum equal to:  (i) for LIBOR Loans, the LIBOR Margin and (ii) for Base Rate Loans, the Base Rate Margin.

Asset Disposition means the sale, lease, assignment or other transfer for value (each, a “Disposition”) by any Loan Party to any Person (other than a Loan Party) of any asset or right of such Loan Party (including, the loss, destruction or damage of any thereof or any actual or threatened (in writing to any Loan Party) condemnation, confiscation, requisition, seizure or taking thereof) other than (a) the Disposition of any asset which is to be replaced, and is in fact replaced, within 180 days with other like assets, and (b) the sale or lease of Inventory in the ordinary course of business.

Assignee - see Section 15.6.1.

Assignment Agreement - see Section 15.6.1.

Attorney Costs means, with respect to any Person, all reasonable fees and charges of any counsel to such Person, the reasonable allocable cost of internal legal services of such Person, all reasonable disbursements of such internal counsel and all court costs and similar legal expenses.

Available Amount means, on any date of determination (a) the sum of (i) $50,000,000 plus (ii) fifty percent (50%) of Accumulated Net Income on such date minus (b) the sum of (i) all Permitted Redemptions made on or after January 1, 2008 plus (ii) all Permitted Minority Investments made on or after January 1, 2008.

Availability Percentage means the numerical percentage equivalent of the fraction, the numerator of which is the Revolving Outstandings and the denominator of which is the Adjusted Borrowing Base based upon, and determined as of the date of, the most recent Borrowing Base

Certificate furnished by the Company to the Administrative Agent from time to time and as of the date of any request by Company for a Revolving Loan.

Bank of America – see the Preamble.

Bank Product Agreements means those certain cash management service agreements entered into from time to time between any Loan Party and a Lender or its Affiliates in connection with any of the Bank Products.

Bank Product Obligations means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by the Loan Parties to any Lender or its Affiliates pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that a Loan Party is obligated to reimburse to the Administrative Agent or any Lender as a result of the Administrative Agent or such Lender purchasing participations or executing indemnities or reimbursement obligations with respect to the Bank Products provided to the Loan Parties pursuant to the Bank Product Agreements.

Bank Products means any service or facility extended to any Loan Party by any Lender or its Affiliates including:  (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH Transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) Hedging Agreements.

Base Rate means, for any day, a rate per annum equal to the sum of (a) the highest of (i) the Federal Funds Rate plus 0.50%, (ii) the Prime Rate; and (iii) except during a LIBOR Unavailability Period, the LIBOR Rate plus 2.00%, plus (b) the Market Disruption Spread, if any.

Base Rate Loan means any Loan which bears interest at or by reference to the Base Rate.

Base Rate Margin means the rate per annum in effect and subject to adjustment from time to time as set forth in the Pricing Grid.

Borrowing Base means an amount equal to the total of (a) 75% of the book value of all Eligible Accounts plus (b) 50% of the book value of all Eligible Inventory plus (c) 80% of the Orderly Liquidation Value of Equipment.  Upon the request of the Company and the receipt by Lenders of acceptable field exams, Lenders may, in their sole discretion, increase such advance rates.

Borrowing Base Certificate means a certificate substantially in the form of Exhibit C.

Brownsville Facility means that facility currently owned and occupied by Titan Tire Corporation of Texas as its principal place of business, located at 6700 Paredes Line Road, Brownsville, Texas.

Bryan Facility means that facility currently owned and occupied by Titan Tire Corporation of Bryan as its principal place of business located at 927 South Union Street, Bryan, Ohio.

BSA - see Section 10.4.

Business Day means any day on which Bank of America is open for commercial banking business in Chicago, Illinois and, in the case of a Business Day which relates to a LIBOR Loan or the LIBOR Rate, on which dealings are carried on in the London interbank eurodollar market.

Capital Expenditures means all expenditures which, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of the Company, including expenditures in respect of Capital Leases, but excluding expenditures made in connection with (a) the Giant OTR Project and (b) the replacement, substitution or restoration of assets to the extent financed (i) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored or (ii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced.

Capital Lease means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by such Person that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person.

Capital Securities means, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued or acquired after the Restatement Date, including common shares, preferred shares, membership interests in a limited liability company, limited or general partnership interests in a partnership, interests in a Trust, interests in other unincorporated organizations or any other equivalent of such ownership interest.

Cash Collateralize means to deliver one hundred five percent (105%) of the L/C Obligations from time to time outstanding to the Administrative Agent, to be held as cash collateral for the L/C Obligations, pursuant to documentation satisfactory to the Administrative Agent.  Derivatives of such term have corresponding meanings.

Change of Control means any of the following:  (a) any person or group of persons (within the meaning of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended) of 30% or more of the issued and outstanding shares of Capital Securities of the Company have the right to vote for the election of directors of the Company under ordinary circumstances; (b) during any period of twelve (12) consecutive calendar months, individuals who at the beginning of such period constituted the board of directors of the Company (together with any new directors whose election by the board of directors of the Company or whose nomination for election by the stockholders of the Company was approved by a vote of a least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose elections or nomination for election was previously so approved) cease for any reason other than retirement, death or disability to constitute a majority of the directors then in office, or (c) the Company shall cease to own and control, directly or indirectly, all of the economic and voting rights associated with all of the outstanding Capital Securities of any Domestic Subsidiary.

Closing Date means the closing date under the Existing Credit Agreement, which was July 23, 2004.

Code means the Internal Revenue Code, as amended.

Collateral Access Agreement means an agreement in form and substance reasonably satisfactory to the Administrative Agent pursuant to which a mortgagee or lessor of real property on which collateral is stored or otherwise located, or a warehouseman, processor or other bailee of Inventory or other property owned by any Loan Party, acknowledges the Liens of the Administrative Agent and waives any Liens held by such Person on such property, and, in the case of any such agreement with a mortgagee or lessor, permits the Administrative Agent reasonable access to and use of such real property following the occurrence and during the continuance of an Event of Default to assemble, complete and sell any collateral stored or otherwise located thereon.

Collateral Documents means, collectively, the Guaranty and Collateral Agreement, each Mortgage, each Collateral Access Agreement, each Perfection Certificate, each control agreement and any other agreement or instrument pursuant to which the Company, any Subsidiary or any other Person grants or purports to grant collateral to the Administrative Agent for the benefit of the Lenders or otherwise relates to such collateral.

Commitment means, as to any Lender, such Lender’s commitment to make Loans and to issue or participate in Letters of Credit, under this Agreement.  The amount of each Lender’s Commitment to make Loans is set forth on Annex A attached hereto as may be amended, if at all, and attached hereto from time to time.

Common Stock means the existing class of common stock of the Company.

Company - see the Preamble.

Compliance Certificate means a Compliance Certificate in substantially the form of Exhibit B.

Computation Period means each period of four consecutive Fiscal Quarters ending on the last day of a Fiscal Quarter.

Consolidated Net Income means, with respect to the Company for any period, as computed on a consolidated basis, the net income (or loss) of the Loan Parties for such period excluding any gains or losses from Asset Dispositions, any extraordinary gains or losses and any gains or losses from discontinued operations.

Contingent Liability means, with respect to any Person, each obligation and liability of such Person and all such obligations and liabilities of such Person incurred pursuant to any agreement, undertaking or arrangement by which such Person:  (a) guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, dividend, obligation or other liability of any other Person in any manner (other than by endorsement of instruments in the course of collection), including any indebtedness, dividend or other obligation which may be issued or incurred at some future time; (b) guarantees the payment of dividends or other distributions upon the Capital Securities of any other Person; (c) undertakes or agrees (whether contingently or otherwise):  (i) to purchase, repurchase, or otherwise acquire any indebtedness, obligation or liability of any other Person or any property or assets constituting security therefor, (ii) to advance or provide funds for the payment or discharge of any indebtedness, obligation or liability of any other Person (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, working capital or other financial condition of any other Person, or (iii) to make payment to any other Person other than for value received; (d) agrees to lease property or to purchase securities, property or services from such other Person with the purpose or intent of assuring the owner of such indebtedness or obligation of the ability of such other Person to make payment of the indebtedness or obligation; (e) to induce the issuance of, or in connection with the issuance of, any letter of credit for the benefit of such other Person; or (f) undertakes or agrees otherwise to assure a creditor against loss.  The amount of any Contingent Liability shall (subject to any limitation set forth herein) be deemed to be the outstanding principal amount (or maximum permitted principal amount, if larger) of the indebtedness, obligation or other liability guaranteed or supported thereby.

Controlled Group means all members of a controlled group of corporations, all members of a controlled group of trades or businesses (whether or not incorporated) under common control and all members of an affiliated service group which, together with the Company or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

Debt of any Loan Party means, without duplication, (a) all indebtedness of such Loan Party, (b) all borrowed money of such Loan Party, whether or not evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Loan Party as lessee under Capital Leases which have been or should be recorded as liabilities on a balance sheet of such Loan Party in accordance with GAAP, (d) all obligations of such Loan Party to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business), (e) all indebtedness secured by a Lien on the property of such Loan Party, whether or not such indebtedness shall have been assumed by such Loan Party; provided that if such Loan Party has not assumed or otherwise become liable for such indebtedness, such indebtedness shall be measured at the fair market value of such property securing such indebtedness at the time of determination, (f) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn), bankers’ acceptances and similar obligations issued for the account of such Loan Party (including the Letters of Credit), (g) all Hedging Obligations of such Loan Party, (h) all Contingent Liabilities of such Loan Party and (i) all Debt of any partnership of which such Loan Party is a general partner.

Default means any event that, if it continues uncured, will, with lapse of time or notice or both, constitute an Event of Default.

Defaulting Lender means any Lender that (a) has failed to fund any portion of the Loans or participations in L/C Obligations required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder unless such failure has been cured, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute or unless such failure has been cured, or (c) has been deemed insolvent by the Administrative Agent which shall immediately notify the Company upon making such determination, or become the subject of a bankruptcy or insolvency proceeding.

Designated Proceeds - see Section 6.2.2(a).

Domestic Subsidiaries means any Subsidiary of the Company (excluding any Immaterial Subsidiary) organized under the laws of the United States or any state thereof, including, but not limited to, Titan Tire Corporation, an Illinois corporation, Titan Tire Corporation of Freeport, an Illinois corporation, Titan Tire Corporation of Bryan, an Ohio corporation, Titan Wheel Corporation of Illinois, an Illinois corporation and Titan Wheel Corporation of Virginia, a Virginia corporation.

Dollar and the sign “$” mean lawful money of the United States of America.

EBIT means, for any period, Consolidated Net Income for such period plus all amounts deducted in arriving at such Consolidated Net Income amount for such period for Interest Expense and for foreign, federal, state and local income tax expense.

EBITDA means, for any period, Consolidated Net Income for such period plus, to the extent deducted in determining such Consolidated Net Income, Interest Expense, federal, state and local income tax expense, depreciation and amortization for such period.

Eligible Account means an Account owing to the Company or any Domestic Subsidiary which meets each of the following requirements:

(a)           it arises from the sale or lease of goods or the rendering of services which have been fully performed by the Company or the applicable Domestic Subsidiary;

(b)           it (i) is, subject to a perfected, first priority Lien in favor of the Administrative Agent and (ii) is not subject to any other assignment, claim or Lien;

(c)           it is a valid, legally enforceable and unconditional obligation of the Account Debtor with respect thereto, and is not subject to the fulfillment of any condition whatsoever or any counterclaim, set off, or adjustment by the Account Debtor outside of the ordinary course of business with respect thereto;

(d)           there is no bankruptcy, insolvency or liquidation proceeding pending by or against the Account Debtor with respect thereto;

(e)           the Account Debtor (except for Titan Europe and its wholly-owned subsidiaries) with respect thereto is a resident or citizen of, and is located within, the United States, unless the sale of goods or services giving rise to such Account is on letter of credit, banker’s acceptance or other credit terms reasonably satisfactory to the Administrative Agent;

(f)           it arises in the ordinary course of business of the Company or the applicable Domestic Subsidiary;

(g)           if the Account Debtor is the United States or any department, agency or instrumentality thereof, the Company or the applicable Domestic Subsidiary has assigned its right to payment of such Account to the Administrative Agent pursuant to the Assignment of Claims Act of 1940 (but which Assignment shall not be filed by the Administrative Agent except upon the occurrence of an Event of Default);

(h)           if the Account is evidenced by chattel paper or an instrument, the originals of such chattel paper or instrument shall have been endorsed and/or assigned and delivered to the Administrative Agent or, in the future case of electronic chattel paper, shall be in the control of the Administrative Agent, in each case  in a manner satisfactory to the Administrative Agent;

(i)           the Account Debtor with respect thereto is not the Company or an Affiliate (except for Titan Europe and its wholly-owned subsidiaries) of the Company; and

(j)           all of the applicable representations and warranties with respect to such Account that are contained in any of the Loan Documents remain true and correct.

An Account which is at any time an Eligible Account, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be an Eligible Account.

Eligible Inventory means Inventory of the Company or any Domestic Subsidiary which meets each of the following requirements:

(a)           it (i) is subject to a perfected, first priority Lien in favor of the Administrative Agent and (ii) is not subject to any other assignment, claim or Lien;

(b)           it is salable and not obsolete or discontinued;

(c)           it is not Inventory produced in violation of the Fair Labor Standards Act and subject to the “hot goods” provisions contained in Title 29 U.S.C. §215;

(d)           it is not subject to any agreement or license which would restrict the Administrative Agent’s ability to sell or otherwise dispose of such Inventory;

(e)           it is located in the United States or in any territory or possession of the United States that has adopted Article 9 of the Uniform Commercial Code;

(f)           it does not materially breach any of the representations, warranties or covenants pertaining to Inventory set forth in the Loan Documents; and

(g)           it has a value not in excess of $30,000,000 in the aggregate if it is stored outside of the Mortgaged Real Property, the Freeport Facility, the Bryan Facility, the Brownsville Facility and the Virginia Facility.

Inventory which is at any time Eligible Inventory but which subsequently fails to meet any of the foregoing requirements shall forthwith cease to be Eligible Inventory.

Environmental Claims means all claims, however asserted, by any governmental, regulatory or judicial authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.

Environmental Laws means all present or future federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative or judicial orders, consent agreements, directed duties, requests, licenses, authorizations and permits of, and agreements with, any governmental authority, in each case relating to any matter arising out of or relating to public health and safety, or pollution or protection of the environment or workplace, including any of the foregoing relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, discharge, emission, release, threatened release, control or cleanup of any Hazardous Substance.

Equipment shall mean all machinery and equipment now owned or hereafter acquired by an Obligor and located at the principal place of business of an Obligor, including all such Obligor’s processing equipment, conveyors, machine tools and all engineering, processing and manufacturing equipment, office machinery, furniture, tools, attachments, accessories, molds, dies, stamps, and other machinery and equipment, but not including any motor vehicles or other titled assets.

ERISA means the Employee Retirement Income Security Act of 1974.

Escrow Agent means Attorney’s Title Guaranty Fund, Inc.

Escrow Agreement means that certain Escrow Agreement dated as of August 31, 2005, as amended, among the Administrative Agent, the Loan Parties and the Escrow Agent.

Event of Default means any of the events described in Section 13.1.

Excluded Taxes means taxes based upon, or measured by, the Lender’s or the Administrative Agent’s (or a branch of the Lender’s or the Administrative Agent’s) overall net income, overall net receipts, or overall net profits (including franchise taxes imposed in lieu of such taxes), but only to the extent such taxes are imposed by a taxing authority (a) in a jurisdiction in which such Lender or the Administrative Agent is organized, (b) in a jurisdiction which the Lender’s or the Administrative Agent’s principal office is located, or (c) in a jurisdiction in which such Lender’s or the Administrative Agent’s lending office (or branch) in respect of which payments under this Agreement are made is located.

Existing Credit Agreement - see the Preamble.

Existing Lenders - see the Preamble.

Existing Loan Documents - see the Preamble.

Existing Revolving Loans - see the Preamble.

Federal Funds Rate means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a

Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.  The Administrative Agent’s determination of such rate shall be binding and conclusive absent manifest error.

Fee Letter means the fee letter dated November 25, 2008 between the Administrative Agent and the Company.

Fiscal Quarter means a fiscal quarter of a Fiscal Year.

Fiscal Year means the fiscal year of the Company and its Subsidiaries, which period shall be the 12-month period ending on December 31st of each year.  References to a Fiscal Year with a number corresponding to any calendar year (e.g., “Fiscal Year 2004”) refer to the Fiscal Year ending on December 31st of such calendar year.

Fixed Charge Coverage Ratio means commencing January 1, 2004, for any Computation Period, the ratio of (a) the total for such period of EBITDA of the Obligors minus the sum of income taxes paid in cash by the Obligors and all unfinanced Capital Expenditures of the Obligors to (b) the sum for such period of (i) cash Interest Expense of the Obligors plus (ii) required payments of principal of Funded Debt of the Obligors (excluding the Revolving Loans) during such period.

Foreign Affiliate Loans means the loans made by Titan Luxembourg S.A.R.L. and Titan International Luxembourg S.A.R.L. to the Company in an aggregate principal amount not to exceed $50,000,000.

Foreign Subsidiary means any Subsidiaries organized under the laws of a jurisdiction outside of the United States of America.

Freeport Facility means that facility currently owned and occupied by Titan Tire Corporation of Freeport as its principal place of business located at 3769 Route 20 East, Freeport, Illinois.

FRB means the Board of Governors of the Federal Reserve System or any successor thereto.

Funded Debt means, as to any Loan Party, all Debt of such Loan Party that matures more than one year from the date of its creation (or is renewable or extendible, at the option of such Person, to a date more than one year from such date).

GAAP means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession) and the SEC, which are applicable to the circumstances as of the date of determination; provided, that the Company may, upon not less than sixty (60) days prior written notice to the Administrative Agent, make a one-time election to switch to IFRS, if permitted to do so by the SEC in its filings with the SEC; and following such election, “GAAP” shall mean IFRS; provided further, however, that (a) such notice of its change to IFRS shall be accompanied by a description in reasonable detail of any material variation between the application of accounting principles under GAAP and the application of accounting principles under IFRS in calculating the financial covenants under Section 11.14 hereof and the reasonable estimates of the difference between such calculations arising as a consequence thereof, and (b) if such change is deemed by the Administrative Agent to be material, such change shall not be effective for purposes of calculating the financial covenants hereunder until the Company and the Required Lenders have agreed upon amendments to the financial covenants contained herein to reflect any change in such basis.  After such election, the Company cannot subsequently elect to report under U.S. generally accepted accounting principles.

GE Capital - see the Preamble.

Giant OTR Project means the building and equipment expenditures for the Bryan Facility used for the production of 57-inch and 63-inch giant radial tires.

Group - see Section 2.2.1.

Guaranty and Collateral Agreement means the Guaranty and Collateral Agreement dated as of the Closing Date executed and delivered by the Loan Parties, together with any joinders and/or amendments thereto or reaffirmations thereof (including the Reaffirmation Agreement) and any other guaranty and collateral agreement executed by a Loan Party, in each case in form and substance satisfactory to the Administrative Agent.

Hazardous Substances means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, dielectric fluid containing levels of polychlorinated biphenyls, radon gas and mold; (b) any chemicals, materials, pollutant or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous substances”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, “pollutants” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, the exposure to, or release of which is prohibited, limited or regulated by any governmental authority or for which any duty or standard of care is imposed pursuant to, any Environmental Law.

Hedging Agreement means any interest rate, currency or commodity swap agreement, cap agreement or collar agreement, and any other agreement or arrangement designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices.

Hedging Obligation means, with respect to any Person, any liability of such Person under any Hedging Agreement.  The amount of any Person’s obligation in respect of any Hedging Obligation shall be deemed to be the incremental obligation that would be reflected in the financial statements of such Person in accordance with GAAP.

IFRS means the International Financial Reporting Standards issued and/or adopted by the International Accounting Standards Board, as in effect from time to time.

Immaterial Subsidiary means any Domestic Subsidiary that as of the most recently ended fiscal quarter has gross assets (excluding, in the case of Titan Tire Corporation of Texas, the Brownsville Facility) of less than $10,000,000.  As of the Restatement Date, the only Immaterial Subsidiaries are listed on Schedule 1.1.

Increase Effective Date - see Section 2.1.2(d).

Indemnified Liabilities - see Section 15.17.

Interest Expense means for any period the consolidated interest expense of the Company and its Subsidiaries for such period (including all imputed interest on Capital Leases).

Interest Period means, as to any LIBOR Loan, the period commencing on the date such Loan is borrowed or continued as, or converted into, a LIBOR Loan and ending on the date one, two or three months thereafter as selected by the Company pursuant to Section 2.2.2 or 2.2.3, as the case may be; provided that:

(a)           if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

(b)           any Interest Period that begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)           the Company may not select any Interest Period for a Revolving  Loan which would extend beyond the scheduled Termination Date.

Inventory is defined in the Guaranty and Collateral Agreement.

Investment means, with respect to any Person, any investment in another Person, whether by acquisition of any debt or Capital Security, by making any loan or advance, by becoming obligated with respect to a Contingent Liability in respect of obligations of such other Person (other than travel and similar advances to employees in the ordinary course of business) or by making an Acquisition.

ISP means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

Issuer Documents means with respect to any Letter of Credit, the L/C Application, and any other document, agreement and instrument entered into by the Issuing Lender and the Company (or any Subsidiary) or in favor of the Issuing Lender and relating to such Letter of Credit.

Issuing Lender means Bank of America, in its capacity as the issuer of Letters of Credit hereunder, or any Affiliate of Bank of America that may from time to time issue Letters of Credit, and their successors and assigns in such capacity, and includes Bank of America, as successor by merger to LaSalle, with respect to the Existing Letters of Credit.

LaSalle - see the Preamble.

L/C Application means, with respect to any request for the issuance of a Letter of Credit, a letter of credit application in the form being used by the Issuing Lender at the time of such request for the type of letter of credit requested.

L/C Fee Rate means the rate per annum in effect and subject to adjustment from time to time as set forth in the Pricing Grid.

L/C Obligations means, as of any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all unreimbursed payments and disbursements under such Letters of Credit.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 2.4.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

Lender - see the Preamble.  References to the “Lenders” shall include the Issuing Lender; for purposes of clarification only, to the extent that Bank of America (or any successor Issuing Lender) may have any rights or obligations in addition to those of the other Lenders due to its status as Issuing Lender, its status as such will be specifically referenced.  In addition to the foregoing, for the purpose of identifying the Persons entitled to share in the collateral and the proceeds thereof under, and in accordance with the provisions of, this Agreement and the Collateral Documents, the term “Lender” shall include Affiliates of a Lender providing a Bank Product.

Lender Party - see Section 15.17.

Letter of Credit - see Section 2.1.3.

Letter of Credit Expiration Date means the day that is seven days prior to the Termination Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

LIBOR Loan means any Loan which bears interest at a rate determined by reference to the LIBOR Rate and that is not a Base Rate Loan.

LIBOR Margin means the rate per annum in effect and subject to adjustment from time to time as set forth in the Pricing Grid.

LIBOR Office means with respect to any Lender the office or offices of such Lender which shall be making or maintaining the LIBOR Loans of such Lender hereunder.  A LIBOR Office of any Lender may be, at the option of such Lender, either a domestic or foreign office.

LIBOR Rate means (a) for any Interest Period with respect to a LIBOR Loan, the sum of (i) the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, or if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBOR Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period plus (ii) the Market Disruption Spread, if any, at the time of determination; and (b) for any interest rate calculation with respect to a Base Rate Loan, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m., London time on the date of determination (provided that if such day is not a Business Day, the next preceding Business Day) for Dollar deposits being delivered in the London interbank market for a term of one month commencing in two Business Days or (ii) if such published rate is not available at such time for any reason, the rate determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery in two Business

Days in same day funds in the approximate amount of the Base Rate Loan being made, continued or converted by Bank of America and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination.  Notwithstanding the foregoing, in no event shall the LIBOR Rate be less than one and one half percent (1.50%) per annum.

LIBOR Unavailability Period means any period of time during which a notice delivered to the Company in accordance with Section 8.2(a) shall remain in force and effect.

Lien means, with respect to any Person, any interest granted by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person (including an interest in respect of a Capital Lease) which secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, title retention lien, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.

Loan Documents means this Agreement, the Notes, the Letters of Credit, the Letter of Credit Applications, the Issuer Documents, the Fee Letter, the Collateral Documents, the Subordination Agreements and all amendments, modifications, restatements, replacements or substitutions thereof along with all documents, instruments and agreements delivered in connection with any of the foregoing.

Loan Party means the Company, each Domestic Subsidiary and any other entity that is required to become a guarantor of the Obligations pursuant to the terms of Section 10.9.

Loan or Loans means, as the context may require, Revolving Loans.

Mandatory Prepayment Event - see Section 6.2.2(a).

Margin Stock means any “margin stock” as defined in Regulation U.

Market Disruption Spread means zero unless a notice delivered pursuant to Section 8.2(b) is in effect, in which case, such spread shall be a rate per annum equal to 1.50%.

Material Adverse Effect means (a) a material adverse change in, or a material adverse effect upon, the financial condition, operations, assets, business, properties or prospects of the Obligors taken as a whole, (b) a material impairment of the ability of any Obligor to perform any of the Obligations under any Loan Document or (c) a material adverse effect upon any of the collateral under the Collateral Documents or upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document.  Without limiting the foregoing, any event or occurrence adverse to one or more Obligors which results or could reasonably be expected to result in costs and/or liabilities and/or loss of revenues, individually or in the aggregate, to any Obligor in any 30-day period in excess of 50% of the sum of (a) the net amount available to be drawn on the date of determination under the Revolving Credit Commitment, plus (b) the available cash and unrestricted cash equivalents of Obligors on such date, shall be deemed to have had a Material Adverse Effect.

Material Debt means any Debt with an outstanding principal amount of greater than $25,000,000; provided that to the extent such Debt is owed to suppliers of the Loan Parties and was incurred in the ordinary course of business, such Debt shall not be deemed to be Material Debt.

Mortgage means the mortgages, deeds of trust, or similar instruments granting the Administrative Agent a Lien on real property owned by the Company in Quincy, Illinois and by Titan Tire Corporation in Des Moines, Iowa.

Mortgaged Real Property means the real property of each of the Company and Titan Tire Corporation identified in the Mortgages and located in Quincy, Illinois and Des Moines, Iowa.

Multiemployer Pension Plan means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Company or any other member of the Controlled Group may have any liability.

Net Cash Proceeds means:

(a)
with respect to any Asset Disposition, the aggregate cash proceeds (including cash proceeds received pursuant to policies of insurance or by way of deferred payment of principal pursuant to a note, installment receivable or otherwise, but only as and when received) received by any Loan Party pursuant to such Asset Disposition net of (i) the direct costs relating to such sale, transfer or other disposition (including sales commissions and legal, accounting and investment banking fees), (ii) taxes paid or reasonably estimated by the Company to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (iii) amounts required to be applied to the repayment of any Debt secured by a Lien on the asset subject to such Asset Disposition (other than the Loans);

(b)
with respect to any issuance of Capital Securities, the aggregate cash proceeds received by any Loan Party pursuant to such issuance, net of the direct costs relating to such issuance (including sales and underwriters’ commissions); and

(c)
with respect to any issuance of Debt, the aggregate cash proceeds received by any Loan Party pursuant to such issuance, net of the direct costs of such issuance (including up-front, underwriters’ and placement fees).

Non-U.S. Participant - see Section 7.6(d).

Non-Use Fee Rate means one-half of one percent (0.50%).

Note means a promissory note substantially in the form of Exhibit A.

Notice of Borrowing - see Section 2.2.2.

Notice of Conversion/Continuation - see Section 2.2.3.

Obligors shall mean the Company, its Domestic Subsidiaries and the Immaterial Subsidiaries.

Obligations means all obligations (monetary (including post-petition interest, allowed or not) or otherwise) of any Loan Party under this Agreement and any other Loan Document including Attorney Costs and any reimbursement obligations of each Loan Party in respect of L/C Obligations and surety bonds, all Hedging Obligations permitted hereunder which are owed to any Lender, and all Bank Products Obligations, all in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due.

OFAC - see Section 10.4.

Orderly Liquidation Value shall mean (a) the in place orderly liquidation value, as determined by the most recent appraisal prepared for Lenders, or (b) in the case of assets not subject to such appraisals, the book value of such assets.

Outstanding Existing Revolving Loan Balance – see Section 2.1.1.

Operating Lease means any lease of (or other agreement conveying the right to use) any real or personal property by any Loan Party, as lessee, other than any Capital Lease.

PBGC means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

Participant - see Section 15.6.2.

Pension Plan means a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA or the minimum funding standards of ERISA (other than a Multiemployer Pension Plan), and as to which the Company or any member of the Controlled Group may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

Perfection Certificate means any UCC-1 financing statement or amendment thereto, assignment, control agreement or other like instrument filed, signed or delivered to a secured creditor to perfect a Lien or security interest in personal property pledged as collateral pursuant to, and as required by, the Illinois Commercial Code or other applicable law related thereto.

Permitted Lien means a Lien expressly permitted hereunder pursuant to Section 11.2.

Permitted Minority Investments means all investments, however so held, to acquire, purchase or obtain interests of less than 50% in Persons engaged in the tire and/or wheel business made by the Obligors pursuant to Section 11.11(c).

Permitted Redemptions means all voluntary prepayments, purchases, repurchases and redemptions of the Company’s Common Stock or Senior Notes made by the Company pursuant to Section 11.4(vi).

Permitted Refinancing means any renewal, extension, refunding, refinancing, replacement, defeasance or discharge of the Senior Notes or other Material Debt by the Company or any of its Subsidiaries, so long as the principal amount thereof is not increased nor the weighted average life to maturity thereof decreased.

Person means any natural person, corporation, partnership, trust, limited liability company, association, governmental authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity.

Pricing Grid shall mean the pricing set forth below based on the Availability Percentage:

Availability                                                      Base Rate                                LIBOR                      L/C
Percentage                                                      Margin                                Margin                      Fee Rate

Less than or equal to 20%                                    0%                                2.00%                      2.00%

Greater than 20% and less
than or equal to 40%                                         0.25%                                2.25%                      2.25%

Greater than 40% and less
than or equal to 60%                                         0.50%                                2.50%                      2.50%

Greater than 60% and less
than or equal to 80%                                         0.75%                                2.75%                      2.75%

Greater than 80%                                                1.00%                                3.00%                      3.00%

Prime Rate means, for any day, the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its prime commercial rate (whether or not such rate is actually charged by the Administrative Agent), which is not intended to be the

Administrative Agent’s lowest or most favorable rate of interest at any one time.  Any change in the Prime Rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change; provided that the Administrative Agent shall not be obligated to give notice of any change in the Prime Rate.

Pro Rata Share means:

(a)
with respect to a Lender’s obligation to make Revolving Loans, participate in L/C Obligations, reimburse the Issuing Lender, and receive payments of principal, interest, fees, costs, and expenses with respect thereto, (x) prior to the Revolving Commitment being terminated or reduced to zero, the percentage, carried out to nine decimal places, obtained by dividing (i) such Lender’s Commitment, by (ii) the aggregate Revolving Commitment of all Lenders and (y) from and after the time the Revolving Commitment has been terminated or reduced to zero, the percentage, carried out to nine decimal places, obtained by dividing (i) the aggregate unpaid principal amount of such Lender’s Revolving Outstandings by (ii) the aggregate unpaid principal amount of all Revolving Outstandings;

(b)
with respect to all other matters as to a particular Lender, the percentage, carried out to nine decimal places, obtained by dividing (i) such Lender’s Commitment, by (ii) the aggregate amount of Revolving Commitment of all Lenders; provided that in the event the Commitments have been terminated or reduced to zero, Pro Rata Share shall be the percentage, carried out to nine decimal places, obtained by dividing (A) the principal amount of such Lender’s Revolving Outstandings by (B) the principal amount of all outstanding Revolving Outstandings.

Reaffirmation Agreement means the Reaffirmation and Amendment to Guaranty and Collateral Agreement dated as of the Restatement Date by and among the Loan Parties and the Administrative Agent.

Regulation D means Regulation D of the FRB.

Regulation U means Regulation U of the FRB.

Reportable Event means a reportable event as defined in Section 4043 of ERISA and the regulations issued thereunder as to which the PBGC has not waived the notification requirement  of Section 4043(a), or the failure of a Pension Plan to meet the minimum funding standards of Section 412 of the Code (without regard to whether the Pension Plan is a plan described in Section 4021(a)(2) of ERISA) or under Section 302 of ERISA.

Required Lenders means, at any time, Lenders whose Pro Rata Shares exceed 66⅔%; provided that the Pro Rata Share held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

Restatement Date - see Section 12.1.

Revolving Commitment means $150,000,000, as reduced from time to time pursuant to Section 6.1 or increased from time to time pursuant to Section 2.1.2.

Revolving Loan - see Section 2.1.1.

Revolving Loan Availability means that the lesser of (i) the Revolving Commitment, and (ii) the Borrowing Base.

Revolving Loan Excess Availability means, at any time, the Revolving Loan Availability minus Revolving Outstandings.

Revolving Outstandings means, at any time, the sum of (a) the aggregate principal amount of all outstanding Revolving Loans, plus (b) the L/C Obligations.

SEC means the Securities and Exchange Commission or any other governmental authority succeeding to any of the principal functions thereof.

Senior Note Indenture means the Indenture dated as of December 28, 2006 between the Company, each of the guarantors party thereto, and U.S. Bank National Association, as trustee.

Senior Notes means the $200,000,000 Senior Unsecured Notes due 2012 issued by the Company in 2006 pursuant to the Senior Note Indenture.

Senior Officer means, with respect to any Loan Party, any of the chief executive officer, the chief financial officer, the chief operating officer, secretary or the treasurer of such Loan Party.

Subordinated Debt means the Foreign Affiliate Loans and any other unsecured consensual Debt of the Company which has subordination terms, covenants, pricing and other terms which have been approved in writing by the Required Lenders.

Subordinated Debt Documents means all documents and instruments relating to the Subordinated Debt and all amendments and modifications thereof.

Subordination Agreements means all subordination agreements executed by a holder of Subordinated Debt in favor of the Administrative Agent and the Lenders from time to time on or after the Closing Date.

Subsidiary means, with respect to any Person, a corporation, partnership, limited liability company or other entity of which such Person owns, directly or indirectly, such number of outstanding Capital Securities as have more than 50% of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity.  Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of the Company.

Taxes means any and all present and future taxes, duties, levies, imposts, deductions, assessments, charges or withholdings, and any and all liabilities (including interest and penalties and other additions to taxes) with respect to the foregoing, but excluding Excluded Taxes.

Terminated Lender – see Section 5.1.2.

Termination Date means the earlier to occur of (a) January 30, 2012; or (b) such other date on which the Commitment terminates pursuant to Section 6 or 13.

Termination Event means, with respect to a Pension Plan that is subject to Title IV of ERISA, (a) a material Reportable Event, (b) the withdrawal of Company or any other member of the Controlled Group from such Pension Plan during a plan year in which Company or any other member of the Controlled Group was a “substantial employer” as defined in Section 4001(a)(2) of ERISA which has a Material Adverse Effect, or was deemed such under Section 4068(f) of ERISA, (c) the termination of such Pension Plan, the filing of a notice of intent to terminate the Pension Plan or the treatment of an amendment of such Pension Plan as a termination under Section 4041 of ERISA which has a Material Adverse Effect, (d) the institution by the PBGC of proceedings to terminate such Pension Plan which has a Material Adverse Effect or (e) any event or condition that might constitute grounds under Section 4042 of ERISA for the termination of, or appointment of a trustee to administer, such Pension Plan which has a Material Adverse Effect.

Titan Europe means Titan Europe Plc, a United Kingdom company, whose principal activity is manufacturing and selling steel wheels, undercarriage components and assemblies for tracked and wheeled “off road” vehicles in the agricultural, construction, and mining industries.

Total Plan Liability means, at any time, the present value of all vested and unvested accrued benefits under all Pension Plans, determined as of the then most recent valuation date for each Pension Plan, using PBGC actuarial assumptions for single employer plan terminations.

Type - see Section 2.2.1.

UCC is defined in the Guaranty and Collateral Agreement.

Unfunded Liability means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Pension Plans exceeds the fair market value of all assets allocable to those benefits, all determined as of the then most recent valuation date for each Pension Plan, using PBGC actuarial assumptions for single employer plan terminations.

Virginia Facility means that facility currently occupied by Titan Wheel Corporation of  Virginia as its principal place of business located at 227 Allison Gap Road, Saltville, Virginia.

Withholding Certificate - see Section 7.6(d).

Wholly-Owned Subsidiary means, as to any Person, a Subsidiary all of the Capital Securities of which (except directors’ qualifying Capital Securities) are at the time directly or indirectly owned by such Person and/or another Wholly-Owned Subsidiary of such Person.

1.2 Other Interpretive Provisions.  (a)  The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) Section, Annex, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c) The term “including” is not limiting and means “including without limitation.”

(d) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”

(e) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement and the other Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, supplements and other modifications thereto, but only to the extent such amendments, restatements, supplements and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation.

(f) This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters.  All such limitations, tests and measurements are cumulative and each shall be performed in accordance with its terms.

(g) This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Administrative Agent, the Company, the Lenders and the other parties thereto and are the products of all parties.  Accordingly, they shall not be construed against the Administrative Agent or the Lenders merely because of the Administrative Agent’s or Lenders’ involvement in their preparation.

SECTION 2	COMMITMENTS OF THE LENDERS; BORROWING, CONVERSION AND LETTER OF CREDIT PROCEDURES.

2.1 Commitments.  On and subject to the terms and conditions of this Agreement, each of the Lenders, severally and for itself alone, agrees to make loans to, and to issue or participate in letters of credit for the account of, the Company as follows:

2.1.1 Revolving Commitment.  Each Lender with a Revolving Commitment agrees to make loans on a revolving basis (“Revolving Loans”) from time to time until the Termination Date in such Lender’s Pro Rata Share of such aggregate amounts as the Company may request from all Lenders; provided that the Revolving Outstandings will not at any time exceed Revolving Loan Availability.  Each of the parties hereto acknowledges and agrees that the Revolving Outstandings on the Restatement Date are equal to $30,000,000 consisting of $25,000,000 outstanding Revolving Loans and $5,000,000 L/C Obligations (together, the "Outstanding Existing Revolving Loan Balance"); provided, that on the Restatement Date, the Company intends to repay all $25,000,000 of outstanding Revolving Loans.  Each of the parties hereto further acknowledges and agrees that on the Restatement Date, the obligations of the Company with respect to the "Revolving Commitment" and "Revolving Loans" under the Existing Credit Agreement shall continue as the Revolving Commitment and the Revolving Loans, respectively, hereunder. On the Restatement Date, each Revolving Lender will make a Revolving Loan in an amount equal to its Pro Rata Share of the Outstanding Existing Revolving Loan Balance with the proceeds thereof being paid on a pro rata revolving basis, to the extent necessary to properly reflect their respective Revolving Commitments, to Lenders who were Revolving Lenders under the Existing Credit Agreement and who remain Revolving Lenders on and after the Restatement Date.  Within the limits and provisions of this Agreement Company may make such borrowings, repay such advances, and make additional borrowing under the Loan.

2.1.2 Increase in Commitments.

(a) Request for Increase.  Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Company may from time to time, request an increase in the Revolving Commitment by an amount (for all such requests) not exceeding $100,000,000; provided that (i) any such request for an increase shall be in a minimum amount of $50,000,000, and (ii) the Company may make a maximum of two such requests that are accepted by the Lenders.  At the time of sending such notice, the Company (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Administrative Agent).

(b) Lender Elections to Increase.  Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Revolving Commitment and, if so, whether by an amount equal to, greater than, or less than its Pro Rata Share of such requested increase.  Any Lender not responding within such time period shall be deemed to have declined to increase its Revolving Commitment.

(c) Notification by Administrative Agent; Additional Lenders.  The Administrative Agent shall notify the Company and each Lender of the Lenders’ responses to each request made hereunder.

(d) Effective Date and Allocations.  If the Lenders by their collective responses agree to increase their Revolving Commitments by not less than the amount the Company has requested, then on the date that the Administrative Agent and the Company shall agree upon (the “Increase Effective Date”) the Revolving Commitment shall be increased in accordance with the Company’s request, with the final allocation of such increase among the Lenders as agreed by the Company and the Administrative Agent.  The Administrative Agent shall promptly notify the Company and the Lenders of the final allocation of such increase and the Increase Effective Date.  Conversely, if the Lenders do not agree, collectively, to increase their Revolving Commitments in an amount equal to or greater than the Company’s request, there will be no such increase and the Administrative Agent shall so advise the Company.

(e) Conditions to Effectiveness of Increase.  As a condition precedent to such increase, the Company shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date (in a sufficient number to provide an original for each Lender) signed by a Senior Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of the Company, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Section 9 and the other Loan Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.1.2, the representations and warranties contained in Section 9.4 shall be deemed to refer to the most recent financial statements furnished pursuant to Section 10.1.1 or 10.1.2, and (B) no Default exists.  The Company shall execute and deliver to the Lenders as of the Increase Effective Date new Notes in the amount of the increased Revolving Commitment with the Pro Rata Share for each Lender being fixed in accordance with the final allocation as determined above.  Contemporaneously therewith, the Lender shall cancel and return to the Company the Notes which were previously delivered to them.  Simultaneously with the Increase Effective Date, the Company shall be deemed to have borrowed under the new Notes a sum equal to the amount needed to pay off the old/prior notes (including any such due under Section 8.4 so as to reallocate the Revolving Outstandings prior to the increase, pro rata among the Lenders in accordance with each Lender’s Revolving Commitment after the increase.

(f) Conflicting Provisions.  This Section shall supersede any provisions in Sections 2.3, 7.5, or 15.1 to the contrary.

2.1.3 L/C Commitment.  (a)  Subject to Section 2.1.3(b) and Section 2.3.1, the Issuing Lender agrees to issue letters of credit, in each case containing such terms and conditions as are permitted by this Agreement and are reasonably satisfactory to the Issuing Lender (each, a “Letter of Credit”), at the request of and for the account of the Company from time to time before the scheduled Termination Date and, as more fully set forth in Section 2.3.2, each Lender agrees to purchase a participation in each such Letter of Credit; provided that (i) the L/C Obligations shall not at any time exceed $30,000,000, (ii) the Revolving Outstandings shall not at any time exceed Revolving Loan Availability and (iii) the Issuing Lender shall not be required to issue any Letter of Credit at any time that a Defaulting Lender exists unless and until either (a) a New Lender has replaced the Defaulting Lender in accordance with Section 15.1.2 or (b) the Company has made arrangements satisfactory to the Issuing Lender to eliminate any risk to the Issuing Lender from all Defaulting Lenders, including, without limitation, by cash collateralizing the Defaulting Lenders’ Pro Rata Share of all outstanding L/C Obligations.

(b)           The Issuing Lender shall not issue any Letter of Credit, if (i) the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance, unless the Required Lenders have approved such expiry date, or (ii) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.

2.2 Loan Procedures.

2.2.1 Various Types of Loans.  Each Revolving Loan shall be divided into tranches which are either a Base Rate Loan or a LIBOR Loan (each a “Type” of Loan), as the Company shall specify in the related notice of borrowing or conversion pursuant to Section 2.2.2 or 2.2.3.  LIBOR Loans having the same Interest Period which expire on the same day are sometimes called a “Group” or collectively “Groups”.  Base Rate Loans and LIBOR Loans may be outstanding at the same time, provided that not more than eight (8) different Groups of LIBOR Loans shall be outstanding at any one time.  All borrowings, conversions and repayments of Revolving Loans shall be effected so that each Lender will have a ratable share (according to its Pro Rata Share) of all Types and Groups of Loans.  Notwithstanding the foregoing or any other provision of this Agreement, the Company may not select any Interest Period for a LIBOR Loan which is longer than the date or dates selected by the Administrative Agent from time to time for any syndication of the Loans.

2.2.2 Borrowing Procedures.  The Company shall give written notice (each such written notice, a “Notice of Borrowing”) substantially in the form of Exhibit E or telephonic notice (followed immediately by a Notice of Borrowing) to the Administrative Agent of each proposed borrowing not later than (a) in the case of a Base Rate borrowing, 12:00 P.M., Chicago time, on the proposed date of such borrowing, and (b) in the case of a LIBOR Rate borrowing, 12:00 P.M., Chicago time, at least three Business Days prior to the proposed date of such borrowing.  Each such notice shall be effective upon receipt by the Administrative Agent, shall be irrevocable, and shall specify the date, amount and Type of borrowing and, in the case of a LIBOR borrowing, the initial Interest Period therefor.  Promptly upon receipt of such notice, the Administrative Agent shall advise each Lender thereof.  Not later than 1:00 P.M., Chicago time, on the date of a proposed borrowing, each Lender shall provide the Administrative Agent at the office specified by the Administrative Agent with immediately available funds covering such Lender’s Pro Rata Share of such borrowing and, so long as the Administrative Agent has not received written notice that the conditions precedent set forth in Section 11 with respect to such borrowing have not been satisfied, the Administrative Agent shall pay over the funds received by the Administrative Agent to the Company on the requested borrowing date.  Each borrowing shall be on a Business Day.  Each Base Rate borrowing shall be in an aggregate amount of at least Five Hundred Thousand and No/100 Dollars ($500,000.00) and an integral multiple of One Hundred Thousand and No/100 Dollars ($100,000.00), and each LIBOR borrowing shall be in an aggregate amount of at least One Million and No/100 Dollars ($1,000,000.00) and an integral multiple of at least One Hundred Thousand and No/100 Dollars ($100,000.00).

2.2.3 Conversion and Continuation Procedures.  (a)  Subject to Section 2.2.1, the Company may, upon irrevocable written notice to the Administrative Agent in accordance with clause (b) below:

(A) elect, as of any Business Day, to convert any Loans (or any part thereof in an aggregate amount not less than Five Hundred Thousand and No/100 Dollars ($500,000.00) or a higher integral multiple of One Hundred Thousand and No/100 Dollars ($100,000.00) into Loans of the other Type; or

(B) elect, as of the last day of the applicable Interest Period, to continue any LIBOR Loans having Interest Periods expiring on such day (or any part thereof in an aggregate amount not less than One Million and No/100 Dollars ($1,000,000.00) or a higher integral multiple of One Hundred Thousand and No/100 Dollars ($100,000.00) for a new Interest Period;

provided that after giving effect to any prepayment, conversion or continuation, the aggregate principal amount of each Group of LIBOR Loans shall be at least One Million and No/100 Dollars ($1,000,000.00) and an integral multiple of One Hundred Thousand and No/100 Dollars ($100,000.00).

(b) The Company shall give written notice (each such written notice, a “Notice of Conversion/Continuation”) substantially in the form of Exhibit F or telephonic notice (followed immediately by a Notice of Conversion/Continuation) to the

Administrative Agent of each proposed conversion or continuation not later than (i) in the case of conversion into Base Rate Loans, 12:00 P.M., Chicago time, on the proposed date of such conversion and (ii) in the case of conversion into or continuation of LIBOR Loans, 12:00 P.M., Chicago time, at least three Business Days prior to the proposed date of such conversion or continuation, specifying in each case:

(A) the proposed date of conversion or continuation;

(B) the aggregate amount of Loans to be converted or continued;

(C) the Type of Loans resulting from the proposed conversion or continuation; and

(D) in the case of conversion into, or continuation of, LIBOR Loans, the duration of the requested Interest Period therefor.

(c) If upon the expiration of any Interest Period applicable to LIBOR Loans, the Company has failed to select timely a new Interest Period to be applicable to such LIBOR Loans, the Company shall be deemed to have elected to convert such LIBOR Loans into Base Rate Loans effective on the last day of such Interest Period.

(d) The Administrative Agent will promptly notify each Lender of its receipt of a notice of conversion or continuation pursuant to this Section 2.2.3 or, if no timely notice is provided by the Company, of the details of any automatic conversion.

(e) Any conversion of a LIBOR Loan on a day other than the last day of an Interest Period therefor shall be subject to Section 8.4.

2.3 Letter of Credit Procedures.

2.3.1 L/C Applications.  The Company shall give notice to the Administrative Agent and the Issuing Lender of the proposed issuance of each Letter of Credit on a Business Day which is at least three Business Days (or such lesser number of days as the Administrative Agent and the Issuing Lender shall agree in any particular instance in their sole discretion) prior to the proposed date of issuance of such Letter of Credit.  Each such notice shall be accompanied by an L/C Application, duly executed by the Company and in all respects satisfactory to the Administrative Agent and the Issuing Lender, together with such other documentation, including any Issuer Documents, as the Administrative Agent or the Issuing Lender may request in support thereof, it being understood that each L/C Application shall specify, among other things, the date on which the proposed Letter of Credit is to be issued, the expiration date of such Letter of Credit and if such Letter of Credit is to be transferable.  Any Letter of Credit outstanding after the scheduled Termination Date which is Cash Collateralized for the benefit of the Issuing Lender shall be the sole responsibility of the Issuing Lender.  So long as the Issuing Lender has not received written notice that the conditions precedent set forth in Section 12 with respect to the issuance of such Letter of Credit have not been satisfied, the Issuing Lender shall issue such Letter of Credit on the requested issuance date.  The Issuing Lender shall promptly advise the Administrative Agent of the issuance of each Letter of Credit and of any amendment thereto, extension thereof or event or circumstance changing the amount available for drawing thereunder.  In the event of any inconsistency between the terms of the any L/C Application or Issuer Document and the terms of this Agreement, the terms of this Agreement shall control.

2.3.2 Participations in Letters of Credit.  Concurrently with the issuance of each Letter of Credit, the Issuing Lender shall be deemed to have sold and transferred to each Lender with a Revolving Commitment, and each such Lender shall be deemed irrevocably and unconditionally to have purchased and received from the Issuing Lender, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s Pro Rata Share, in such L/C Obligation.  If the Company does not pay any L/C Obligation when due, the Company shall be deemed to have immediately requested that the Lenders make a Revolving Loan which is a Base Rate Loan in a principal amount equal to such L/C Obligation.  The Administrative Agent shall promptly notify such Lenders of such deemed request and, without the necessity of compliance with the requirements of Section 2.2.2, 12.2 or otherwise such Lender shall make available to the Administrative Agent its Pro Rata Share of such Loan.  The proceeds of such Loan shall be paid over by the Administrative Agent to the Issuing Lender for the account of the Company in satisfaction of such reimbursement obligations.  For the purposes of this Agreement, the unparticipated portion of each L/C Obligation shall be deemed to be the Issuing Lender’s “participation” therein.  The Issuing Lender hereby agrees, upon request of the Administrative Agent to deliver to the Administrative Agent a list of all outstanding Letters of Credit issued by the Issuing Lender, together with such information related thereto as the Administrative Agent may reasonably request.

2.3.3 Reimbursement Obligations.  (a) The Company hereby unconditionally and irrevocably agrees to reimburse the Issuing Lender for each payment or disbursement made by the Issuing Lender under any Letter of Credit honoring any demand for payment made by the beneficiary thereunder, in each case on the date that such payment or disbursement is made.  Any amount not reimbursed on the date of such payment or disbursement shall bear interest from the date of such payment or disbursement to the date that the Issuing Lender is reimbursed by the Company therefor, payable on demand, at a rate per annum equal to the Base Rate from time to time in effect plus the Base Rate Margin from time to time in effect plus, beginning on the third Business Day after receipt of notice from the Issuing Lender of such payment or disbursement, 2%.  The Issuing Lender shall notify the Company and the Administrative Agent whenever any demand for payment is made under any Letter of Credit by the beneficiary thereunder; provided that the failure of the Issuing Lender to so notify the Company or the Administrative Agent shall not affect the rights of the Issuing Lender or the Lenders in any manner whatsoever.

(b)           The Company’s reimbursement obligations hereunder shall be irrevocable and unconditional under all circumstances, including (a) any lack of validity or enforceability of any Letter of Credit, this Agreement or any other Loan Document, (b) the existence of any claim, set-off, defense or other right which any Loan Party may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Issuing Lender, any Lender or any other Person, whether in connection with any Letter of Credit, this Agreement, any other Loan Document, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between any Loan Party and the beneficiary named in any Letter of Credit), (c) the validity, sufficiency or genuineness of any document which the Issuing Lender has determined complies on its face with the terms of the applicable Letter of Credit, even if such document should later prove to have been forged, fraudulent, invalid or insufficient in any respect or any statement therein shall have been untrue or inaccurate in any respect, or (d) the surrender or impairment of any security for the performance or observance of any of the terms hereof.  Without limiting the foregoing, no action or omission whatsoever by the Administrative Agent or any Lender (excluding any Lender in its capacity as the Issuing Lender) under or in connection with any Letter of Credit or any related matters shall result in any liability of the Administrative Agent or any Lender to the Company, or relieve the Company of any of its obligations hereunder to any such Person.

2.3.4 Funding by Lenders to Issuing Lender.  If the Issuing Lender makes any payment or disbursement under any Letter of Credit and (a) the Company has not reimbursed the Issuing Lender through the Administrative Agent in full for such payment or disbursement by 12:00 P.M., Chicago time, on the date of such payment or disbursement, (b) a Revolving Loan may not be made in accordance with Section 2.3.2 or (c) any reimbursement received by the Issuing Lender from the Company is or must be returned or rescinded upon or during any bankruptcy or reorganization of the Company or otherwise, each other Lender with a Revolving Commitment shall be obligated to pay to the Administrative Agent for the account of the Issuing Lender, its Pro Rata Share of such payment or disbursement (but no such payment shall diminish the obligations of the Company under Section 2.3.3), and, upon notice from the Issuing Lender, the Administrative Agent shall promptly notify each other Lender thereof.  Each Lender irrevocably and unconditionally agrees to so pay to the Administrative Agent in immediately available funds for the Issuing Lender’s account the amount of such other Lender’s Pro Rata Share of such payment or disbursement.  If and to the extent any Lender shall not have made such amount available to the Administrative Agent by 1:00 P.M., Chicago time, on the Business Day on which such Lender receives notice from the Administrative Agent of such payment or disbursement (it being understood that any such notice received after noon, Chicago time, on any Business Day shall be deemed to have been received on the next following Business Day), such Lender agrees to pay interest on such amount to the Administrative Agent for the Issuing Lender’s account forthwith on demand, for each day from the date such amount was to have been delivered to the Administrative Agent to the date such amount is paid, at a rate per annum equal to (a) for the first three days after demand, the Federal Funds Rate from time to time in effect and (b) thereafter, the Base Rate from time to time in effect.  Any Lender’s failure to make available to the Administrative Agent its Pro Rata Share of any such payment or disbursement shall not relieve any other Lender of its obligation hereunder to make available to the Administrative Agent such other Lender’s Pro Rata Share of such payment, but no Lender shall be responsible for the failure of any other Lender to make available to the Administrative Agent such other Lender’s Pro Rata Share of any such payment or disbursement.

2.3.5 Existing Letters of Credit.  The Letters of Credit outstanding on the Restatement Date and listed on Schedule 2.3.5 hereto (the “Existing Letters of Credit”) were issued pursuant to the Existing Credit Agreement and were the only letters of credit issued under the Existing Credit Agreement which were outstanding as of the Restatement Date.  The Company, Issuing Lender and each of the Lenders hereby agree with respect to the Existing Letters of Credit that such Existing Letters of Credit, for all purposes under this Agreement, including, without limitation, Sections 2.1.3 and 2.3.3, shall be deemed to be Letters of Credit governed by the terms and conditions of this Agreement.

2.4 Letter of Credit Amounts.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such automatic increases, whether or not such maximum stated amount is in effect at such time.

2.5 Commitments Several.  The failure of any Lender to make a requested Loan on any date shall not relieve any other Lender of its obligation (if any) to make a Loan on such date, but no Lender shall be responsible for the failure of any other Lender to make any Loan to be made by such other Lender.

2.6 Certain Conditions.  Except as otherwise provided in this Agreement no Lender shall have an obligation to make any Loan, or to permit the continuation of or any conversion into any LIBOR Loan, and the Issuing Lender shall not have any obligation to issue any Letter of Credit, if an Event of Default or Default exists.

SECTION 3 EVIDENCING OF LOANS.

3.1 Notes.  The Loans of each Lender shall be evidenced by a Note, with appropriate insertions, payable to the order of such Lender in a face principal amount equal to such Lender’s Revolving Commitment.

3.2 Recordkeeping.  The Administrative Agent, on behalf of each Lender, shall record in its records, the date and amount of each Loan made by each Lender, each repayment or conversion thereof and, in the case of each LIBOR Loan, the dates on which each Interest Period for such Loan shall begin and end.  The aggregate unpaid principal amount so recorded shall be rebuttably presumptive evidence of the principal amount of the Loans owing and unpaid.  The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the Obligations of the Company hereunder or under any Note to repay the principal amount of the Loans hereunder, together with all interest accruing thereon.

SECTION 4 INTEREST.

4.1 Interest Rates.  The Company promises to pay interest on the unpaid principal amount of each Loan for the period commencing on the date of such Loan until such Loan is paid in full as follows:

(a) at all times while such Loan is a Base Rate Loan, at a rate per annum equal to the sum of the Base Rate from time to time in effect plus the Base Rate Margin from time to time in effect; and

(b) at all times while such Loan is a LIBOR Loan, at a rate per annum equal to the sum of the LIBOR Rate applicable to each Interest Period for such Loan plus the LIBOR Margin from time to time in effect;

provided that at any time an Event of Default exists, and only as long as it continues, unless the Required Lenders otherwise consent, the interest rate applicable to each Loan shall be increased by 2% (and, in the case of Obligations not bearing interest, such Obligations shall bear interest at the Base Rate applicable to Revolving Loans plus 2%), provided further that such increase may thereafter be rescinded by the Required Lenders, notwithstanding Section 15.1.  Notwithstanding the foregoing, upon the occurrence of an Event of Default under Section 13.1.1 or 13.1.4, such increase shall occur automatically.

4.2 Interest Payment Dates.  Accrued interest on each Base Rate Loan shall be payable in arrears on the first day of each calendar month, upon a prepayment of such Loan and at maturity.  Accrued interest on each LIBOR Loan shall be payable on the last day of each Interest Period relating to such Loan, upon a prepayment of such Loan, and at maturity.  After maturity, and at any time an Event of Default exists, accrued interest on all Loans shall be payable on demand.

4.3 Setting and Notice of LIBOR Rates.  The applicable LIBOR Rate for each Interest Period shall be determined by the Administrative Agent, and notice thereof shall be given by the Administrative Agent promptly to the Company and each Lender.  Each determination of the applicable LIBOR Rate by the Administrative Agent shall be conclusive and binding upon the parties hereto, in the absence of demonstrable error.  The Administrative Agent shall, upon written request of the Company or any Lender, deliver to the Company or such Lender a statement showing the computations used by the Administrative Agent in determining any applicable LIBOR Rate hereunder.

4.4 Computation of Interest.  Interest shall be computed for the actual number of days elapsed on the basis of a year of 365/366 days for purposes of each Base Rate Loan, and 360 days for each LIBOR Loan.  The applicable interest rate for each Base Rate Loan shall change simultaneously with each change in the Base Rate.

4.5 Interest under Existing Credit Agreement.  The Company, Lenders and Administrative Agent hereby agree that any and all accrued and unpaid interest on the “Loans” under, and as such term is defined in, the Existing Credit Agreement shall be due and payable, for the pro rata benefit of the Existing Lenders, on the Restatement Date; provided, however, the Lenders agree to waive any fee due pursuant to Section 8.4 arising from the prepayment of LIBOR Loans on the Restatement Date in connection with the assumption and restatement of the Original Loans on the Restatement Date.

SECTION 5 FEES.

5.1 Non-Use Fee.  The Company agrees to pay to the Administrative Agent for the account of each Lender a non-use fee (“Non-Use Fee”), for the period from the Restatement Date to the Termination Date, at the Non-Use Fee Rate of such Lender’s Pro Rata Share (as adjusted from time to time) of the average daily unused amount of the Revolving Commitment calculated on a quarterly basis.  For purposes of calculating usage under this Section, the Revolving Commitment shall be deemed used to the extent of Revolving Outstandings.  Such Non-Use Fee shall be payable in arrears on the first day of each calendar quarter and on the Termination Date for any period then ending for which such Non-Use Fee shall not have previously been paid.  The Non-Use Fee shall be computed for the actual number of days elapsed on the basis of a year of 360 days.

5.2 Letter of Credit Fees.  (a)  The Company agrees to pay to the Administrative Agent for the account of each Lender a letter of credit fee for each Letter of Credit equal to the L/C Fee Rate of such Lender’s Pro Rata Share (as adjusted from time to time) of the undrawn amount of such Letter of Credit (computed for the actual number of days elapsed on the basis of a year of 360 days); provided that, unless the Required Lenders otherwise consent, the rate applicable to each Letter of Credit shall be increased by 2% at any time, but only for so long as, that an Event of Default exists.  Such letter of credit fee shall be payable in arrears on the first day of each calendar quarter and on the Termination Date (or such later date on which such Letter of Credit expires or is terminated) for the period from the date of the issuance of each Letter of Credit (or the last day on which the letter of credit fee was paid with respect thereto) to the date such payment is due or, if earlier, the date on which such Letter of Credit expired or was terminated.

(b) In addition, with respect to each Letter of Credit, the Company agrees to pay to the Issuing Lender, for its own account, (i) such fees and expenses as the Issuing Lender customarily requires in connection with the issuance, negotiation, processing and/or administration of letters of credit in similar situations and (ii) a letter of credit fronting fee in the amount equal to .125% per annum for each Letter of Credit, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears.  Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Termination Date and thereafter on demand.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 2.4.

5.3 Administrative Agent’s and Lenders’ Fees.  The Company agrees to pay the Administrative Agent and the Lenders the fees set forth in the Fee Letter.

5.4 Fees, Charges and Expenses under Existing Credit Agreement.  The Company, Lenders and Administrative Agent hereby agree that any and all accrued and unpaid fees, charges and expenses owing by any Loan Party to Administrative Agent or any Lender under the Existing Credit Agreement or any of the agreements or documents contemplated thereby shall be due and payable, for the pro rata benefit of the Existing Lenders, on the Restatement Date.

SECTION 6	REDUCTION OR TERMINATION OF THE REVOLVING COMMITMENT; PREPAYMENTS.

6.1 Reduction or Termination of the Revolving Commitment.

6.1.1 Voluntary Reduction or Termination of the Revolving  Commitment.  The Company may from time to time on at least five (5) Business Days’ prior written notice received by the Administrative Agent (which shall promptly advise each Lender thereof) permanently reduce the Revolving Commitment to an amount not less than the Revolving Outstandings.  Any such reduction shall be in an amount not less than One Million and No/100 Dollars ($1,000,000.00) or a higher integral multiple of One Hundred Thousand and No/100 Dollars ($100,000.00).  Concurrently with any reduction of the Revolving Commitment to zero, the Company shall pay all interest on the Revolving Loans, all Non-Use Fees and all letter of credit fees and shall Cash Collateralize in full all L/C Obligations.

6.1.2 Mandatory Reductions of Revolving Commitment.  On the date of a Mandatory Prepayment Event under Section 6.2.2(a)(iii) hereof, the Revolving Commitment shall be reduced by the amount of such mandatory prepayment; provided, however, such reduction shall not exceed $100,000,000.  In the event of a Mandatory Prepayment Event under Section 6.2.2(a)(i) or (ii) hereof, the Revolving Commitment shall not be reduced by any amount.

6.1.3 All Reductions of the Revolving Commitment.  All reductions of the Revolving Commitment shall reduce the Commitments ratably among the Lenders according to their respective Pro Rata Shares.

6.2 Prepayments.

6.2.1 Voluntary Prepayments.  The Company may from time to time prepay the Loans in whole or in part; provided that the Company shall give the Administrative Agent (which shall promptly advise each Lender) notice thereof not later than (i) three Business Days prior to any date of prepayment of LIBOR Loans and (ii) 12:00 P.M., Chicago time, on the day of such prepayment (which shall be a Business Day), specifying the Loans to be prepaid and the date and amount of prepayment.  Any such partial prepayment shall be in an amount equal to Five Hundred Thousand and No/100 Dollars ($500,000.00) or a higher integral multiple of One Hundred Thousand and No/100 Dollars ($100,000.00) for Base Rate Loans and One Million and No/100 Dollars ($1,000,000.00) or a higher integral multiple of One Hundred Thousand and No/100 Dollars ($100,000.00) for LIBOR Loans.

6.2.2           Mandatory Prepayments.

(a) The Company shall make a prepayment of the Loans until paid in full upon the occurrence of any of the following (each a “Mandatory Prepayment Event”) at the following times and in the following amounts (such applicable amounts being referred to as “Designated Proceeds”):

(i)	Concurrently with the receipt by any Loan Party of any Net Cash Proceeds from any Asset Disposition, in an amount equal to 100% of such Net Cash Proceeds.

(ii)
Concurrently with the receipt by any Loan Party of any Net Cash Proceeds from any issuance of Capital Securities of any Loan Party (excluding (x) any issuance of Capital Securities pursuant to any employee or director option program, benefit plan or compensation program; (y) any issuance by a Subsidiary to the Company or another Subsidiary to the Company or another Subsidiary or (z) if waived by the Required Lenders, any issuance of Capital Securities in connection with a Change of Control of any Loan Party), in an amount equal to 100% of such Net Cash Proceeds (except to the extent such proceeds are intended to be, and in fact are, reinvested within 180 days from such date of issuance).

(iii)
Concurrently with the receipt by any Loan Party of any Net Cash Proceeds from any issuance of any Debt of any Loan Party (excluding Debt permitted by Section 11.1(a) through (i) hereof), in an amount equal to

100% of such Net Cash Proceeds to the extent not used for acquisitions by a Loan Party within one hundred eighty (180) days thereafter.

(b) If on any day the Revolving Outstandings exceeds the Borrowing Base, the Company shall immediately prepay Revolving Loans and/or Cash Collateralize the outstanding L/C Obligations, or do a combination of the foregoing, in an amount sufficient to eliminate such excess.

(c) If on any day on which the Revolving Commitment is reduced pursuant to Section 6.1.2 the Revolving Outstandings exceeds the Revolving Commitment, the Company shall immediately prepay Revolving Loans or Cash Collateralize the outstanding L/C Obligations, or do a combination of the foregoing, in an amount sufficient to eliminate such excess.

6.3 Manner of Prepayments.

6.3.1 All Prepayments.  Each voluntary partial prepayment shall be in a principal amount of Five Hundred Thousand and No/100 Dollars ($500,000.00) or a higher integral multiple of One Hundred Thousand and No/100 Dollars ($100,000.00) for Base Rate Loans and One Million and No/100 Dollars ($1,000,000.00) or a higher integral multiple of One Hundred Thousand and No/100 Dollars ($100,000.00) for LIBOR Loans.  Any partial prepayment of a Group of LIBOR Loans shall be subject to the proviso of Section 2.2.3(a).  Any prepayment of a LIBOR Loan on a day other than the last day of an Interest Period therefor shall include interest on the principal amount being repaid and shall be subject to Section 8.4.  Except as otherwise provided by this Agreement, all principal payments in respect of the Loans shall be applied first, to repay outstanding Base Rate Loans and then to repay outstanding LIBOR Rate Loans in direct order of Interest Period maturities.

6.4 Repayments.

6.4.1 Revolving Loans.  The Revolving Loans of each Lender shall be paid in full and the Revolving Commitment shall terminate on the Termination Date.

SECTION 7 MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES.

7.1 Making of Payments.  All payments of principal or interest on the Notes, and of all fees, shall be made by the Company to the Administrative Agent in immediately available funds at the office specified by the Administrative Agent not later than 1:00 p.m., Chicago time, on the date due; and funds received after that hour shall be deemed to have been received by the Administrative Agent on the following Business Day.  The Administrative Agent shall promptly remit to each Lender its share of all such payments received in collected funds by the Administrative Agent for the account of such Lender.  All payments under Section 8.1 shall be made by the Company directly to the Lender entitled thereto without setoff, counterclaim or other defense.

7.2 Application of Certain Payments.  So long as no Default  or Event of Default has occurred and is continuing, (a) payments matching specific scheduled payments then due shall be applied to those scheduled payments and (b) voluntary and mandatory prepayments shall be applied as set forth in Sections 6.2 and 6.3.  After the occurrence and during the continuance of an Default or Event of Default, all amounts collected or received by the Administrative Agent or any Lender as proceeds from the sale of, or other realization upon, all or any part of the collateral shall be applied as the Administrative Agent shall determine in their discretion or, in the absence of a specific determination by the Administrative Agent, as set forth in the Guaranty and Collateral Agreement.  Concurrently with each remittance to any Lender of its share of any such payment, the Administrative Agent shall advise such Lender as to the application of such payment.

7.3 Due Date Extension.  If any payment of principal or interest with respect to any of the Loans, or of any fees, falls due on a day which is not a Business Day, then such due date shall be extended to the immediately following Business Day (unless, in the case of a LIBOR Loan, such immediately following Business Day is the first Business Day of a calendar month, in which case such due date shall be the immediately preceding Business Day) and, in the case of principal, additional interest shall accrue and be payable for the period of any such extension.

7.4 Setoff.  The Company agrees that the Administrative Agent and each Lender has all rights of set-off and bankers’ lien provided by applicable law, and in addition thereto, the Company agrees that at any time any Event of Default exists, the Administrative Agent and each Lender may apply to the payment of any Obligations of the Company hereunder, whether or not then due, any and all balances, credits, deposits, accounts or moneys of the Company then or thereafter with the Administrative Agent or such Lender.

7.5 Proration of Payments.  If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise), on account of (a) principal of or interest on any Loan, but excluding (i) any payment pursuant to Section 5, Section 8.7 or 15.6, (ii) payments of interest on any Affected Loan or  (b) its participation in any L/C Obligation in excess of its applicable Pro Rata Share of payments and other recoveries obtained by all Lenders on account of principal of and interest on the Loans (or such participation) then held by them, then such Lender shall purchase from the other Lenders such participations in the Loans (or sub-participations in L/C Obligations) held by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery.

7.6 Taxes.

(a) All payments made by the Company hereunder or under any Loan Documents shall be made without setoff, counterclaim, or other defense.  To the extent permitted by applicable law, all payments hereunder or under the Loan Documents (including any payment of principal, interest, or fees) to, or for the benefit, of any person shall be made by the Company free and clear of and without deduction or withholding for, or account of, any Taxes now or hereinafter imposed by any taxing authority.

(b) If the Company makes any payment hereunder or under any Loan Document in respect of which it is required by applicable law to deduct or withhold any Taxes, the Company shall increase the payment hereunder or under any such Loan Document such that after the reduction for the amount of Taxes withheld (and any taxes withheld or imposed with respect to the additional payments required under this Section 7.6(b)), the amount paid to the Lenders or the Administrative Agent equals the amount that was payable hereunder or under any such Loan Document without regard to this Section 7.6(b).  To the extent the Company withholds any Taxes on payments hereunder or under any Loan Document, the Company shall pay the full amount deducted to the relevant taxing authority within the time allowed for payment under applicable law and shall deliver to the Administrative Agent within 30 days after it has made payment to such authority a receipt issued by such authority (or other evidence satisfactory to the Administrative Agent) evidencing the payment of all amounts so required to be deducted or withheld from such payment.

(c) If any Lender or the Administrative Agent is required by law to make any payments of any Taxes on or in relation to any amounts received or receivable hereunder or under any other Loan Document, or any Tax is assessed against a Lender or the Administrative Agent with respect to amounts received or receivable hereunder or under any other Loan Document, the Company will indemnify such person against (i) such Tax (and any reasonable counsel fees and expenses associated with such Tax) and (ii) any taxes imposed as a result of the receipt of the payment under this Section 7.6(c).  A certificate prepared in good faith as to the amount of such payment by such Lender or the Administrative Agent shall, absent manifest error, be final, conclusive, and binding on all parties.

(d) (i)           To the extent permitted by applicable law, each Lender that is not a United States person within the meaning of Code section 7701(a)(30) (a “Non-U.S. Participant”) shall deliver to the Company and the Administrative Agent on or prior to the Restatement Date (or in the case of a Lender that is an Assignee, on the date of such assignment to such Lender) two accurate and complete original signed copies of IRS Form W-8BEN, W-8ECI, or W-8IMY (or any successor or other applicable form prescribed by the IRS) certifying to such Lender’s entitlement to a complete exemption from, or a reduced rate in, United States withholding tax on interest payments to be made hereunder or any Loan.  If a Lender that is a Non-U.S. Participant is claiming a complete exemption from withholding on interest pursuant to Sections 871(h) or 881(c) of the Code, the Lender shall deliver (along with two accurate and complete original signed copies of IRS Form W-8BEN) a certificate in form and substance reasonably acceptable to the Administrative Agent (any such certificate, a “Withholding Certificate”).  In addition, each Lender that is a Non-U.S. Participant  agrees that from time to time after the Restatement Date, (or in the case of a Lender that is an Assignee, after the date of the assignment to such Lender), when a lapse in time (or change in circumstances occurs) renders the prior certificates hereunder obsolete or inaccurate in any material respect, such Lender shall, to the extent permitted under applicable law, deliver to the Company and the Administrative Agent two new and accurate and complete original signed copies of an IRS Form W-8BEN, W-8ECI, or W-8IMY (or any successor or other applicable forms prescribed by the IRS), and if applicable, a new Withholding Certificate, to confirm or establish the entitlement of such Lender or the Administrative Agent to an exemption from, or reduction in, United States withholding tax on interest payments to be made hereunder or any Loan.  No Non-U.S. Participant shall become a Lender if such Person fails to deliver a Withholding Certificate.

(ii)           Each Lender that is not a Non-U.S. Participant (other than any such Lender which is taxed as a corporation for U.S. federal income tax purposes) shall provide two properly completed and duly executed copies of IRS Form W-9 (or any successor or other applicable form) to the Company and the Administrative Agent certifying that such Lender is exempt from United States backup withholding tax.  To the extent that a form provided pursuant to this Section 7.6(d)(ii) is rendered obsolete or inaccurate in any material respects as result of change in circumstances with respect to the status of a Lender, such Lender shall, to the extent permitted by applicable law, deliver to the Company and the Administrative Agent revised forms necessary to confirm or establish the entitlement to such Lender’s or the Administrative Agent’s exemption from United States backup withholding tax.

(iii)           The Company shall not be required to pay additional amounts to a Lender, or indemnify any Lender, under this Section 7.6 to the extent that such obligations would not have arisen but for the failure of such Lender to comply with Section 7.6(d).

(iv)           Each Lender agrees to indemnify the Administrative Agent and hold the Administrative Agent harmless for the full amount of any and all present or future Taxes and related liabilities (including penalties, interest, additions to tax and expenses, and any Taxes imposed by any jurisdiction on amounts payable to the Administrative Agent under this Section 7.6) which are imposed on or with respect to principal, interest or fees payable to such Lender hereunder and which are not paid by the Company pursuant to this Section 7.6, whether or not such Taxes or related liabilities were correctly or legally asserted.  This indemnification shall be made within 30 days from the date the Administrative Agent makes written demand therefor.

SECTION 8	INCREASED COSTS; SPECIAL PROVISIONS FOR LIBOR LOANS.

8.1 Increased Costs.  (a)  If, after the date hereof, the adoption of, or any change in, any applicable law, rule or regulation, or any change in the interpretation or administration of any applicable law, rule or regulation by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:  (i) shall impose, modify or deem applicable any reserve (including any reserve imposed by the FRB, but excluding any reserve included in the determination of the LIBOR Rate pursuant to Section 4), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by any Lender; or (ii) shall impose on any Lender any other condition affecting its LIBOR Loans, its Note or its obligation to make LIBOR Loans; and the result of anything described in clauses (i) and (ii) above is to increase the cost to (or to impose a cost on) such Lender (or any LIBOR Office of such Lender) of making or maintaining any LIBOR Loan, or to reduce the amount of any sum received or receivable by such Lender (or its LIBOR Office) under this Agreement or under its Note with respect thereto, then upon demand by such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to the Administrative Agent), the Company shall pay directly to such Lender such additional amount as will compensate such Lender for such increased cost or such reduction, so long as such amounts have accrued on or after the day which is 180 days prior to the date on which such Lender first made demand therefor.

(b) If any Lender shall reasonably determine that any change in, or the adoption or phase-in of, any applicable law, rule or regulation regarding capital adequacy, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or the compliance by any Lender or any Person controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s or such controlling Person’s capital as a consequence of such Lender’s obligations hereunder or under any Letter of Credit to a level below that which such Lender or such controlling Person could have achieved but for such change, adoption, phase-in or compliance (taking into consideration such Lender’s or such controlling Person’s policies with respect to capital adequacy) by an amount deemed by such Lender or such controlling Person to be material, then from time to time, upon demand by such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to the Administrative Agent), the Company shall pay to such Lender such additional amount as will compensate such Lender or such controlling

Person for such reduction so long as such amounts have accrued on or after the day which is 180 days prior to the date on which such Lender first made demand therefor.  Each Lender agrees that, a promptly as practicable after it becomes aware of any circumstances referred to above which would result in any such increased cost, the affected Lender shall, to the extent not inconsistent with such Lender’s internal policies of general application, use reasonable commercial efforts to minimize costs and expenses incurred by it and payable to it by Company pursuant to this Section.

8.2 Basis for Determining Interest Rate Inadequate or Unfair.  (a) If (i) the Administrative Agent reasonably determines (which determination shall be binding and conclusive on the Company) that by reason of circumstances affecting the interbank LIBOR market adequate and reasonable means do not exist for ascertaining the applicable LIBOR Rate; or (ii) the Required Lenders advise the Administrative Agent that (1) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of any requested LIBOR Loan or conversion to or continuation of any LIBOR Loan, (2) adequate and reasonable means do not exist for determining the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Loan or in connection with a Base Rate Loan or (3) the LIBOR Rate as determined by the Administrative Agent will not adequately and fairly reflect the funding or borrowing cost to such Lenders of maintaining or funding LIBOR Loans for such Interest Period (taking into account any amount to which such Lenders may be entitled under Section 8.1), then the Administrative Agent shall promptly notify the other parties thereof and, so long as such circumstances shall continue, (y) no Lender shall be under any obligation to make any LIBOR Loans or Base Rate Loans as to which the interest rate is determined with reference to the LIBOR Rate or convert any Base Rate Loans into LIBOR Loans and (z) on the last day of the current Interest Period for each LIBOR Loan, such Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan as to which the interest rate is not determined with reference to the LIBOR Rate; or

(b) If the Lenders having 50% or more of the Revolving Commitment determine (which determination shall be conclusive and binding upon the Company) that the LIBOR Rate or the Base Rate, as the case may be, will not adequately and fairly reflect the funding or borrowing costs to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans, the Administrative Agent shall give notice thereof to the Company and the Lenders as soon as practicable thereafter including with such notice, the Lenders’ certification as aforesaid and such notice shall remain in effect from the date of such delivery until the Administrative Agent (upon the instruction of the such Lenders) revokes such notice.  Each Lender shall instruct the Administrative Agent to revoke the notice as soon as possible after the circumstances initially giving rise to such notice shall cease or pass with respect to such Lender.

8.3 Changes in Law Rendering LIBOR Loans Unlawful.  If any change in, or the adoption of any new, law or regulation, or any change in the interpretation of any applicable law or regulation by any governmental or other regulatory body charged with the administration thereof, should make it (or in the good faith judgment of any Lender cause a substantial question as to whether it is) unlawful for any Lender to make, maintain or fund LIBOR Loans or to determine or change interest rates based on the LIBOR Rate, then such Lender shall promptly notify each of the other parties hereto and, so long as such circumstances shall continue, (a) such Lender shall have no obligation to make or convert any Base Rate Loan into a LIBOR Loan (but shall make Base Rate Loans as to which the interest rate is not determined with reference to the LIBOR Rate concurrently with the making of or conversion of Base Rate Loans into LIBOR Loans by the Lenders which are not so affected, in each case in an amount equal to the amount of LIBOR Loans which would be made or converted into by such Lender at such time in the absence of such circumstances) or, if such notice relates to the unlawfulness or asserted unlawfulness of charging interest based on the LIBOR Rate, to make Base Rate Loans as to which the interest rate is determined with reference to the LIBOR Rate (but shall convert such Base Rate Loans to Base Rate Loans as to which the rate of interest is not determined with reference to the LIBOR Rate) and (b) on the last day of the current Interest Period for each LIBOR Loan of such Lender (or, in any event,  on such earlier date as may be required by the relevant law, regulation or interpretation), such LIBOR Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan.  Each Base Rate Loan made by a Lender which, but for the circumstances described in the foregoing sentence, would be a LIBOR Loan (an “Affected Loan”) shall remain outstanding for the period corresponding to the Group of LIBOR Loans of which such Affected Loan would be a part absent such circumstances.

8.4 Funding Losses.  The Company hereby agrees that upon demand by any Lender (which demand shall be accompanied by a statement setting forth the basis for the amount being claimed, a copy of which shall be furnished to the Administrative Agent), the Company will indemnify such Lender against any net loss or expense which such Lender may sustain or incur (including any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain any LIBOR Loan), as reasonably determined by such Lender, as a result of (a) any payment, prepayment or conversion of any LIBOR Loan of such Lender on a date other than the last day of an Interest Period for such Loan (including any conversion pursuant to Section 8.3) or (b) any failure of the Company to borrow, convert or continue any Loan on a date specified therefor in a notice of borrowing, conversion or continuation pursuant to this Agreement.  For this purpose, all notices to the Administrative Agent pursuant to this Agreement shall be deemed to be irrevocable.

8.5 Right of Lenders to Fund through Other Offices.  Each Lender may, if it so elects, fulfill its commitment as to any LIBOR Loan by causing a foreign branch or Affiliate of such Lender to make such Loan; provided that in such event for the purposes of this Agreement such Loan shall be deemed to have been made by such Lender and the obligation of the Company to repay such Loan shall nevertheless be to such Lender and shall be deemed held by it, to the extent of such Loan, for the account of such branch or Affiliate.

8.6 Discretion of Lenders as to Manner of Funding.  Notwithstanding any provision of this Agreement to the contrary, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if such Lender had actually funded and maintained each LIBOR Loan during each Interest Period for such Loan through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the LIBOR Rate for such Interest Period.

8.7 Mitigation of Circumstances; Replacement of Lenders.  (a)  Each Lender shall promptly notify the Company and the Administrative Agent of any event of which it has knowledge which will result in, and will use reasonable commercial efforts available to it (and not, in such Lender’s sole judgment, otherwise disadvantageous to such Lender) to mitigate or avoid, (i) any obligation by the Company to pay any amount pursuant to Section 7.6 or 8.1 or (ii) the occurrence of any circumstances described in Section 8.2 or 8.3 (and, if any Lender has given notice of any such event described in clause (i) or (ii) above and thereafter such event ceases to exist, such Lender shall promptly so notify the Company and the Administrative Agent).  Without limiting the foregoing, each Lender will designate a different funding office if such designation will avoid (or reduce the cost to the Company of) any event described in clause (i) or (ii) above and such designation will not, in such Lender’s sole judgment, be otherwise disadvantageous to such Lender.

(b) If the Company becomes obligated to pay additional amounts to any Lender pursuant to Section 7.6 or 8.1, or any Lender gives notice of the occurrence of any circumstances described in Section 8.2 or 8.3, the Company may designate another bank which is acceptable to the Administrative Agent and the Issuing Lender in their reasonable discretion (such other bank being called a “Replacement Lender”) to purchase the Loans of such Lender and such Lender’s rights hereunder, without recourse to or warranty by, or expense to, such Lender, for a purchase price equal to the outstanding principal amount of the Loans payable to such Lender plus any accrued but unpaid interest on such Loans and all accrued but unpaid fees owed to such Lender and any other amounts payable to such Lender under this Agreement, and to assume all the obligations of such Lender hereunder, and, upon such purchase and assumption (pursuant to an Assignment Agreement), such Lender shall no longer be a party hereto or have any rights hereunder (other than rights with respect to indemnities and similar rights applicable to such Lender prior to the date of such purchase and assumption) and shall be relieved from all obligations to the Company hereunder, and the Replacement Lender shall succeed to the rights and obligations of such Lender hereunder.

8.8 Conclusiveness of Statements; Survival of Provisions.  Determinations and statements of any Lender pursuant to Section 8.1, 8.2, 8.3 or 8.4 shall be conclusive absent demonstrable error.  Lenders may use reasonable averaging and attribution methods in determining compensation under Sections 8.1 and 8.4, and the provisions of such Sections shall survive repayment of the Obligations, cancellation of any Notes, expiration or termination of the Letters of Credit and termination of this Agreement.

SECTION 9 REPRESENTATIONS AND WARRANTIES.

To induce the Administrative Agent and the Lenders to enter into this Agreement and to induce the Lenders to make Loans and issue and participate in Letters of Credit hereunder, the Company represents and warrants to the Administrative Agent and the Lenders that:

9.1 Organization.  Each Loan Party is validly existing and in good standing under the laws of its jurisdiction of organization; and each Loan Party is duly qualified to do business in each jurisdiction where, because of the nature of its activities or properties, such qualification is required, except for such jurisdictions where the failure to so qualify would not have a Material Adverse Effect.

9.2 Authorization; No Conflict.  Each Loan Party is duly authorized to execute and deliver each Loan Document to which it is a party, the Company is duly authorized to borrow monies hereunder and each Loan Party is duly authorized to perform its Obligations under each Loan Document to which it is a party.  The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party, and the borrowings by the Company hereunder, do not and will not (a) require any consent or approval of any governmental agency or authority (other than any consent or approval which has been obtained and is in full force and effect), (b) conflict with (i) any provision of law, (ii) the charter, by-laws or other organizational documents of any Loan Party or (iii) any agreement, indenture, instrument or other document, or any judgment, order or decree, which is binding upon any Loan Party or any of their respective properties or (c) require, or result in, the creation or imposition of any Lien on any asset of any Loan Party (other than Liens in favor of the Administrative Agent created pursuant to the Collateral Documents).

9.3 Validity and Binding Nature.  Each of this Agreement and each other Loan Document to which any Loan Party is a party is the legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.

9.4  Financial Condition.  The audited consolidated financial statements of the Company and its Subsidiaries as at Company’s Fiscal Year 2007, and the unaudited consolidated condensed financial statements of the Company and the Subsidiaries as at September 30, 2008, copies of each of which have been delivered to each Lender, were prepared in accordance with GAAP (subject, in the case of such unaudited statements, to the absence of footnotes and to normal year-end adjustments) and present fairly the consolidated financial condition of the Company and its Subsidiaries as at such date(s) and the results of their operations for the periods then ended.

9.5 No Material Adverse Change.  Since Company’s Fiscal Year 2007, there has been no material adverse change in the financial condition, operations, assets, business, properties or prospects of the Loan Parties taken as a whole.

9.6 Litigation and Contingent Liabilities.  No litigation (including derivative actions), arbitration proceeding or governmental investigation or proceeding is pending or, to the Company’s knowledge, threatened against any Loan Party which might reasonably be expected to have a Material Adverse Effect, except as set forth in Schedule 9.6.  Other than any liability incident to such litigation or proceedings, no Loan Party has any material contingent liabilities not listed on Schedule 9.6 or permitted by Section 11.1.

9.7 Ownership of Properties; Liens.  Each Loan Party owns good and, in the case of real property,  marketable title to all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all Liens, charges and claims (including infringement claims with respect to patents, trademarks, service marks, copyrights and the like) except as permitted by Section 11.2.

9.8 Equity Ownership; Subsidiaries.  All issued and outstanding Capital Securities of each Domestic Subsidiary are duly authorized and validly issued, fully paid, non-assessable, and free and clear of all Liens other than those in favor of the Administrative Agent, and such securities were issued in compliance with all applicable state and federal laws concerning the issuance of securities.  Schedule 9.8 sets forth the authorized Capital Securities of each Domestic Subsidiary as of the Restatement Date and all of the issued and outstanding Capital Securities of each Domestic Subsidiary is, directly or indirectly, owned by the Company.  As of the Restatement Date, except as set forth on Schedule 9.8, there are no pre-emptive or other outstanding rights, options, warrants, conversion rights or other similar agreements or understandings for the purchase or acquisition of any Capital Securities of any Domestic Subsidiary.

9.9 Pension Plans.  (a) Each Pension Plan complies in all material respects with all applicable requirements of law and regulations.  No contribution failure under Section 412 of the Code, Section 302 of ERISA or the terms of any Pension Plan has occurred with respect to any Pension Plan, sufficient to give rise to a Lien under Section 302(f) of ERISA, or otherwise to have a Material Adverse Effect.  There are no pending or, to the knowledge of Company, threatened, claims, actions, investigations or lawsuits against any Pension Plan, any fiduciary of any Pension Plan, or Company or other any member of the Controlled Group with respect to a Pension Plan which could reasonably be expected to have a Material Adverse Effect.  Neither the Company nor any other member of the Controlled Group has engaged in any prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) in connection with any Pension Plan which would subject that Person to any material liability.  Within the past five years, neither the Company nor any other member of the Controlled Group has engaged in a transaction which resulted in a Pension Plan with an Unfunded Liability being transferred out of the Controlled Group, which could reasonably be expected to have a Material Adverse Effect.  No Termination Event has occurred or is reasonably expected to occur with respect to any Pension Plan, which could reasonably be expected to have a Material Adverse Effect.

(b) All contributions (if any) have been made to any Multiemployer Pension Plan that are required to be made by the Company or any other member of the Controlled Group under the terms of the plan or of any collective bargaining agreement or by applicable law; neither the Company nor any other member of the Controlled Group has withdrawn or partially withdrawn from any Multiemployer Pension Plan, incurred any withdrawal liability with respect to any such plan or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and no condition has occurred which, if continued, could result in a withdrawal or partial withdrawal from any such plan which would have a Material Adverse Effect; and neither the Company nor any other member of the Controlled Group has received any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated which could reasonably be expected to have a Material Adverse Effect, or that any such plan is or may become insolvent.

9.10 Investment Company Act.  No Loan Party is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company,” within the meaning of the Investment Company Act of 1940.

9.11 Regulation U.  The Company is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

9.12 Taxes.  Each Loan Party has timely filed all tax returns and reports required by law to have been filed by it and has paid all taxes and governmental charges due and payable with respect to such return, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP (subject, in the case of such unaudited statements, to the absence of footnotes and to normal year-end adjustments) shall have been set aside on its books.  The Loan Parties have made adequate reserves on their books and records in accordance with GAAP (subject, in the case of such unaudited statements, to the absence of footnotes and to normal year-end adjustments) for all taxes that have accrued but which are not yet due and payable.  No Loan Party has participated in any transaction that relates to a year of the taxpayer (which is still open under the applicable statute of limitations) which is a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) (irrespective of the date when the transaction was entered into).

9.13 Solvency, etc.  On the Restatement Date, and immediately prior to and after giving effect to the issuance of each Letter of Credit and each borrowing hereunder and the use of the proceeds thereof, with respect to each Loan Party other than as set forth in Schedule 9.13 hereto, individually, (a) the fair value of its assets is greater than the amount of its liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated in accordance with GAAP, (b) the present fair saleable value of its assets is not less than the amount that will be required to pay the probable liability on its debts as they become absolute and matured, (c) it is able to realize upon its assets and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business, (d) it does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature and (e) it is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which its property would constitute unreasonably small capital.

9.14 Environmental Matters.  The on-going operations of each Loan Party comply in all respects with all Environmental Laws, except such non-compliance which could not (if enforced in accordance with applicable law) reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect.  Each Loan Party has obtained, and maintained in good standing, all licenses, permits, authorizations, registrations and other approvals required under any Environmental Law and required for their respective ordinary course operations, and for their reasonably anticipated future operations, and each Loan Party is in compliance with all terms and conditions thereof, except where the failure to do so could not reasonably be expected to result in material liability to any Loan Party and could not reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect.  No Loan Party or any of its properties or operations is subject to, or reasonably anticipates the issuance of, any written order from or agreement with any Federal, state or local governmental authority, nor subject to any judicial or docketed administrative or other proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Substance.  There are no Hazardous Substances or other conditions or circumstances existing with respect to any property, except for the Freeport Facility, arising from operations prior to the Closing Date, or relating to any waste disposal, of any Loan Party that would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect.  Except for Titan Tire Corporation (only with respect to the Freeport Facility), no Loan Party has any underground storage tanks that are not properly registered or permitted under applicable Environmental Laws or, to the best of Company’s knowledge, have released, leaked, disposed of or otherwise discharged Hazardous Substances.

9.15 Insurance.  Set forth on Schedule 9.15 is a complete and materially accurate summary of the property and casualty insurance program of the Loan Parties as of the Restatement Date (including the names of all insurers, policy numbers, expiration dates, amounts and types of coverage, annual premiums, exclusions, deductibles, self-insured retention, and a description in reasonable detail of any self-insurance program, retrospective rating plan, fronting arrangement or other risk assumption arrangement involving any Loan Party).  Each Loan Party and its properties are insured with financially sound and reputable insurance companies which are not Affiliates of the Loan Parties, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where such Loan Parties operate.

9.16 Real Property.  Set forth on Schedule 9.16 is a complete and materially accurate list, as of the Restatement Date, of the address of all real property owned or leased by any Loan Party, together with, in the case of leased property, the name and mailing address of the lessor of such property.

9.17 Information.  All information heretofore or contemporaneously herewith furnished in writing by any Loan Party to the Administrative Agent or any Lender for purposes of or in connection with this Agreement and the transactions contemplated hereby is, and all written information hereafter furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender pursuant hereto or in connection herewith will be, true and accurate in every material respect on the date as of which such information is dated or certified, and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which made (it being recognized by the Administrative Agent and the Lenders that any projections and forecasts provided by the Company are based on good faith estimates and assumptions believed by the Company to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may differ from projected or forecasted results).  The Lenders acknowledged that these projections and forecasts are based on the Company’s expectations and are subject to a number of risks and uncertainties, certain of which are beyond the Company’s control.  Actual results could differ materially from these projections and forecasts as a result of certain factors, including, (i) changes in the Company’s end-user markets as a result of world economics or regulatory influences, (ii) fluctuations in currency translations, (iii) changes in the marketplace, including new products and pricing changes by the Company’s competitors, (iv) availability and price of raw materials, (v) levels of operating efficiencies, (vi) actions of domestic and foreign governments, (vii) results of investments, and (viii) ability to secure financing at reasonable terms.  Any changes in such factors could lead to significantly different results.  The Company undertakes no obligation to update or revise any such projections or forecasts, whether as a result of new information, future events or otherwise.  In light of these risks and uncertainties, there can be no assurance that the projections and forecasts contained in this Agreement will in fact transpire.

9.18 Intellectual Property.  Each Loan Party owns and possesses or has a license or other right to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights and copyrights as are necessary for the conduct of the businesses of the Loan Parties, without any infringement upon rights of others which could reasonably be expected to have a Material Adverse Effect.

9.19 Burdensome Obligations.  No Loan Party is a party to any agreement or contract or subject to any restriction contained in its organizational documents which could reasonably be expected to have a Material Adverse Effect.

9.20 Labor Matters.  Except as set forth on Schedule 9.20, no Loan Party is subject to any labor or  collective bargaining agreement.  There are no existing or threatened strikes, lockouts or other labor disputes involving any Loan Party that singly or in the aggregate could reasonably be expected to have a Material Adverse Effect.  Hours worked by and payment made to employees of the Loan Parties are not in violation of the Fair Labor Standards Act or any other applicable law, rule or regulation dealing with such matters which could reasonably be expected to have a Material Adverse Effect.

9.21 No Default.  No Event of Default or Default exists or would result from the incurrence by any Loan Party of any Debt hereunder or under any other Loan Document.

9.22 Subordinated Debt.  The subordination provisions of the Subordinated Debt are enforceable against the holders of the Subordinated Debt by the Administrative Agent and the Lenders.

9.23 Subsidiary Assets.  No Subsidiary, other than the Foreign Subsidiaries and Domestic Subsidiaries, owns assets other than as disclosed on Schedule 9.23, which Schedule describes both the type and approximate value of such assets.

SECTION 10 AFFIRMATIVE COVENANTS.

Until the expiration or termination of the Commitments and thereafter until all Obligations hereunder and under the other Loan Documents are paid in full and all Letters of Credit have been terminated, the Company agrees that, unless at any time the Required Lenders shall otherwise expressly consent in writing, it will:

10.1 Reports, Certificates and Other Information.  Except as such information is available to the public by disclosures required by the United States Securities and Exchange Commission, furnish to the Administrative Agent and each Lender:

10.1.1 Annual Report.  Promptly when available and in any event within 90 days after the close of each Fiscal Year a copy of the annual audit report of the Company for such Fiscal Year, including therein consolidated balance sheets and statements of earnings and cash flows of the Company and its Subsidiaries at the end of such Fiscal Year, each certified without adverse reference to going concern value and without qualification by independent auditors of recognized standing selected by the Company and reasonably acceptable to the Administrative Agent.

10.1.2 Interim Reports.  (a)  Promptly when available and in any event within 45 days after the end of each Fiscal Quarter, consolidated balance sheets of each of (i) the Company and

(ii) the Obligors as of the end of such Fiscal Quarter, together with consolidated statements of earnings and cash flows for such Fiscal Quarter and for the period beginning with the first day of such Fiscal Year and ending on the last day of such Fiscal Quarter, certified by a Senior Officer of the Company; and if the Administrative Agent requests, (b) promptly when available and in any event within 30 days after the end of each month, consolidated balance sheets of each of (i) the Company and (ii) the Obligors as of the end of such month, together with consolidated statements of earnings and a consolidated statement of cash flows for such month and for the period beginning with the first day of such Fiscal Year and ending on the last day of such month, certified by a Senior Officer of the Company.

10.1.3 Compliance Certificates.  Contemporaneously with the furnishing of a copy of each annual audit report pursuant to Section 10.1.1 and each set of quarterly statements pursuant to Section 10.1.2, a duly completed compliance certificate in the form of Exhibit B, with appropriate insertions, dated the date of such annual report or such quarterly statements and signed by a Senior Officer of the Company, containing a computation of each of the financial ratios and restrictions set forth in Section 11.14 and to the effect that such officer has not become aware of any Event of Default or Default that has occurred and is continuing or, if there is any such event, describing it and the steps, if any, being taken to cure it.

10.1.4 Notice of Default, Litigation and ERISA Matters.  Promptly upon becoming aware of any of the following, written notice describing the same and the steps being taken by the Company or the Subsidiary affected thereby with respect thereto:

(a) the occurrence of an Event of Default or a Default;

(b) any litigation, arbitration or governmental investigation or proceeding not previously disclosed by the Company to the Lenders which has been instituted or, to the knowledge of the Company, is threatened against any Loan Party or to which any of the properties of any thereof is subject which might reasonably be expected to have a Material Adverse Effect;

(c) the institution of any steps by any member of the Controlled Group or any other Person to terminate any Pension Plan, or the failure of any member of the Controlled Group to make a required contribution to any Pension Plan (if such failure is sufficient to give rise to a Lien under Section 302(f) of ERISA) or to any Multiemployer Pension Plan, or the taking of any action with respect to a Pension Plan which could result in the requirement that the Company furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan or Multiemployer Pension Plan which could result in the incurrence by any member of the Controlled Group of any material liability, fine or penalty (including any claim or demand for withdrawal liability or partial withdrawal from any Multiemployer Pension Plan), or any material increase in the contingent liability of the Company with respect to any post-retirement welfare benefit plan or other employee benefit plan of the Company or another member of the Controlled Group, or any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent;

(d) any cancellation or material change in any insurance maintained by any Loan Party; or

(e) any other event (including (i) any violation of any Environmental Law or the assertion of any Environmental Claim or (ii) the enactment or effectiveness of any law, rule or regulation) which might reasonably be expected to have a Material Adverse Effect.

10.1.5 Borrowing Base Certificates.  Within thirty (30) days of the end of each of the first three Fiscal Quarters of each Fiscal Year and within sixty (60) days of the end of the last Fiscal Quarter of each Fiscal Year, a Borrowing Base Certificate dated as of the end of such Fiscal Quarter and executed by a Senior Officer of the Company on behalf of the Company (provided that (a) the Company shall deliver a Borrowing Base Certificate within twenty-five (25) days after the end of each calendar month if during such month the average daily balance of the Revolving Outstandings exceeded $125,000,000, (b) at any time an Event of Default exists, the Administrative Agent may require the Company to deliver Borrowing Base Certificates more frequently than quarterly), (c) the Company may, but is not required to, deliver a Borrowing Base Certificate as of the date of any request by Company for a Revolving Loan, and (d) the Borrowing Base Certificate for each Fiscal Quarter shall be based on the Company’s unaudited financial statements.  In the event the Company fails to timely deliver a Borrowing Base Certificate as set forth hereinabove, then, in addition to all other remedies set forth herein, the Base Rate Margin, LIBOR Margin and L/C Fee Rate shall be automatically adjusted at the highest rates set forth in the Pricing Grid, until such Borrowing Base Certificate is delivered.

10.1.6 Management Recommendation Reports.  If requested by the Administrative Agent and if not otherwise prohibited, promptly upon receipt thereof, copies of all detailed financial or management recommendation reports, if any, submitted to the Company by independent auditors in connection with each annual audit made by such auditors of the books of the Company.

10.1.7 Budgets.  As soon as practicable, and in any event not later than 30 days after the commencement of each Fiscal Year, a consolidated financial budget for the Company for such Fiscal Year (including annual operating and cash flow budgets) prepared in a manner consistent with the budget delivered by the Company to the Lenders prior to the Restatement

Date or otherwise in a manner reasonably satisfactory to the Administrative Agent, and such budgets shall have been prepared by the Company in good faith.

10.1.8 Senior Notes, Subordinated Debt and Other Material Debt Notices.  Promptly following receipt, copies of any notices (including notices of default or acceleration) received from any holder or trustee of, under or with respect to the Senior Notes, any Subordinated Debt with an original principal amount greater than $10,000,000, or any other Material Debt.

10.1.9 Other Information.  Promptly from time to time, such other information concerning the Loan Parties as any Lender or the Administrative Agent may reasonably request.

10.2 Books, Records and Inspections.  Keep, and cause each other Loan Party to keep, its books and records in accordance with sound business practices sufficient to allow the preparation of financial statements in accordance with GAAP; permit, and cause each other Loan Party to permit, any Lender or the Administrative Agent or any representative thereof to inspect the properties and operations of the Loan Parties; and permit, and cause each other Loan Party to permit, at any reasonable time and with reasonable notice (or at any time without notice if an Event of Default exists), any Lender or the Administrative Agent or any representative thereof to visit any or all of its offices, to discuss its financial matters with its officers and its independent auditors (and after and as long as an Event of Default continues the Company hereby authorizes such independent auditors to discuss such financial matters with any Lender or the Administrative Agent or any representative thereof), and to examine (and, at the expense of the Loan Parties, photocopy extracts from) any of its books or other records; and permit, and cause each other Loan Party to permit, the Administrative Agent and its representatives to inspect the Inventory and other tangible assets of the Loan Parties, to perform appraisals of the equipment of the Loan Parties, and to inspect, audit, check and make copies of and extracts from the books, records, computer data, computer programs, journals, orders, receipts, correspondence and other data relating to Inventory, Accounts and any other collateral, all at the expense of the Administrative Agent (except as set out in this Agreement).  If an Event of Default or Default exists, all such inspections or audits by the Administrative Agent shall be at the Company’s expense.

10.3 Maintenance of Property; Insurance.

(a) Keep, and cause each other Loan Party to keep, all property useful and necessary in the business of the Loan Parties in normal working order and condition, ordinary wear and tear excepted.

(b) Maintain, and cause each other Loan Party to maintain, with responsible insurance companies acceptable to the Administrative Agent, such insurance coverage as may be required by any law or governmental regulation or court decree or order applicable to it and such other insurance, to such extent and against such hazards and liabilities, as is customarily maintained by companies similarly situated, but which shall insure against all risks and liabilities of the type identified on Schedule 9.15 and shall have insured amounts no less than, and deductibles no higher than, those set forth on such schedule; and, upon request of the Administrative Agent or any Lender, furnish to the Administrative Agent or such Lender annually or upon any renewal of any policy a certificate setting forth in reasonable detail the nature and extent of all insurance maintained by the Loan Parties and delineating thereon the special provisions enumerated herein.  The Company shall cause each issuer of an insurance policy to provide the Administrative Agent, for the benefit of any Lender, with an endorsement (i) showing the Administrative Agent as additional insured and loss payee with respect to each policy of property insurance and naming the Administrative Agent on behalf of the Lenders as an additional insured with respect to each policy of liability insurance, (ii) providing that 30 days’ notice will be given to the Administrative Agent prior to any cancellation of, material reduction or change in coverage provided by or other material modification to such policy, (iii) providing breach of warranty coverage with respect to each policy of property insurance, and (iv) providing a waiver of subrogation in favor of the Administrative Agent on behalf of the Lenders.  The Company shall execute and deliver to the Administrative Agent a collateral assignment, in form and substance satisfactory to the Administrative Agent, of each business interruption insurance policy maintained by the Company.

(c)           UNLESS THE COMPANY PROVIDES THE ADMINISTRATIVE AGENT WITH EVIDENCE OF THE INSURANCE COVERAGE REQUIRED BY THIS AGREEMENT, THE ADMINISTRATIVE AGENT MAY PURCHASE INSURANCE AT THE COMPANY’S EXPENSE TO PROTECT THE ADMINISTRATIVE AGENT’S AND THE LENDERS’ INTERESTS IN THE COLLATERAL.  THIS INSURANCE MAY, BUT NEED NOT, PROTECT ANY LOAN PARTY’S INTERESTS.  THE COVERAGE THAT THE ADMINISTRATIVE AGENT PURCHASES MAY NOT PAY ANY CLAIM THAT IS MADE AGAINST ANY LOAN PARTY IN CONNECTION WITH THE COLLATERAL.  THE COMPANY MAY LATER CANCEL ANY INSURANCE PURCHASED BY THE ADMINISTRATIVE AGENT, BUT ONLY AFTER PROVIDING THE ADMINISTRATIVE AGENT WITH EVIDENCE THAT THE COMPANY HAS OBTAINED INSURANCE AS REQUIRED BY THIS AGREEMENT.  IF THE ADMINISTRATIVE AGENT PURCHASES INSURANCE FOR THE COLLATERAL, THE COMPANY WILL BE RESPONSIBLE FOR THE COSTS OF THAT INSURANCE, INCLUDING INTEREST AND ANY OTHER CHARGES THAT MAY BE IMPOSED WITH THE PLACEMENT OF THE INSURANCE, UNTIL THE EFFECTIVE DATE OF THE CANCELLATION OR EXPIRATION OF THE INSURANCE.  THE COSTS OF THE INSURANCE MAY BE ADDED TO THE PRINCIPAL AMOUNT OF THE LOANS OWING HEREUNDER.  THE COSTS OF THE INSURANCE MAY BE MORE THAN THE COST OF THE INSURANCE THE LOAN PARTIES MAY BE ABLE TO OBTAIN ON THEIR OWN.

10.4 Compliance with Laws; Payment of Taxes and Liabilities.  (a)  Comply, and cause each other Loan Party to comply, in all material respects with all applicable laws, rules, regulations, decrees, orders, judgments, licenses and permits, except where failure to comply could not reasonably be expected to have a Material Adverse Effect; (b) without limiting clause (a) above, ensure, and cause each other Loan Party to ensure, that no person who owns a controlling interest in or otherwise controls a Loan Party is or shall be (i) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (ii) a person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders, (c) without limiting clause (a) above, comply, and cause each other Loan Party to comply, with all applicable Bank Secrecy Act (“BSA”) and anti-money laundering laws and regulations and (d) pay, and cause each other Loan Party to pay, prior to delinquency, all taxes and other governmental charges against it or any collateral, as well as claims of any kind which, if unpaid, could become a Lien on any of its property; provided that the foregoing shall not require any Loan Party to pay any such tax or charge so long as it shall contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books adequate reserves with respect thereto in accordance with GAAP and, in the case of a claim which could become a Lien on any collateral, such contest proceedings shall stay the foreclosure of such Lien or the sale of any portion of the collateral to satisfy such claim.

10.5 Maintenance of Existence, etc.  Maintain and preserve, and (subject to Section 11.5) cause each other Loan Party to maintain and preserve, (a) its existence and good standing in the jurisdiction of its organization and (b) its qualification to do business and good standing in each jurisdiction where the nature of its business makes such qualification necessary (other than such jurisdictions in which the failure to be qualified or in good standing could not reasonably be expected to have a Material Adverse Effect).

10.6 Use of Proceeds.  Use the proceeds of the Loans and the Letters of Credit, solely to fund and pay for acquisitions approved by the Required Lenders, for working capital purposes, for Capital Expenditures and for other general business purposes; and not use or permit any proceeds of any Loan to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of ‘purchasing or carrying’ any Margin Stock.

10.7 Employee Benefit Plans.

(a) Unless and to the extent any Pension Plan is terminated, maintain, and cause each other member of the Controlled Group to maintain, each Pension Plan in substantial compliance with all applicable requirements of law and regulations.

(b) Make, and cause each other member of the Controlled Group to make, on a timely basis, all required contributions to any Multiemployer Pension Plan.

(c) Without the Administrative Agent’s prior consent, not to be unreasonably withheld, not, and not permit any other member of the Controlled Group to (i) seek a waiver of the minimum funding standards of ERISA, (ii) terminate or withdraw from any Pension Plan or Multiemployer Pension Plan or (iii) take any other action with respect to any Pension Plan that would reasonably be expected to entitle the PBGC to terminate, impose liability in respect of, or cause a trustee to be appointed to administer, any Pension Plan, unless the actions or events described in clauses (i), (ii) and (iii) individually or in the aggregate would not have a Material Adverse Effect.

(d) If any Person institutes steps to terminate a Pension Plan, and as a result of such termination the Company or any member of the Controlled Group could be required to make a contribution to such Pension Plan or otherwise incur a liability to such Pension Plan, the Company shall promptly notify the Administrative Agent.

10.8 Environmental Matters.  If any release or threatened release or other disposal of Hazardous Substances shall occur or shall have occurred on any real property or any other assets of any Loan Party, the Company shall, or shall cause the applicable Loan Party to, cause the prompt containment and removal of such Hazardous Substances and the remediation of such real property or other assets as necessary to comply with all Environmental Laws and to preserve the value of such real property or other assets.  Without limiting the generality of the foregoing, the Company shall, and shall cause each other Loan Party to, comply with any Federal or state judicial or administrative order requiring the performance at any real property of any Loan Party of activities in response to the release or threatened release of a Hazardous Substance.  To the extent that the transportation of Hazardous Substances is permitted by this Agreement, the Company shall, and shall cause its Subsidiaries to, dispose of such Hazardous Substances, or of any other wastes, only at licensed disposal facilities operating in compliance with Environmental Laws.

10.9 Further Assurances.  Take, and cause each other Loan Party to take, such actions as are necessary or as the Administrative Agent or the Required Lenders may reasonably request from time to time to ensure that the Obligations of each Loan Party under the Loan Documents are (A) secured by the assets of the type that the Loan Documents purport to grant a security interest in, including all Capital Securities of each Domestic Subsidiary, of (i) the Company, (ii) each Domestic Subsidiary and (iii) any Subsidiary that becomes a guarantor of the Senior Notes or any other Material Debt, and (B) guaranteed by each Domestic Subsidiary and any Subsidiary that becomes a guarantor of the Senior Notes or any other Material Debt, in each case as the Administrative Agent may determine, including (x) the execution and delivery of guaranties, security agreements, pledge agreements, mortgages, deeds of trust, financing statements and other documents, and the filing or recording of any of the foregoing, and (y) the delivery of certificated securities and other collateral with respect to which perfection is obtained by possession.  If the Administrative Agent at any time has a reasonable basis to believe that there may be a violation of any Environmental Laws by any Loan Party, on, at, in, under, above, to, from or about any of its Mortgaged Real Property, which, in each case, could reasonably be expected to have a Material Adverse Effect then each Loan Party, with respect to such Mortgaged Real Property, upon the Administrative Agent’s written request shall cause the performance of such environmental audits, including subsurface sampling of soil and groundwater, and preparation of such environmental reports, at the Company’s expense, as the Administrative Agent and the Company may mutually agree, or, if any Default or Event of Default then exists and is continuing, as the environmental consulting firms reasonably acceptable to the Administrative Agent suggest and shall be in form and substance acceptable to the Administrative Agent.

10.10 Deposit Accounts.  Unless the Administrative Agent otherwise consents in writing, which consent shall not be unreasonably withheld, in order to facilitate the Administrative Agent’s and the Lenders’ maintenance and monitoring of their security interests in the collateral, maintain its and all of Domestic Subsidiaries’ principal deposit accounts with the Administrative Agent and the Lenders; provided, that any deposit account maintained with a Lender other than the Administrative Agent is subject to a tri-party account control agreement with respect to each such account on terms acceptable to the Administrative Agent.

10.11           Intentionally omitted.

10.12 Syndication.  Enter into such modifications to the Loan Documents as the Administrative Agent may reasonably request as necessary for the syndication of the Loans and the Commitments.

10.13 Appraisals.  Each Loan Party shall, upon the Administrative Agent’s written request, (i) cause the performance of such appraisals of the Collateral (excluding the Real Estate), at Lenders’ expense (except with respect to the initial appraisals and any appraisal undertaken after an Event of Default which shall be at Company’s expense), as the Administrative Agent may from time to time reasonably request, which shall be conducted by the prior appraisal firms or reputable firms reasonably acceptable to the Administrative Agent and shall be in form and substance acceptable to the Administrative Agent, and (ii) permit the Administrative Agent or its representatives to have access to all Real Estate for the purpose of conducting such appraisals as the Administrative Agent deems appropriate; provided that if an Event of Default shall not have occurred, the Administrative Agent shall request such appraisals no more frequently than once annually from and after the Restatement Date.  Obligors shall reimburse the Administrative Agent for the costs of such appraisals for which they are responsible, and the same will constitute a part of  the Obligations secured hereunder.  The Administrative Agent agrees to use reasonable efforts to limit the costs of such appraisals to not more than $75,000 per year without limiting the scope of any such appraisal.  The

 Administrative Agent agrees to notify Company if any such appraisal exceeds or is anticipated to exceed such amount.

10.14 Immaterial Subsidiaries’ Assets.  Not permit any Immaterial Subsidiary listed on Schedule 9.23 to own assets (excluding, in the case of Titan Tire Corporation of Texas, the Brownsville Facility) having an aggregate book value which is greater than 130% of that aggregate amount expressed in Schedule 9.23.

10.15 Escrow.  All payment Assignments made by the Obligors to the Administrative Agent pursuant to the Assignment of Claims Act of 1940 and all Pledged Equity (as defined in the Guaranty and Collateral Agreement) and stock powers relating thereto shall be deposited with the Escrow Agent pursuant to the terms of the Escrow Agreement.

SECTION 11 NEGATIVE COVENANTS

Until the expiration or termination of the Commitments and thereafter until all Obligations hereunder and under the other Loan Documents are paid in full and all Letters of Credit have been terminated, the Company agrees that, unless at any time the Required Lenders shall otherwise expressly consent in writing, it will:

11.1 Debt.  Not, and not permit any other Loan Party to, create, incur, guaranty, assume or suffer to exist any Debt, except:

(a) Debt of the Company and the Loan Parties in an aggregate outstanding amount not at any time exceeding $50,000,000;

(b) Obligations under this Agreement and the other Loan Documents;

(c) Debt of the Company to any Domestic Subsidiary or Debt of any Domestic Subsidiary to the Company or another Domestic Subsidiary; provided that such Debt shall be evidenced by a demand note in form and substance reasonably satisfactory to the Administrative Agent and pledged and delivered to the Administrative Agent pursuant to the Collateral Documents as additional collateral security for the Obligations, and the obligations under such demand note shall be subordinated to the Obligations of the Company hereunder in a manner reasonably satisfactory to the Administrative Agent;

(d) Hedging Obligations approved by the Administrative Agent and incurred in favor of a Lender or an Affiliate thereof for bona fide hedging purposes and not for speculation;

(e) Debt described on Schedule 11.1 and any extension, renewal or refinancing thereof so long as the principal amount thereof is not increased nor the amortization thereof decreased;

(f) Unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law;

(g) Debt in respect of Taxes, assessments, governmental charges or levies and claims for labor, materials, and supplies to the extent payment thereof shall not at the time be required by Section 10.4;

(h) Contingent Liabilities arising with respect to customary indemnification obligations in favor of sellers in connection with Acquisitions permitted under Section 11.5 and purchasers in connection with dispositions permitted under Section 11.5; and

(i) the Senior Notes.

Notwithstanding the foregoing, neither the Company nor any other Loan Party shall be permitted to incur Debt hereunder to the extent the Company or any other Loan Party is prohibited from incurring such Debt pursuant to the terms of the documents governing any Material Debt.

11.2 Liens.  Not, and not permit any other Loan Party to, create or permit to exist any Lien on any of its real or personal properties, assets or rights of whatsoever nature (whether now owned or hereafter acquired) including without limitation the Freeport Facility and the Bryan Facility, except:

(a) Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and, in each case, for which it maintains adequate reserves;

(b) Liens arising in the ordinary course of business (such as (i) Liens of carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by law and securing obligations not exceeding in the aggregate $20,000,000 at any time and (ii) Liens in the form of deposits or pledges incurred in connection with worker’s compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA) or in connection with surety bonds, bids, performance bonds and similar obligations) for sums not overdue or being contested in good faith by appropriate proceedings and not involving any advances or borrowed money or the deferred purchase price of property or services and, in each case, for which it maintains adequate reserves;

(c) Liens described on Schedule 11.2 as of the Restatement Date;

(d) subject to the limitation set forth in Section 11.1(a), (i) Liens arising in connection with Capital Leases (and attaching only to the property being leased), (ii) Liens existing on property at the time of the acquisition thereof by any Loan Party

(and not created in contemplation of such acquisition) and (iii) Liens that constitute purchase money security interests on any property securing debt incurred for the purpose of financing all or any part of the cost of acquiring such property, provided that any such Lien attaches to such property within 20 days of the acquisition thereof and attaches solely to the property so acquired;

(e) attachments, appeal bonds, judgments and other similar Liens, which would not be reasonably expected to result in a Material Adverse Effect arising in connection with court proceedings, provided the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;

(f) easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of any Loan Party;

(g) Liens arising under the Loan Documents; and

(h) the replacement, extension or renewal of any Lien permitted by clause (c) above upon or in the same property subject thereto arising out of the extension, renewal or replacement of the Debt secured thereby (without increase in the amount thereof).

11.3 Operating Leases.  Not permit the aggregate amount of all rental payments under Operating Leases made (or scheduled to be made) by the Loan Parties (on a consolidated basis) to exceed $15,000,000 in any Fiscal Year, except in any Fiscal Year when prepayment described in Section 11.4(e)(vi) may occur.

11.4 Restricted Payments.  Not, and not permit any other Loan Party to, (a) make any distribution to any holders of its Capital Securities, (b) purchase or redeem any of its Capital Securities in excess of $5,000,000 in the aggregate in any Fiscal Year, (c) pay any management fees or similar fees to any of its equityholders or any Affiliate thereof, (d) make any redemption, prepayment, defeasance, repurchase or any other payment in respect of any Subordinated Debt, (e) make any voluntary redemption, prepayment, defeasance, repurchase or any other voluntary payment in respect of any Senior Notes or any other Material Debt (other than a Debt secured by a Permitted Lien if the asset securing such Debt is sold in accordance with Section 11.5); or (f) set aside funds for any of the foregoing.  Notwithstanding the foregoing, (i) any Subsidiary may pay dividends or make other distributions to the Company or to a Domestic Subsidiary; (ii) the Company may make regularly scheduled payments of interest in respect of Subordinated Debt to the extent permitted under the subordination provisions thereof; (iii) the Loan Parties may make regularly scheduled principal and interest payments in respect of, and may prepay with any Permitted Refinancing, the Senior Notes and any other Material Debt; (iv) the Company may pay a cash dividend in any Fiscal Quarter of not more than $1,000,000 in the aggregate; (v) the Company may pay directors’ fees and reimbursable expenses; and (vi) in addition to the purchase or redemption of Capital Securities permitted pursuant to clause (b) of this Section 11.4, the Company may make Permitted Redemptions during the term of this Agreement on any date, so long as, after giving effect thereto, tested only as of the date thereof and not subject to a retest due to a change in any of the following at any time thereafter: (A) the Company’s Revolving Loan Excess Availability is equal to or greater than $100,000,000 (B) the Available Amount equals or exceeds $0 and (C) no Event of Default or Default exists or would result therefrom.  For purposes of clarification, neither the Company nor any other Loan Party shall make any payment otherwise permitted to be made under this Section 11.4 to the extent such payment would be prohibited pursuant to the terms of the documents governing any Material Debt.

11.5 Mergers, Consolidations, Sales.  Not, and not permit any other Loan Party to, (a) create any Subsidiary; (b) without the Required Lenders’ prior written consent, not to be unreasonably withheld, to consummate any merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets or any Capital Securities of any class of, or any partnership or joint venture interest in, any other Person, including, without limitation, Titan Europe, (c) sell, transfer, convey or lease all or any substantial part of its assets or Capital Securities (including the sale of Capital Securities of any Subsidiary) except for sales of Inventory in the ordinary course of business or as otherwise allowed in this Agreement, or (d) sell or assign with or without recourse any receivables.  Notwithstanding the foregoing, the following shall be permitted:  (i) with Required Lenders’ prior written consent (such consent not to be unreasonably withheld) the sale, transfer, conveyance or other disposition by a Loan Party of machinery and equipment during the term of this Agreement having an Orderly Liquidation Value not exceeding $50,000,000 in the aggregate, provided however, no disposition may occur if and to the extent that any such contemplated disposition is for a cash amount which is less than the Orderly Liquidation Value of any such asset; (ii) transfers between Obligors provided that the Administrative Agent maintains a first priority perfected security interest in the asset transferred; (iii) sales of the Capital Securities of any Foreign Subsidiary; and (iv) the sale, transfer, conveyance or other disposition by a Loan Party of equipment or fixtures that are obsolete or no longer used or useful in such Loan Party’s business and having a value not exceeding $10,000,000 in the aggregate in any Fiscal Year, provided such equipment or fixtures is replaced by equipment or fixtures of comparable value or worth and provided further that the Administrative Agent maintains a first priority perfected security interest in the replacement equipment or fixtures. With respect to any disposition of assets or other properties permitted pursuant to clause (i) above, the Administrative Agent agrees, upon reasonable prior written notice, to release the Lien on such assets or other properties in order to permit the applicable Loan Party to effect such disposition and shall execute and deliver to Company at Company’s expense, appropriate UCC-3 termination statements and other releases as reasonably requested by Company.

11.6 Modification of Organizational Documents.  Not permit the charter, by-laws or other organizational documents of any Loan Party to be amended or modified in any way which could reasonably be expected to materially adversely affect the interests of the Lenders.

11.7 Transactions with Affiliates.  Not, and not permit any other Loan Party to, enter into, or cause, suffer or permit to exist any transaction, arrangement or contract with any of its other Affiliates (other than the Loan Parties) other than in the ordinary course of business and which is on fair and reasonable terms which are no less favorable than are obtainable from any Person which is not one of its Affiliates. In addition, if any such transaction or series of related transactions involves payments in excess of $10,000,000 in the aggregate, the terms of these transactions if not previously disclosed in Schedule 11.7 must be disclosed in advance to the Administrative Agent.  All such transactions existing as of the date hereof are described on Schedule 11.7.  No Loan Party shall enter into any lending or borrowing transaction with any employees of any Loan Party, except loans to their respective employees on an arm’s-length basis in the ordinary course of business consistent with past practices for travel expenses, relocation costs and similar purposes and stock option financing up to a maximum of $500,000 in the aggregate at any one time outstanding.

11.8 Unconditional Purchase Obligations.  Not, and not permit any other Loan Party to, enter into or be a party to any contract for the purchase of materials, supplies or other property or services if such contract requires that payment be made by it regardless of whether delivery is ever made of such materials, supplies or other property or services, which is outside of the ordinary course of business and inconsistent with past practices.

11.9 Inconsistent Agreements.  Not, and not permit any other Loan Party to, enter into any agreement containing any provision which would (a) be violated or breached by any borrowing by the Company hereunder or by the performance by any Loan Party of any of its Obligations hereunder or under any other Loan Document, (b) prohibit any Loan Party from granting to the Administrative Agent and the Lenders, a Lien on any of its assets or (c) create or permit to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (i) pay dividends or make other distributions to the Company or any other Subsidiary, or pay any indebtedness owed to the Company or any other Subsidiary, (ii) make loans or advances to any Loan Party or (iii) transfer any of its assets or properties to any Loan Party, other than (A) customary restrictions and conditions contained in agreements relating to the sale of all or a substantial part of the assets of any Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary to be sold and such sale is permitted hereunder (B) restrictions or conditions imposed by any agreement relating to purchase money indebtedness, Capital Leases and other secured indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such indebtedness and (C) customary provisions in leases and other contracts restricting the assignment thereof.

11.10 Business Activities; Issuance of Equity.  Not, and not permit any other Loan Party to, engage in any line of business other than the businesses engaged on the date hereof and businesses reasonably related thereto and shall not and not permit any other Loan Party to change its business objectives, purposes or operations if such activities could in any way adversely effect the repayment of the Loans or any other Debt or could reasonably be expected to result in a Material Adverse Effect.  Not, and not permit any other Loan Party to, issue any Capital Securities other than (a) any issuance of shares of the Company’s Common Stock pursuant to (i) a stock split approved by the Company’s board of directors or (ii) any employee or director option program, benefit plan or compensation program; (b) any issuance by a Subsidiary to the Company or another Subsidiary in accordance with Section 11.4; or (c) for a merger or acquisition with the prior written consent of the Administrative Agent, which shall not be unreasonably withheld.

11.11 Investments.  Except as otherwise expressly permitted by this Section 11, no Loan Party shall make or permit to exist any Investment in, any Person, except that (a) Obligors may hold investments comprised of notes payable, or stock or other securities issued by Account Debtors to any Obligor pursuant to negotiated agreements with respect to settlement of such Account Debtor’s Accounts in the ordinary course of business, so long as Obligors deliver physical possession of such note payable, stock or other security to the Administrative Agent along with all endorsements and stock powers requested by the Administrative Agent with respect to any such note payable, stock or security that exceeds $1,000,000; (b) each Loan Party may maintain its existing investments in its Subsidiaries and in Titan Europe as of the Restatement Date as set forth on Schedule 11.11; (c) Obligors may on any date make Permitted Minority Investments (and once made, such Investments may be maintained), so long as, after giving effect thereto, tested only as of the date thereof and not subject to a retest due to a change in any of the following at any time thereafter: (A) the Company’s Revolving Loan Excess Availability is equal to or greater than $100,000,000, (B) the Available Amount equals or exceeds $0 and (C) no Event of Default or Default exists or would result therefrom; (d) so long as no Default or Event of Default shall have occurred and be continuing, the Obligors’ may use available unrestricted cash balances, subject to a perfected security interest in such investment in favor of the Administrative Agent (provided that with respect to investments existing on the Restatement Date, such security interest is not required to be perfected prior March 31, 2009), to acquire (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency thereof maturing within one year from the date of acquisition thereof, (ii) commercial paper maturing no more than one year from the date of creation thereof and currently having the highest rating obtainable from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc., (iii) certificates of deposit, maturing no more than one year from the date of creation thereof, issued by commercial banks incorporated under the laws of the United States of America, and either (A) such certificate of deposit is fully insured by the FDIC or (B) is issued by such commercial banks, each having combined capital, surplus and undivided profits of not less than $200,000,000 and having a senior unsecured rating of “A” or better by a nationally recognized rating agency (an “A Rated Bank”), (iv) interest or non-interest bearing deposits and time deposits, maturing no more than 30 days from the date of creation thereof, in each case with A Rated Banks or Lenders and (v) mutual funds that invest solely in one or more of the investments described in clauses (i) through (iv) above; and (e) Obligors may hold notes payable or other indebtedness from any Foreign Subsidiary of any Loan Party, provided that (A) each such Foreign Subsidiary shall have executed and delivered to each such Obligor, a demand note (collectively, the “Intercompany Notes”) to evidence any such intercompany Indebtedness owing at any time by such Foreign Subsidiary to such Obligor, which Intercompany Notes shall be in form and substance satisfactory to the Administrative Agent and shall be pledged and delivered to the Administrative Agent pursuant to a pledge agreement or security agreement in form and content satisfactory to the Administrative Agent in its sole discretion as additional collateral security for the Obligations, (B) each Loan Party shall record all intercompany transactions on its books and records in a manner consistent with past practices, (C) at the time any such intercompany loan or advance is made by any Obligor to any Foreign Subsidiary and after giving effect thereto, each such Obligor shall be Solvent, (D) no Default or Event of Default exists or would occur and be continuing after giving effect to any such proposed intercompany loan, (E) the recipient of such intercompany loans shall be creditworthy as determined by the Administrative Agent, (F) such foreign intercompany loans do not exceed at any time, in the aggregate, the sum of $50,000,000; and (G) the Company’s Revolving Loan Excess Availability is equal to or greater than $100,000,000 after giving effect to such Investment.

11.12 Restriction of Amendments to Certain Documents.  Not amend or otherwise modify, or waive any rights under, the Foreign Affiliate Loans, or Senior Notes if, in any case, such amendment, modification or waiver could be adverse to the interests of the Lenders.

11.13 Fiscal Year.  Not change its Fiscal Year.

11.14 Financial Covenants.

11.14.1 Intentionally Omitted.

11.14.2 Fixed Charge Coverage Ratio.  In the event the average daily balance of the Revolving Outstandings exceed $125,000,000 during any 30 day period ending during any Fiscal Quarter, not permit the Fixed Charge Coverage Ratio for the Computation Period ending on the last day of such Fiscal Quarter to be less than 1.0 to 1.0.

11.14.3 Collateral Coverage.  Not permit (a) the sum of the Borrowing Base, plus the unrestricted cash of all Obligors; divided by (b) the Revolving Outstandings, to be less than one and one-fifth (1.20).

11.14.4 Cancellation of Debt.  Not, and not permit any other Loan Party to, cancel any claim or debt owing to it, except for reasonable consideration negotiated on an arms-length basis and in the ordinary course of business consistent with past practices and customary write downs and charge offs for bad debts consistent with past practices.

11.15 ERISA.  No Loan Party shall cause or permit to occur an event which could result in the imposition of a Lien under Section 412 of the IRC or Section 302 or 4068 of ERISA or cause or permit to occur a Termination Event to the extent such Termination Event could reasonably be expected to have a Material Adverse Effect.

11.16 Inventory.  Not permit Inventory of the Loan Parties having an aggregate book value exceeding Sixty Million and No/100 Dollars ($60,000,000.00) at any time to be in a location or locations other than the Mortgaged Real Property, the Brownsville Facility, the Freeport Facility, the Bryan Facility, and that facility currently occupied by Titan Wheel Corporation of Virginia as its principal place of business.

11.17 Restricted Subsidiaries.  Neither Titan Luxembourg S.A.R.L., Titan Europe nor any of their respective Subsidiaries shall (i) become Restricted Subsidiaries (as defined in the Senior Note Indenture) under the Senior Note Indenture or (ii) guaranty or directly or indirectly provide credit support for any Material Debt.

SECTION 12 EFFECTIVENESS; CONDITIONS OF LENDING, ETC.

The effectiveness of this Agreement is subject to the following conditions precedent:

12.1 Effectiveness.  The effectiveness of this Agreement is subject to the condition precedent that the Administrative Agent shall have received all of the following, each duly executed and dated the Restatement Date (or such earlier date as shall be satisfactory to the Administrative Agent), in form and substance satisfactory to the Administrative Agent (and the date on which all such conditions precedent have been satisfied or waived in writing by the Administrative Agent and the Lenders is called the “Restatement Date”):

12.1.1 Notes.  A Note for each Lender.

12.1.2 Authorization Documents.  For each Loan Party, such Person’s (a) charter (or similar formation document), certified by the secretary of each Loan Party; (b) good standing certificates in its state of incorporation (or formation) and in each other state requested by the Administrative Agent; (c) bylaws (or similar governing document); (d) resolutions of its board of directors (or similar governing body) approving and authorizing such Person’s execution, delivery and performance of the Loan Documents to which it is party and the transactions contemplated thereby; and (e) signature and incumbency certificates of its officers executing any of the Loan Documents (it being understood that the Administrative Agent and each Lender may conclusively rely on each such certificate until formally advised by a like certificate of any changes therein), all certified by its secretary or an assistant secretary (or similar officer) as being in full force and effect without modification.

12.1.3 Consents, etc.  Certified copies of all documents evidencing any necessary corporate or partnership action, consents and governmental approvals (if any) required for the execution, delivery and performance by the Loan Parties of the documents referred to in this Section 12.

12.1.4 Reaffirmation.  The Reaffirmation Agreement, all other Collateral Documents, and all instruments, documents, certificates and agreements executed or delivered pursuant thereto (including intellectual property assignments and all pledged Collateral, with undated irrevocable transfer powers executed in blank, which shall be executed by each Loan Party).

12.1.5 Assignments.  The Escrow Agent shall have received all payment Assignments made by the Obligors to the Administrative Agent pursuant to the Assignment of Claims Act of 1940 and all Pledged Equity and stock powers required to be delivered to the Administrative Agent pursuant to the terms of the Guaranty and Collateral Agreement.

12.1.6 Real Estate Documents.  With respect to each parcel of Mortgaged Real Property, a duly executed amendment to the Mortgage, in form and substance acceptable to the Administrative Agent, together with:

(a) a date-down of the existing ALTA Loan Title Insurance Policy containing such endorsements as the Administrative Agent may reasonably require; and

(b) to the extent necessary to obtain the date-down referenced in clause (a) of this Section 12.1.6, a survey certified to the Administrative Agent for the benefit of the Lenders meeting such standards as the Administrative Agent may reasonably establish.

12.1.7 Opinions of Counsel.  Opinions of counsel for each Obligor covering the laws of the state of Illinois.

12.1.8 Insurance.  Evidence of the existence of insurance required to be maintained pursuant to Section 10.3(b), together with evidence that the Administrative Agent has been named as a lender’s loss payee and an additional insured on all related insurance policies.

12.1.9 Subordination.  A duly executed reaffirmation of the existing subordination letter with respect to the Foreign Affiliate Loans.

12.1.10 Payment of Fees.  Evidence of payment by the Company of all accrued and unpaid fees, costs and expenses to the extent then due and payable under the Fee Letter on or before the Restatement Date, together with all Attorney Costs of the Administrative Agent to the extent invoiced prior to the Restatement Date, plus such additional amounts of Attorney Costs as shall constitute the Administrative Agent’s reasonable estimate of Attorney Costs incurred or to be incurred by the Administrative Agent through the closing proceedings (provided that such estimate shall not thereafter preclude final settling of accounts between the Company and the Administrative Agent).

12.1.11 Compliance.  The Obligors shall be in full compliance with the terms of this Agreement and other Loan Documents and no Event of Default or Default shall have occurred or be continuing.

12.1.12 Search Results; Lien Terminations.  Certified copies of Uniform Commercial Code search reports dated a date reasonably near to the Restatement Date, listing all effective financing statements which name any Obligor (under their present names and any previous names) as debtors, together with (a) copies of such financing statements and (b) such other Uniform Commercial Code termination statements as the Administrative Agent may reasonably request.

12.1.13 Filings, Registrations and Recordings.  The Administrative Agent shall have received each document (including Uniform Commercial Code financing statements) required by the Collateral Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create or continue in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the collateral described therein, prior to any other Liens (subject only to Liens permitted pursuant to Section 11.2), in proper form for filing, registration or recording.

12.1.14 Borrowing Base Certificate.  A Borrowing Base Certificate with an effective date as of the end of the Company’s third 2008 Fiscal Quarter.

12.1.15 Closing Certificate.  A certificate executed by an officer of the Company on behalf of the Company certifying the matters set forth in Section 12.2.1 as of the Restatement Date.

12.1.16 Prior Lender Consents.  A consent from each Existing Lender set forth on Annex C in form satisfactory to the Administrative Agent.

12.1.17 Other.  Such other documents as the Administrative Agent or any Lender may reasonably request.

12.2 Conditions.  The obligation (a) of each Lender to make each Loan and (b) of the Issuing Lender to issue each Letter of Credit (including any such Loan or Letter of Credit made or issued on the Restatement Date) is subject to the following further conditions precedent that:

12.2.1 Compliance with Warranties, No Default, etc.  Both before and after giving effect to any borrowing and the issuance of any Letter of Credit, the following statements shall be true and correct:

(a) the representations and warranties of each Loan Party set forth in this Agreement and the other Loan Documents shall be true and correct in all respects with the same effect as if then made (except to the extent stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date); and

(b) no Event of Default or Default shall have then occurred and be continuing.

12.2.2 Confirmatory Certificate.  If requested by the Administrative Agent or any Lender, the Administrative Agent shall have received a certificate dated the date of such requested Loan or Letter of Credit and signed by a duly authorized representative of the Company as to the matters set out in Section 12.2.1 (it being understood that each request by the Company for the making of a Loan or the issuance of a Letter of Credit shall be deemed to constitute a representation and warranty by the Company that the conditions precedent set forth in Section 12.2.1 will be satisfied at the time of the making of such Loan or the issuance of such Letter of Credit), together with such other documents as the Administrative Agent or any Lender may reasonably request in support thereof.

SECTION 13 EVENTS OF DEFAULT AND THEIR EFFECT.

13.1 Events of Default.  Each of the following shall constitute an Event of Default under this Agreement:

13.1.1 Non-Payment of the Loans, etc.  Default in the payment when due of the principal of any Loan; or default, and continuance thereof for five days, in the payment when due of any interest, fee, reimbursement obligation with respect to any Letter of Credit or other amount payable by the Company hereunder or under any other Loan Document.

13.1.2 Non-Payment of Other Debt.  Any default shall occur which is not cured within any applicable cure period under the terms applicable to any Debt of any Loan Party in an aggregate amount (for all such Debt so affected and including undrawn committed or available amounts and amounts owing to all creditors under any combined or syndicated credit arrangement) exceeding Ten Million and No/100 Dollars ($10,000,000.00) and such default shall (a) consist of the failure to pay such Debt when due, whether by acceleration or otherwise, or (b) accelerate the maturity of such Debt or permit the holder or holders thereof, or any trustee or agent for such holder or holders, to cause such Debt to become due and payable (or require any Loan Party to purchase or redeem such Debt or post cash collateral in respect thereof) prior to its expressed maturity.

13.1.3 Other Material Obligations.  Default which is not cured within any applicable cure period in the payment when due, or in the performance or observance of, any material obligation of, or condition agreed to by, any Loan Party with respect to any material purchase or lease of goods or services where such default, singly or in the aggregate with all other such defaults, might reasonably be expected to have a Material Adverse Effect.

13.1.4 Bankruptcy, Insolvency, etc.  Any Loan Party becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due; or any Loan Party applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for such Loan Party or any property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for any Loan Party or for a substantial part of the property of any thereof and is not discharged within 60 days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect of any Loan Party, and if such case or proceeding is not commenced by such Loan Party, it is consented to or acquiesced in by such Loan Party, or remains for 60 days undismissed; or any Loan Party takes any action to authorize, or in furtherance of, any of the foregoing.

13.1.5 Non-Compliance with Loan Documents.  (a) Failure by any Loan Party to comply with or to perform any covenant set forth in Section 10.1.5, 10.3(b),10.5 or 10.6 or Section 11; or (b) failure by any Loan Party to comply with or to perform any other provision of this Agreement or any other Loan Document (and not constituting an Event of Default under any other provision of this Section 13) and continuance of such failure described in this clause (b) for 30 days.

13.1.6 Representations; Warranties.  Any representation or warranty made by any Loan Party herein or any other Loan Document is breached or is false or misleading in any material respect, or any schedule, certificate, financial statement, report, notice or other writing furnished by any Loan Party to the Administrative Agent or any Lender in connection herewith is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified.

13.1.7 Pension Plans.  (a)  any Loan Party does not materially comply with ERISA and all other federal and local laws concerning benefit plans, or (b) there shall occur any withdrawal or partial withdrawal from a Multiemployer Pension Plan and the withdrawal liability (without unaccrued interest) to Multiemployer Pension Plans as a result of such withdrawal (including any outstanding withdrawal liability that the Company or any member of the Controlled Group have incurred on the date of such withdrawal) is material.

13.1.8 Judgments.  Final judgments which could result in a Material Adverse Effect rendered against any Loan Party and shall not have been paid, discharged or vacated or had execution thereof stayed pending appeal within 90 days after entry or filing of such judgments, provided that the Party is diligently pursuing post-judgment relief.

13.1.9 Invalidity of Collateral Documents, etc.  Any Collateral Document shall cease to be in full force and effect; or any Loan Party (or any Person by, through or on behalf of any

Loan Party) shall contest in any manner the validity, binding nature or enforceability of any Collateral Document.

13.1.10 Invalidity of Subordination Provisions, etc.  Any subordination provision in any document or instrument governing Subordinated Debt, or any subordination provision in any guaranty by any Subsidiary of any Subordinated Debt, shall cease to be in full force and effect, or any Loan Party or any other Person (including the holder of any applicable Subordinated Debt) shall contest in any manner the validity, binding nature or enforceability of any such provision.

13.1.11 Change of Control.  A Change of Control shall occur.

13.1.12 Material Adverse Effect.  The occurrence of any event having a Material Adverse Effect, as reasonably determined by the Administrative Agent.

13.1.13   Intentionally Omitted.

13.2 Effect of Event of Default.  If any Event of Default described in Section 13.1.4 shall occur in respect of the Company, the Commitments shall immediately terminate and the Loans and all other Obligations hereunder shall become immediately due and payable and the Company shall become immediately obligated to Cash Collateralize all L/C Obligations, all without presentment, demand, protest or notice of any kind; and, if any other Event of Default shall occur and be continuing, the Administrative Agent may (and, upon the written request of the Required Lenders shall) declare the Commitments to be terminated in whole or in part and/or declare all or any part of the Loans and all other Obligations hereunder to be due and payable and/or demand that the Company immediately Cash Collateralize all or any L/C Obligations, whereupon the Commitments shall immediately terminate (or be reduced, as applicable) and/or the Loans and other Obligations hereunder shall become immediately due and payable (in whole or in part, as applicable) and/or the Company shall immediately become obligated to Cash Collateralize the L/C Obligations (all or any, as applicable), all without presentment, demand, protest or notice of any kind.  The Administrative Agent shall promptly advise the Company of any such declaration, but failure to do so shall not impair the effect of such declaration.  Any cash collateral delivered hereunder shall be held by the Administrative Agent (without liability for interest thereon) and applied to the L/C Obligations as and to the extent due.  After the expiration or termination of all Letters of Credit, such cash collateral shall be applied by the Administrative Agent to any remaining Obligations hereunder and any excess shall be delivered to the Company or as a court of competent jurisdiction may elect.  During the existence of any Event of Default or Default the Administrative Agent shall specifically be permitted to communicate directly with the Company’s certified public accountants and Company hereby authorizes and instructs those accountants to disclose such financial information as the Administrative Agent shall request.

SECTION 14 THE ADMINISTRATIVE AGENT.

14.1 Appointment and Authorization.  Each Lender hereby irrevocably (subject to Section 14.10) appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Administrative Agent shall not have any duty or responsibility except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.  Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

14.2 Issuing Lender.  The Issuing Lender shall act on behalf of the Lenders (according to their Pro Rata Shares) with respect to any Letters of Credit issued by it and the documents associated therewith.  The Issuing Lender shall have all of the benefits and immunities (a) provided to the Administrative Agent in this Section 14 with respect to any acts taken or omissions suffered by the Issuing Lender in connection with Letters of Credit issued by it or proposed to be issued by it and the Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent”, as used in this Section 14, included the Issuing Lender with respect to such acts or omissions and (b) as additionally provided in this Agreement with respect to the Issuing Lender.

14.3 Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.  Any decision to foreclose a Mortgaged Real Property shall require the consent of the Administrative Agent.

14.4 Exculpation of Administrative Agent.  Neither the Administrative Agent nor any of its directors, officers, employees or agents shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except to the extent resulting from its own gross negligence or willful misconduct in connection with its duties expressly set forth herein as determined by a final, nonappealable judgment by a court of competent jurisdiction), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or Affiliate of the Company, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (or the creation, perfection or priority of any Lien or security interest therein), or for any failure of the Company or any other party to any Loan Document to perform its Obligations hereunder or thereunder.  The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Company or any of the Company’s Subsidiaries or Affiliates.

14.5 Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, electronic mail message, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Company), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, confirmation from the Lenders of their obligation to indemnify the Administrative Agent against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon each Lender.  For purposes of determining compliance with the conditions specified in Section 12, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Restatement Date specifying its objection thereto.

14.6 Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Default except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Company referring to this Agreement, describing such Event of Default or Default and stating that such notice is a “notice of default”.  The Administrative

Agent will notify the Lenders of its receipt of any such notice.  The Administrative Agent shall take such action with respect to such Event of Default or Default as may be requested by the Required Lenders in accordance with Section 13; provided that unless and until the Administrative Agent has received any such request, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default or Default as it shall deem advisable or in the best interest of the Lenders.

14.7 Credit Decision.  Each Lender acknowledges that the Administrative Agent has not made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent and acceptance of any assignment or review of the affairs of the Loan Parties, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender as to any matter, including whether the Administrative Agent has disclosed material information in its possession.  Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties, and made its own decision to enter into this Agreement and to extend credit to the Company hereunder.  Each Lender also represents that it will, independently and without reliance upon the Administrative Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Company.  Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Administrative Agent, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of the Company which may come into the possession of the Administrative Agent.

14.8 Indemnification.  Whether or not the transactions contemplated hereby are consummated, each Lender shall indemnify upon demand the Administrative Agent and its directors, officers, employees and agents (to the extent not reimbursed by or on behalf of the Company and without limiting the obligation of the Company to do so), according to its applicable Pro Rata Share, from and against any and all Indemnified Liabilities (as hereinafter defined); provided that no Lender shall be liable for any payment to any such Person of any portion of the Indemnified Liabilities to the extent determined by a final, nonappealable judgment by a court of competent jurisdiction to have resulted from the applicable Person’s own gross negligence or willful misconduct.  No action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section.  Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses

(including Attorney Costs and Taxes) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Company.  The undertaking in this Section shall survive repayment of the Loans, cancellation of the Notes, expiration or termination of the Letters of Credit, any foreclosure under, or modification, release or discharge of, any or all of the Collateral Documents, termination of this Agreement and the resignation or replacement of the Administrative Agent.

14.9 Administrative Agent in Individual Capacity.  Bank of America and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Loan Parties and Affiliates as though Bank of America was not the Administrative Agent hereunder and without notice to or consent of any Lender.  Each Lender acknowledges that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding the Company or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Company or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them.  With respect to its Loans (if any),  Bank of America and its Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though Bank of America was not the Administrative Agent, and the terms “Lender” and “Lenders” include Bank of America and its Affiliates, to the extent applicable, in their individual capacities.

14.10 Successor Administrative Agent.  The Administrative Agent may resign upon 30 days’ notice to the Lenders.  If the Administrative Agent resigns under this Agreement, the Required Lenders, with (so long as no Event of Default exists) the consent of the Company (which shall not be unreasonably withheld or delayed), shall appoint from among the Lenders a successor agent for the Lenders.  If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Company, a successor agent from among the Lenders.  Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor agent, and the retiring Administrative Agent’s appointment, powers and duties as the Administrative Agent shall be terminated. After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Section 14 and Sections 15.5 and 15.16 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement.  If no successor agent has accepted appointment as the Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

14.11 Collateral Matters.  The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, (a) to release any Lien granted to or held by the Administrative Agent under any Collateral Document (i) upon termination of the Commitments and payment in full of all Loans and all other obligations of the Company hereunder and the expiration or termination of all Letters of Credit; (ii) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted hereunder; or (iii) subject to Section 15.1, if approved, authorized or ratified in writing by the Required Lenders or (b) to subordinate its interest in any collateral to any holder of a Lien on such collateral which is permitted by Section 11.2(d)(i) or (d)(iii)  (it being understood that the Administrative Agent may conclusively rely on a certificate from the Company in determining whether the Debt secured by any such Lien is permitted by Section 11.1(a)).  Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release, or subordinate its interest in, particular types or items of collateral pursuant to this Section 14.11.  Each Lender hereby authorizes the Administrative Agent to give blockage notices in connection with any Subordinated Debt at the direction of Required Lenders and agrees that it will not act unilaterally to deliver such notices.

14.12 Administrative Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Company) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and its respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 5, 15.5 and 15.16) allowed in such judicial proceedings; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 5, 15.5 and 15.16.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

14.13 Other Agents; Arrangers and Managers.  None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “co-agent,” “book manager,” “lead manager,” “arranger,” “lead arranger” or “co-arranger”, if any, shall have any right, power, obligation, liability, responsibility or duty under this Agreement and, in the case of such Lenders, those applicable to all Lenders as such.  Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender.  Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

SECTION 15 GENERAL.

15.1 Waiver, Amendments and Replacement of Lenders.

15.1.1           Waiver and Amendments. No delay on the part of the Administrative Agent, or any Lender in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other rights, power or remedy.  No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the other Loan Documents shall in any event be effective unless the same shall be in writing and acknowledged by Lenders having aggregate Pro Rata Shares of not less than the aggregate Pro Rata Shares expressly designated herein with respect thereto or, in the absence of such designation as to any provision of this Agreement, by the Required Lenders, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  No amendment, modification, waiver or consent shall (a) extend or increase the Commitment or Pro Rata Share of any Lender without the written consent of such Lender, (b) extend the date scheduled for payment of any principal (excluding mandatory prepayments) of or interest on the Loans or any fees payable hereunder without the written consent of each Lender directly affected thereby, (c) reduce the principal amount of any Loan, the rate of interest thereon or any fees payable hereunder, without the consent of each Lender directly affected thereby; (d) change the definition of Required Lenders, any provisions of this Section 15.1 or reduce the aggregate Pro Rata Share required to effect an amendment, modification, waiver or consent; or (e) release all or any substantial part of any Accounts or Inventory which are included within the collateral, without, in each case, the written consent of all Lenders.  No provision of Sections 6.2.2 or 6.3 with respect to the timing or application of mandatory prepayments of the Loans shall be amended, modified or waived without the consent of the Required Lenders.  No party may be released from its obligations under the Guaranty nor may all or any substantial part of the collateral granted under the Collateral Documents (which is not otherwise addressed by Section 15.1.1(e) above) be released, without, in each case, the written consent of the Required Lenders.  No provision of Section 15 or other provision of this Agreement affecting the Administrative Agent in its capacity as such shall be amended, modified or waived without the consent of the Administrative Agent.  No provision of this Agreement or any Issuer Document relating to the rights or duties of the Issuing Lender in its capacity as such shall be amended, modified or waived without the consent of the Issuing Lender.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

15.1.2           Replacement of Lenders.  In the event any Lender does not agree to any amendment, modification, waiver or consent that was otherwise duly approved pursuant to the terms of this Agreement (the “Dissenting Lenders”) or if any Lender is a Defaulting Lender, then, with respect to each such Dissenting Lender or Defaulting Lender (the “Terminated Lender”), the Company and/or the Administrative Agent may designate one or more financial institution, which may or may not be a Lender, which is acceptable to the Company, the Administrative Agent and the Issuing Lender in their reasonable discretion (such other bank being called a “New Lender”) to purchase the Loans of such Terminated Lenders and such Terminated Lender’s rights hereunder, without recourse to or warranty by, or expense to, such Terminated Lender, for a purchase price equal to the outstanding principal amount of the Loans payable to such Terminated Lender plus any accrued but unpaid interest on such Loans and all accrued but unpaid fees owed to such Terminated Lenders and any other amounts payable to such Terminated Lenders under this Agreement, and to assume all the obligations of such Terminated Lenders hereunder, and, upon such purchase and assumption (pursuant to an Assignment Agreement), such Terminated Lenders shall no longer be a party hereto or have any rights hereunder (other than rights with respect to indemnities and similar rights applicable to such Terminated Lenders prior to the date of such purchase and assumption) and shall be relieved from all obligations to the Company hereunder, and the New Lenders shall succeed to the rights and obligations of such Terminated Lenders hereunder.  Each Terminated Lender shall sell its Loan as set forth in this Section 15.1 and use reasonable efforts to cooperate therewith.  An existing Lender who is not a Terminated Lender shall be an acceptable New Lender.

15.2 Confirmations.  The Company and each holder of a Note agree from time to time, upon written request received by it from the other, to confirm to the other in writing (with a copy of each such confirmation to the Administrative Agent) the aggregate unpaid principal amount of the Loans then outstanding under such Note.

15.3 Notices.  Except as otherwise provided in Sections 2.2.2 and 2.2.3, all notices hereunder shall be in writing (including facsimile transmission) and shall be sent to the applicable party at its address shown on Annex B or at such other address as such party may, by written notice received by the other parties, have designated as its address for such purpose.  Notices sent by facsimile transmission shall be deemed to have been given when sent; notices sent by mail shall be deemed to have been given three Business Days after the date when sent by registered or certified mail, postage prepaid; and notices sent by hand delivery or overnight courier service shall be deemed to have been given when received.  For purposes of Sections 2.2.2 and 2.2.3, the Administrative Agent shall be entitled to rely on telephonic instructions from any person that the Administrative Agent in good faith believe is an authorized officer or employee of the Company, and the Company shall hold the Administrative Agent and each other Lender harmless from any loss, cost or expense resulting from any such reliance.

15.4 Computations.  Where the character or amount of any asset or liability or item of income or expense is required to be determined, or any consolidation or other accounting computation is required to be made, for the purpose of this Agreement, such determination or calculation shall, to the extent applicable and except as otherwise specified in this Agreement, be made in accordance with GAAP, consistently applied; provided that if the Company notifies the Administrative Agent that the Company wishes to amend any covenant in Section 10 (or any related definition) to eliminate or to take into account the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Company that the Required Lenders wish to amend Section 10 (or any related definition) for such purpose), then the Company’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant (or related definition) is amended in a manner satisfactory to the Company and the Required Lenders.

15.5 Costs, Expenses and Taxes.  The Company agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Administrative Agent (including Attorney Costs and any Taxes) in connection with the preparation, execution, syndication, delivery and administration (including perfection and protection of any collateral and the costs of Intralinks (or other similar service), if applicable) of this Agreement, the other Loan Documents and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including any amendment, supplement or waiver to any Loan Document), whether or not the transactions contemplated hereby or thereby shall be consummated, and all reasonable out-of-pocket costs and expenses (including Attorney Costs and any Taxes) incurred by the Administrative Agent and each Lender after an Event of Default in connection with the collection of the Obligations or the enforcement of this Agreement, the other Loan Documents or any such other documents or during any workout, restructuring or negotiations in respect thereof.

In addition, the Company agrees to pay, and to save the Administrative Agent and the Lenders harmless from all liability for, any fees of the Company’s auditors in connection with any reasonable exercise by the Administrative Agent and the Lenders of their rights pursuant to Section 10.2.  All Obligations provided for in this Section 15.5 shall survive repayment of the Loans, cancellation of the Notes, expiration or termination of the Letters of Credit and termination of this Agreement until expiration of the applicable statute of limitations period.

15.6 Assignments; Participations.

15.6.1 Assignments.  (a)  Any Lender may at any time assign to one or more Persons (any such Person, an “Assignee”) all or any portion of such Lender’s Loans and Commitments, with the prior written consent of the Administrative Agent, the Issuing Lender and, so long as no Event of Default exists, the Company (which consents shall not be unreasonably withheld or delayed and shall not be required for an assignment by a Lender to a Lender or an Affiliate of a Lender).  Except as the Administrative Agent may otherwise agree, any such assignment shall be in a minimum aggregate amount equal to $5,000,000 or, if less, the remaining Commitment and Loans held by the assigning Lender.  The Company and the Administrative Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned to an Assignee until the Administrative Agent shall have received and accepted an effective assignment agreement in substantially the form of Exhibit D hereto (an “Assignment Agreement”) executed, delivered and fully completed by the applicable parties thereto and a processing fee of $3,500 payable by Assignor or Assignee.  No assignment may be made to any Person if at the time of such assignment the Company would be obligated to pay any greater amount under Section 7.6 or 8 to the Assignee than the Company is then obligated to pay to the assigning Lender under such Sections (and if any assignment is made in violation of the foregoing, the Company will not be required to pay such greater amounts).  Any attempted assignment not made in accordance with this Section 15.6.1 shall be treated as the sale of a participation under Section 15.6.2.  The Company shall be deemed to have granted its consent to any assignment requiring its consent hereunder unless the Company has expressly objected to such assignment within three Business Days after notice thereof.

(b)           From and after the date on which the conditions described above have been met, (i) such Assignee shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned to such Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and (ii) the assigning Lender, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, shall be released from its rights (other than its indemnification rights) and obligations hereunder.  Upon the request of the Assignee (and, as applicable, the assigning Lender) pursuant to an effective Assignment Agreement, the Company shall execute and deliver to the Administrative Agent for delivery to the Assignee (and, as applicable, the assigning Lender) a Note in the principal amount of the Assignee’s Pro Rata Share of the Revolving Commitment (and, as applicable, a Note in the principal amount of the

Pro Rata Share of the Revolving Commitment retained by the assigning Lender.  Each such Note shall be dated the effective date of such assignment.  Upon receipt by the assigning Lender of such Note, the assigning Lender shall return to the Company any prior Note held by it.

(c)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(d)           Notwithstanding the foregoing provisions of this Section 15.6, any lender (a “Granting Lender”), may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing by the Granting Lender to the Administrative Agent and the Company, the option to provide to the Company all or any part of any Loans that such Granting Lender would otherwise be obligated to make the Company pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan; and (ii) if an SPC elects  not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof.  The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if such Loan were made by such Granting Lender.  No SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender).  Any SPC may (i) with notice to, but without the prior written consent of, the Company  and the Administrative  Agent and without paying any processing fee therefore, assign all or a portion of its interests in any  Loans to the Granting Lender or to any financial institutions (consented to by the Company and the Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the  funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.  This Section 15.6.1(d) may not be amended without the prior written consent of each Granting Lender, all or any of whose Loans are being funded by an SPC at the time of such amendment.  For the avoidance of doubt, the Granting Lender shall for all purposes, including without limitation, the approval of any amendment or waiver of any provision of any Loan Document or the obligation to pay any amount otherwise payable by the Granting Lender under the Loan Documents, continue to be the Lender of record hereunder.

15.6.2 Participations.  Any Lender may at any time sell to one or more Persons participating interests in its Loans, Commitments or other interests hereunder (any such Person, a “Participant”).  In the event of a sale by a Lender of a participating interest to a Participant, (a) such Lender’s obligations hereunder shall remain unchanged for all purposes, (b) the Company and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations hereunder and (c) all amounts payable by the Company shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender.  No Participant shall have any direct or indirect voting rights hereunder except with respect to any event described in Section 15.1 expressly requiring the unanimous vote of all Lenders or, as applicable, all affected Lenders.  Each Lender agrees to incorporate the requirements of the preceding sentence into each participation agreement which such Lender enters into with any Participant.  The Company agrees that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement and with respect to any Letter of Credit to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided that such right of set-off shall be subject to the obligation of each Participant to share with the Lenders, and the Lenders agree to share with each Participant, as provided in Section 7.5.  The Company also agrees that each Participant shall be entitled to the benefits of Section 7.6 or 8 as if it were a Lender (provided that on the date of the participation no Participant shall be entitled to any greater compensation pursuant to Section 7.6 or 8 than would have been paid to the participating Lender on such date if no participation had been sold and that each Participant complies with Section 7.6(d) as if it were an Assignee).

15.7 Register.  The Administrative Agent shall maintain a copy of each Assignment Agreement delivered and accepted by it and register (the “Register”) for the recordation of names and addresses of the Lenders and the Commitment of each Lender from time to time and whether such Lender is the original Lender or the Assignee.  No assignment shall be effective unless and until the Assignment Agreement is accepted and registered in the Register. All records of transfer of a Lender’s interest in the Register shall be conclusive, absent manifest error, as to the ownership of the interests in the Loans.  The Administrative Agent shall not incur any liability of any kind with respect to any Lender with respect to the maintenance of the Register.

15.8 GOVERNING LAW.  THIS AGREEMENT AND EACH NOTE SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF ILLINOIS APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

15.9 Confidentiality.  As required by federal law and the Administrative Agent’s policies and practices, the Administrative Agent may need to obtain, verify, and record certain customer identification information and documentation in connection with opening or maintaining accounts, or establishing or continuing to provide services.  The Administrative Agent and each Lender agree to use commercially reasonable efforts (equivalent to the efforts the Administrative Agent or such Lender applies to maintain the confidentiality of its own confidential information) to maintain as confidential all information provided to them by any

Loan Party and designated as confidential for a period of 5 years following receipt thereof, except that the Administrative Agent and each Lender may disclose such information (a) to Persons employed or engaged by the Administrative Agent or such Lender in evaluating, approving, structuring or administering the Loans and the Commitments; (b) to any assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 15.9 (and any such assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any federal or state regulatory authority or examiner, or any insurance industry association, or as reasonably believed by the Administrative Agent or such Lender to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advice of the Administrative Agent’s or such Lender’s counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any litigation to which the Administrative Agent or such Lender is a party; (f) to any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender; (g) to any Affiliate of the Administrative Agent, the Issuing Lender or any other Lender who may provide Bank Products to the Loan Parties; or (h) that ceases to be confidential through no fault of the Administrative Agent or any Lender.  Notwithstanding the foregoing, the Company consents to the publication by the Administrative Agent or any Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement, and the Administrative Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

15.10 Severability.  Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.  All obligations of the Company and rights of the Administrative Agent and the Lenders expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law.

15.11 Nature of Remedies.  All Obligations of the Company and rights of the Administrative Agent and the Lenders expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

15.12 Entire Agreement.  This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the parties hereto and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof (except as relates to the fees described in Section 5.3) and any prior arrangements made with respect to the payment by the Company of (or any indemnification for) any fees, costs or expenses payable to or incurred (or to be incurred) by or on behalf of the Administrative Agent or the Lenders.

15.13 Counterparts.  This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement.  Receipt of an executed signature page to this Agreement by facsimile or other electronic transmission shall constitute effective delivery thereof.  Electronic records of executed Loan Documents maintained by the Lenders shall be deemed to be originals.

15.14 Successors and Assigns.  This Agreement shall be binding upon the Company, the Lenders and the Administrative Agent and their respective successors and assigns, and shall inure to the benefit of the Company, the Lenders and the Administrative Agent and the successors and assigns of the Lenders and the Administrative Agent.  No other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.  The Company may not assign or transfer any of its rights or Obligations under this Agreement without the prior written consent of the Administrative Agent and each Lender.

15.15 Captions.  Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

15.16 Customer Identification - USA Patriot Act Notice.  Each Lender and Bank of America (for itself and not on behalf of any other party) hereby notifies the Loan Parties that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (the “Act”), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender or Bank of America, as applicable, to identify the Loan Parties in accordance with the Act.

15.17 INDEMNIFICATION BY THE COMPANY.  IN CONSIDERATION OF THE EXECUTION AND DELIVERY OF THIS AGREEMENT BY THE ADMINISTRATIVE AGENT AND THE LENDERS AND THE AGREEMENT TO EXTEND THE COMMITMENTS PROVIDED HEREUNDER, THE COMPANY HEREBY AGREES TO INDEMNIFY, EXONERATE AND HOLD THE ADMINISTRATIVE AGENT, EACH LENDER AND EACH OF THE OFFICERS, DIRECTORS, EMPLOYEES, AFFILIATES AND AGENTS OF THE ADMINISTRATIVE AGENT AND EACH LENDER (EACH A “LENDER PARTY”) FREE AND HARMLESS FROM AND AGAINST ANY AND ALL ACTIONS, CAUSES OF ACTION, SUITS, LOSSES, LIABILITIES, DAMAGES AND EXPENSES,

INCLUDING ATTORNEY COSTS (COLLECTIVELY, THE “INDEMNIFIED LIABILITIES”), INCURRED BY THE LENDER PARTIES OR ANY OF THEM AS A RESULT OF, OR ARISING OUT OF, OR RELATING TO (A) ANY TENDER OFFER, MERGER, PURCHASE OF CAPITAL SECURITIES, PURCHASE OF ASSETS OR OTHER SIMILAR TRANSACTION FINANCED OR PROPOSED TO BE FINANCED IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, WITH THE PROCEEDS OF ANY OF THE LOANS, (B) THE USE, HANDLING, RELEASE, EMISSION, DISCHARGE, TRANSPORTATION, STORAGE, TREATMENT OR DISPOSAL OF ANY HAZARDOUS SUBSTANCE AT ANY PROPERTY OWNED OR LEASED BY ANY LOAN PARTY, (C) ANY VIOLATION OF ANY ENVIRONMENTAL LAWS WITH RESPECT TO CONDITIONS AT ANY PROPERTY OWNED OR LEASED BY ANY LOAN PARTY OR THE OPERATIONS CONDUCTED THEREON, (D) THE INVESTIGATION, CLEANUP OR REMEDIATION OF OFFSITE LOCATIONS AT WHICH ANY LOAN PARTY OR THEIR RESPECTIVE PREDECESSORS ARE ALLEGED TO HAVE DIRECTLY OR INDIRECTLY DISPOSED OF HAZARDOUS SUBSTANCES OR (E) THE EXECUTION, DELIVERY, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BY ANY OF THE LENDER PARTIES, EXCEPT FOR ANY SUCH INDEMNIFIED LIABILITIES ARISING ON ACCOUNT OF CLAIMS AMONG OR BETWEEN THE LENDERS (EXCEPT UPON THE OCCURRENCE OF A DEFAULT OR EVENT OF DEFAULT) OR THE APPLICABLE LENDER PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS DETERMINED BY A FINAL, NONAPPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION.  IF AND TO THE EXTENT THAT THE FOREGOING UNDERTAKING MAY BE UNENFORCEABLE FOR ANY REASON, THE COMPANY HEREBY AGREES TO MAKE THE MAXIMUM CONTRIBUTION TO THE PAYMENT AND SATISFACTION OF EACH OF THE INDEMNIFIED LIABILITIES WHICH IS PERMISSIBLE UNDER APPLICABLE LAW.  ALL OBLIGATIONS PROVIDED FOR IN THIS SECTION 15.17 SHALL SURVIVE REPAYMENT OF THE LOANS, CANCELLATION OF THE NOTES, EXPIRATION OR TERMINATION OF THE LETTERS OF CREDIT, ANY FORECLOSURE UNDER, OR ANY MODIFICATION, RELEASE OR DISCHARGE OF, ANY OR ALL OF THE COLLATERAL DOCUMENTS AND TERMINATION OF THIS AGREEMENT.  UNTIL THE EXPIRATION OF THE APPLICABLE STATUTE OF LIMITATIONS PERIOD.

15.18 Nonliability of Lenders.  The relationship between the Company on the one hand and the Lenders and Administrative Agent on the other hand shall be solely that of borrower and lender.  Neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to any Loan Party arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Loan Parties, on the one hand, and the Administrative Agent and the Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor.  Neither the Administrative Agent nor any Lender undertakes any responsibility to any Loan Party to review or inform any Loan Party of any matter in connection with any phase of any Loan Party’s business or operations.  The Company agrees, on behalf of itself and each other Loan Party, that neither the Administrative Agent nor any Lender shall have liability to any Loan Party (whether sounding in tort, contract or otherwise) for losses suffered by any Loan Party in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought.  NO LENDER PARTY SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY OTHERS OF ANY INFORMATION OR OTHER MATERIALS OBTAINED THROUGH INTRALINKS OR OTHER SIMILAR INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT, NOR SHALL ANY LENDER PARTY HAVE ANY LIABILITY WITH RESPECT TO, AND THE COMPANY ON BEHALF OF ITSELF AND EACH OTHER LOAN PARTY, HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE FOR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ARISING OUT OF ITS ACTIVITIES IN CONNECTION HEREWITH OR THEREWITH (WHETHER BEFORE OR AFTER THE RESTATEMENT DATE).  The Company acknowledges that it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party.  No joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Loan Parties and the Lenders.

15.19 FORUM SELECTION AND CONSENT TO JURISDICTION.  ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE CIRCUIT COURT OF COOK COUNTY, ILLINOIS OR IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS; PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE THE ADMINISTRATIVE AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION.  THE COMPANY HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE CIRCUIT COURT OF COOK COUNTY, ILLINOIS AND OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE.  THE COMPANY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF ILLINOIS.  THE COMPANY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN

ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

15.20 WAIVER OF JURY TRIAL.  EACH OF THE COMPANY, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY NOTE, ANY OTHER LOAN DOCUMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY LENDING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

15.21 Return of Old Notes.  Upon the Restatement Date, the Existing Lenders shall cancel and return to the Company the notes which were originally delivered to the Existing Lenders under the Existing Credit Agreement.

15.22 Amendment and Restatement.

(a) On the Restatement Date, the Existing Credit Agreement shall be amended, restated and superseded in its entirety.  The parties hereto acknowledge and agree that (i) this Agreement, any Notes delivered pursuant to Section 3.1 and the other Loan Documents executed and delivered in connection herewith do not constitute a novation, payment and reborrowing, or termination of the “Obligations” (as defined in the Existing Credit Agreement) under the Existing Credit Agreement as in effect prior to the Restatement Date; (ii) such “Obligations” are in all respects continuing with only the terms thereof being modified as provided in this Agreement; (iii) the Liens as granted under the Collateral Documents securing payment of such “Obligations” are in all respects continuing and in full force and effect and secure the payment of the Obligations (as defined in this Agreement) and are hereby fully ratified and affirmed; and (iv) upon the effectiveness of this Agreement all loans and letters of credit outstanding under the Existing Credit Agreement immediately before the effectiveness of this Agreement will be part of the Loans and Letters of Credit hereunder on the terms and conditions set forth in this Agreement.  Without limitation of the foregoing, each of the Company and each other Loan Party hereby fully and unconditionally ratifies and affirms all Collateral Documents and agrees that all collateral granted thereunder shall from and after the Restatement Date secure all Obligations hereunder.

(b) On and after the Restatement Date, (i) each reference in the Loan Documents to the “Credit Agreement”, “thereunder”, “thereof” or similar words referring to the Credit Agreement shall mean and be a reference to this Agreement and (ii) each reference in the Loan Documents to a “Note” shall mean and be a Note as defined in this Agreement.

(c) Each Lender consents to the payment by the Company on the Restatement Date of all outstanding Obligations owing to the Existing Lenders set forth on Annex C.

(d) Each Lender represents and warrants to the Administrative Agent and the Company that such Lender is not a Defaulting Lender as of the Restatement Date.

[signature pages follow]

The parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first set forth above.

TITAN INTERNATIONAL, INC.
By:           /s/ TITAN INTERNATIONAL, INC.

BANK OF AMERICA, N.A., as Administrative Agent

By:           /s/ BANK OF AMERICA, N.A.

BANK OF AMERICA, N.A., as Issuing Lender and as a Lender

By:           /s/  BANK OF AMERICA, N.A.

WELLS FARGO BANK, N.A., as Lender

By:           /s/ WELLS FARGO BANK, N.A.

THE PRIVATEBANK AND TRUST COMPANY, as Lender

By: /s/ THE PRIVATEBANK AND TRUST COMPANY

FIRST BANK OF HIGHLAND PARK, as Lender

By:           /s/ FIRST BANK OF HIGHLAND PARK

FIRST TENNESSEE BANK NATIONAL ASSOCIATION, as Lender

By: /s/ FIRST TENNESSEE BANK NATIONAL ASSOCIATION

BUSEY BANK, as Lender

By:           /s/ BUSEY BANK

UMB BANK, n.a., as Lender

By:           /s/ UMB BANK

ANNEX A

LENDERS AND PRO RATA SHARES

Lender	Revolving Commitment Amount	Pro Rata Share
Bank of America, N.A.	$55,000,000.00	36.666666667%
Wells Fargo Bank, N.A.	$30,000,000.00	20.000000000%
The PrivateBank and Trust Company	$20,000,000.00	13.333333333%
First Bank of Highland Park	$15,000,000.00	10.000000000%
First Tennessee Bank National Association	$10,000,000.00	6.666666667%
Busey Bank	$10,000,000.00	6.666666667%
UMB Bank, n.a.	$10,000,000.00	6.666666667%
TOTALS	$150,000,000	100%

ANNEX B

ADDRESSES FOR NOTICES

TITAN INTERNATIONAL, INC.
2701 Spruce Street
Quincy, Illinois  62301

Attention: Cheri T. Holley
Telephone: 217-221-4484
Facsimile: 217-228-3040

BANK OF AMERICA, N.A., as Administrative Agent, Issuing Lender and a Lender

Notices of Borrowing , Conversion, Continuation and Letter of Credit Issuance

135 South LaSalle Street
Suite 640
Mail Code: IL4-135-06-40
Chicago, Illinois  60603
Attention: Linda P. Dunlap
Telephone: (980) 388-4257
Telephone: (866) 826-9729
Facsimile:  (704) 409-0065
Email: linda.p.dunlap@bankofamerica.com

Letter of Credit Issuance

1000 W Temple Street
Mail Code: CA9-705-07-05
Los Angeles CA 90012-1514
Attention: Stella Rosales, AVP / Trade Finance Service Center Coordinator
Standby L/C Dept., Los Angeles
Telephone: (213) 481-7828
Facsimile:  (213) 457-8841
Email: stella.rosales@bankofamerica.com

Back-up

1000 W Temple Street
Mail Code: CA9-705-07-05
Los Angeles CA 90012-1514
Attention: Bolivar G. Carrillo, AVP / Trade Finance Service Center Coordinator
Standby L/C Dept., Los Angeles
Telephone: (213) 481-7842
Facsimile:  (213) 457-8841

Email: bolivar.carrillo@bankofamerica.com

All Other Notices

231 South LaSalle Street
Suite 1041
Mail Code: IL1-231-10-41
Chicago, Illinois  60604
Attention: Maria Coronado
Telephone: (312) 828-3727
Facsimile:  (206) 585-9618
Email: maria.m.coronado@bankofamerica.com

ANNEX C

PRIOR LENDERS

JPMorgan Chase Bank, N.A.

First Bank

CoBank, ACB

Charter One Bank, NA

SCHEDULE 1.1
IMMATERIAL SUBSIDIARIES

•	Automation International, Inc.

•	Automotive Wheels, Inc.

•	Dico, Inc.

•	Dyneer Corporation

•	Nieman’s, Ltd.

•	Titan Distribution, Inc.

•	Titan Investment Corporation

•	Titan Marketing Services, Inc.

•	Titan Tire Corporation of Natchez

•	Titan Tire Corporation of Texas

•	Titan Wheel Corporation of Iowa

•	Titan Wheel Corporation of South Carolina

Schedule 2.3.5 Existing Letters of Credit

Titan International, Inc.
As of January 26, 2009

Beneficiary	Applicant	Letter of Credit - Type	Amount

The Goodyear Tire & Rubber Company	Titan Tire Corporation	Irrevocable Standby Letter of Credit	$ 5,000,000

		Total	$ 5,000,000

SCHEDULE 9.6

Litigation and Contingent Liabilities

NONE

SCHEDULE 9.8

SUBSIDIARIES

Titan International, Inc.
Outstanding Stock:
Publicly traded on the NYSE under symbol TWI

Subsidiaries:

Name of Subsidiary                                                                                                % of Ownership

1.           Titan Wheel Corporation of Illinois                                                                                       100%
2.           Titan Wheel Corporation of Virginia                                                                                     100%
3.           Titan Investment Corporation                                                                                                100%

Titan Wheel Corporation of Illinois
Outstanding Stock:
10,000 shares authorized – 1,000 shares issued to Titan International, Inc.

Subsidiaries:

Name of Subsidiary                                                                                                % of Ownership

1.           None                                                                                                  N/A

Titan Wheel Corporation of Virginia
Outstanding Stock:
10,000 shares authorized – 1,000 shares issued to Titan International, Inc.

Subsidiaries:

Name of Subsidiary                                                                                                % of Ownership

1.           None                                                                                                  N/A

Titan Investment Corporation
Outstanding Stock:
1,000,000 shares authorized – 1,000 shares issued to Titan International, Inc.

Subsidiaries:

Name of Subsidiary                                                                                                % of Ownership

1.           Titan Tire Corporation                                                                                                       100%

Titan Tire Corporation
Outstanding Stock:
10,000,000 shares authorized – 10,000 shares issued to Titan Investment Corporation

Subsidiaries:

Name of Subsidiary                                                                                                % of Ownership

1.           Titan Tire Corporation of Freeport                                                                                 100%
2.           Titan Tire Corporation of Bryan                                                                                     100%

Titan Tire Corporation of Freeport
Outstanding Stock:
10,000 shares authorized – 1,000 shares issued to Titan Tire Corporation

Subsidiaries:

Name of Subsidiary                                                                                                % of Ownership

1.           None                                                                                                  N/A

Titan Tire Corporation of Bryan
Outstanding Stock:
1,000 shares authorized – 100 shares issued to Titan Tire Corporation

Subsidiaries:

Name of Subsidiary                                                                                                % of Ownership

1.           None                                                                                                  N/A

SCHEDULE 9.13

Solvency

NONE

		Schedule 9.15
		Titan International Inc.
		Insurance Renewal Information

Line of Coverage	Coverage Period	Limit	Deductible/Retention	Carrier	Premium
Property	08/01/08 - 08/01/09	$250,000,000	$250,000	Starr Tech	$1,002,380
Property	08/01/08 - 08/01/09	$200,000,000		Lloyd's, IRI	$300,000

General Liability/Products Liability	07/01/08 - 07/01/09	$1,000,000 per occurrence	$250,000	Liberty Surplus	$518,000
		$2,000,000 General Aggregate
		$2,000,000 Products Aggregate

Umbrella - Including Products	07/01/08 - 07/01/09	$5,000,000 per occurrence/agg	$0	CV Starr	$265,000

Pollution legal Liability	08/01/06 - 08/01/11	$5,000,000	$250,000	AIG	$148,860

					$2,234,240

SCHEDULE 9.16

REAL PROPERTY

Titan International, Inc.

Owned:                   2701 Spruce Street, Quincy, IL 62301
1477 Maine Street, Quincy, IL 62301

Titan Tire Corporation

Owned:                   2345 E. Market Street, Des Moines, IA 50317
2140 Waldrep Industrial Parkway, Dublin, GA 31021

Leased:                   1360 Joe Frank Harris Parkway, Cartersville, GA 30120
1385 Valentine Industrial Parkway, Pendergrass, GA 30567

Titan Wheel Corporation of Illinois

Leased:                      601 North Main Street, East Peoria, IL 61611

Titan Wheel Corporation of Saltville

Owned:                      227 Allison Gap Road, Saltville, VA 24370 (building)

Leased:                      227 Allison Gap Road, Saltville, VA 24370 (land)

Titan Investment Corporation

Owned:                      None

Leased:                      None

Titan Tire Corporation of Freeport

Owned:                      3769 Route 20 East, Freeport, IL 61032

Leased:                      611 West Lamm Road, Freeport, IL 61032

Titan Tire Corporation of Bryan

Owned:                      927 South Union Street, Bryan, OH 43506

SCHEDULE 9.20

LABOR MATTERS

Collective Bargaining Agreement between Titan Tire Corporation and United Steelworkers of America Local 164

Collective Bargaining Agreement between Titan Tire Corporation of Freeport and United Steelworkers of America Local 745

Collective Bargaining Agreement between Titan Tire Corporation of Bryan and United Steelworkers of America Local 890L

SCHEDULE 9.23 TO CREDIT AGREEMENT

TITAN INTERNATIONAL, IINC.
ASSETS OF IMMATERIAL SUBSIDIARIES
SEPTEMBER 30, 2008
(Amounts in thousands)

	Property,
	Plant &		Other
	Equipment	Goodwill	Assets	Total
Dyneer Corporation	$ -	$ 9,180	$ -	$ 9,180
Titan Tire Corporation of Texas	5,344	-	-	5,344
Automotive Wheels, Inc.	1,826	-	2,700	4,526
Nieman's, Ltd.	-	2,522	876	3,398
Titan Marketing Services, Inc.	1,329	-	1,676	3,005
Dico, Inc.	1,621	-	539	2,160
Titan Wheel Corporation of Iowa	1,910	-	-	1,910
Titan Wheel Corporation of South Carolina	1,768	-	-	1,768
Titan Tire Corporation of Natchez	1,165	-	-	1,165
Titan Distribution, Inc.	-	-	25	25
Titan Investment Corporation	-	-	20	20
Automation International, Inc.	-	-	-	-

	$ 14,963	$ 11,702	$ 5,836	$ 32,501

SCHEDULE 11.1

TITAN INTERNATIONAL, INC. & SUBSIDIARIES
LIST OF OUTSTANDING DEBT
JANUARY 26, 2009
(Amounts in US dollars)

Amount	Description

$200,000,000	Senior unsecured notes due January 2012

25,000,000	Revolving credit facility

$225,000,000	Total Outstanding Debt

Schedule 11.2 to the
CREDIT AGREEMENT
SEPTEMBER 30, 2008
UNAUDITED

Existing Liens

1.	Lien on various printers and multifunction copiers in favor of Ikon Office Solutions
2.	Lien on AS400 computers in favor of IBM
3.	Lien on Falcon 10 airplanes in favor of AVN Air LLC
4.	Lien on building in Cartersville, GA, in favor of B & B Realty LLC
5.	Lien on building in Elko, NV, in favor of Robert Hecht
6.	Lien on building in Pendergrass, GA, in favor of Rooker/Valentine LLC

SCHEDULE 11.7

TITAN INTERNATIONAL, INC.
TRANSACTIONS WITH AFFILIATES
SEPTEMBER 30, 2008
(Amounts in US dollars, rounded to nearest thousand)

Accounts Receivable Due from Affiliates

Amount                                                      Due from

Titan Tire Corporation
  $4,105,000                                                         Titan Europe Plc subsidiaries

Titan Wheel Corporation of Illinois
222,000                                                        Titan Europe Plc subsidiaries

Titan Wheel Corporation of Virginia
1,014,000                                                         Titan Europe Plc subsidiaries

$5,341,000                                                          Total accounts receivable due from affiliates

SCHEDULE 11.11

TITAN INTERNATIONAL, INC. & SUBSIDIARIES
INVESTMENTS
SEPTEMBER 30, 2008
(Amounts in US dollars)

Investments

$11,623,000                      Investment in Titan Europe

$11,623,000                      Total Investments

Investments in Subsidiaries

Note:  All investments in subsidiaries are eliminated in consolidation

Amount                                                      Investment in

Titan International
1,000                 Titan Investment Corporation
1,000                 Titan Wheel Corporation of Illinois
1,000                 Titan Wheel Corporation of Virginia

Titan Investment Corporation
10,000                   Titan Tire Corporation

Titan Tire Corporation
  100               Titan Tire Corporation of Bryan
1,000                 Titan Tire Corporation of Freeport

14,100                   Subtotal investment in subs

   (14,100)                      Consolidating entry to eliminate investment in subs
$        0                    Total

EXHIBIT A

FORM OF
NOTE

January 30, 2009
Chicago, Illinois
$_________________

The undersigned, for value received, promises to pay to the order of ______________ (the “Lender”) at the principal office of Bank of America, N.A. (the “Administrative Agent”) in Chicago, Illinois the aggregate unpaid amount of all Loans made to the undersigned by the Lender pursuant to the Credit Agreement referred to below (as shown on the schedule attached hereto (and any continuation thereof) or in the records of the Lender), such principal amount to be payable on the dates set forth in the Credit Agreement.

The undersigned further promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such Loan is paid in full, payable at the rate(s) and at the time(s) set forth in the Credit Agreement.  Payments of both principal and interest are to be made in lawful money of the United States of America.

This Note evidences indebtedness incurred under, and is subject to the terms and provisions of, the Amended and Restated Credit Agreement, dated as of January 30, 2009 (as further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms not otherwise defined herein are used herein as defined in the Credit Agreement), among the undersigned, certain financial institutions (including the Lender) and the Administrative Agent, to which Credit Agreement reference is hereby made for a statement of the terms and provisions under which this Note may or must be paid prior to its due date or its due date accelerated.

This Note is made under and governed by the laws of the State of Illinois applicable to contracts made and to be performed entirely within such State.

TITAN INTERNATIONAL, INC.

By:_________________________
Title:________________________

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

To:                      Bank of America, N.A., as Administrative Agent

Please refer to the Amended and Restated Credit Agreement dated as of January 30, 2009 (as further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Titan International, Inc. (the “Company”), various financial institutions and Bank of America, N.A., as Administrative Agent.  Terms used but not otherwise defined herein are used herein as defined in the Credit Agreement.

I.
Reports.  Enclosed herewith is a copy of the [annual audited/quarterly/monthly] report of the Company as at _____________, ____ (the “Computation Date”), which report fairly presents in all material respects the financial condition and results of operations [(subject to the absence of footnotes and to normal year-end adjustments)] of the Company as of the Computation Date and has been prepared in accordance with GAAP consistently applied.

II.
No Default.  The undersigned hereby certifies that he/she has no knowledge of, the existence of any condition or event which constitutes a Default or an Event of Default during or at the end of the accounting period covered by the enclosed report or as of the date of this Certificate, except [described in detail the nature of the condition or event, the period during which it existed, and the action which Company and its Subsidiaries have taken, are taking, or propose to take with respect to each such condition or event].

III.
Financial Tests.  The Company hereby certifies and warrants to you that the following is an accurate computation, in accordance with the terms of the Credit Agreement, as at the Computation Date, of the following ratios and/or financial restrictions contained in the Credit Agreement:

[REVISE AS APPROPRIATE]

A.           Intentionally Omitted.

B.           Section 11.14.2 - Minimum Fixed Charge Coverage Ratio

1.           Highest Average Daily Balance of
Revolving Outstandings                                                    $________
(if the average daily balance of Revolving Outstandings is less than $125,000,000 during all 30 day periods ending during the quarter, this calculation is not needed)

2.           EBITDA                                                                         $________

3.           Income taxes paid                                                                $________

4.           Capital Expenditures                                                           $________

5.           Sum of (3) and (4)                                                                $________

6.           Remainder of (2) minus (5)                                                 $________

7.           Interest Expense                                                                $________

8.           Required payments of
principal of Funded Debt
(excluding Revolving Loans)                                           $________

9.           Sum of (7) and (8)                                                                $________

10.           Ratio of (6) to (9)                                                                ____ to 1

11.           Minimum Required                                                                1.0 to 1.0

C.           Section 11.14.3 - Minimum Collateral Coverage Ratio

1.           Borrowing Base Amount                                                    $________

2.           Unrestricted Cash of Obligors                                           $________

3.           Sum of (1) and (2)                                                                $________

4.           Revolving Outstandings                                                    $________

5.           Ratio of (3) to (4)                                                                ____ to 1

4.           Minimum required                                                                1.20 to 1

The Company has caused this Certificate to be executed and delivered by its duly authorized officer on _________________________, 20__.

TITAN INTERNATIONAL, INC.

By:  ________________________

Title: _______________________

EXHIBIT C

FORM OF BORROWING BASE CERTIFICATE

To:           Bank of America, N.A., as Administrative Agent

Please refer to the Amended and Restated Credit Agreement dated as of January 30, 2009 (as further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Titan International, Inc. (the “Company”), various financial institutions and Bank of America, N.A., as Administrative Agent.  This certificate (this “Certificate”), together with supporting calculations attached hereto, is delivered to you pursuant to the terms of the Credit Agreement.  Capitalized terms used but not otherwise defined herein shall have the same meanings herein as in the Credit Agreement.

The Company hereby certifies and warrants to the Administrative Agent and the Lenders that (a) at the close of business on ______________, ____ (the “Calculation Date”), the Borrowing Base was $_____________, computed as set forth on the schedule attached hereto; (b) the information contained herein and on the schedule attached hereto is true and correct in all material respects regarding the status of Eligible Accounts and Eligible Inventory; (c) the amounts reflected herein and on the schedule attached hereto are in compliance with the provisions of the Credit Agreement; and (d) there is no Default or Event of Default and all representations and warranties contained in the Credit Agreement and other Loan Documents are true and correct in all material respects.  The undersigned understands that the Lenders will extend loans in reliance upon the information contained herein.  In the event of a conflict between the summary of eligibility criteria on the attached schedule and the definitions of Eligible Accounts and Eligible Inventory contained in the Credit Agreement, the Credit Agreement shall govern.

The Company has caused this Certificate to be executed and delivered by its officer thereunto duly authorized on ___________, ______.

TITAN INTERNATIONAL, INC.

By:  _______________________

Title:  _____________________

SCHEDULE TO BORROWING BASE CERTIFICATE
Dated as of [_________________]

1.           Gross Accounts                                                                                                           $_________

2.           Less Ineligibles

-           Administrative Agent’s Lien Not Perfected       $_________
-           Subject to other Lien              $_________
-           Subject to Offset, etc.                                                     $_________
-           Non-permitted Account Debtor not in U.S.                $_________
-           Non-permitted Affiliate Receivables                            $_________
-           Non-assignable                                                                $_________
-           Other                                                                                  $_________
-           Total                                                                                                          $_________

3.           Eligible Accounts [Item 1 minus Item 2]                                                                  $_________

4.           Item 3 times 75%                                                                                                    $_________

5.           Gross Inventory                                                                                                             $_________

6.           Less Ineligibles
-           Administrative Agent’s Lien Not Perfected               $_________
-           Subject to other Lien                                                      $_________
-           Not Salable                                                                  $_________
-           In Excess of $30,000,000 Located Off-Site                  $_________
-           Reserve for Amounts Due Third Parties
Holding Collateral Off-Site                                        $_________
-           Not located in U.S.                                                         $_________
-           Other                                                                         $_________
-           Total                                                                                         $_________

7.           Eligible Inventory [Item 5 minus Item 6]                                                                     $_________

8.           Item 7 times 50%                                                                                                       $_________

9.           Orderly Liquidation Value of Equipment                                                                      $_________

10.           Item 9 times 80%                                                                                                             $_________

11.           Borrowing Base
Item 4 plus Item 8 plus Item 10                                                                                  $_________

12.           Revolving Loan Availability (lesser of Item 11 and
the Revolving Commitment)                                                                                          $_________

13.           Revolving Outstandings (includes L/C Obligations)         $_________

14.           Availability
[Excess of Item 12 over Item 13]                                                                                  $_________

15.           Required Prepayment
[Excess of Item 13 over Item 12]                                                                                  $_________

Determination of Availability Percentage

A.           Borrowing Base Amount (Item 11)                                                                                  $_________

B.           Portion of Borrowing Base attributable to Equipment (Item 10)                                 $_________

C.           Adjusted Borrowing Base                                                                                                $_________
(Item A minus Item B)

D.           Revolving Outstandings (Item 13)                                                                                  $_________

E.           Availability Percentage                                                                                                       _________%
(Item D divided by Item C)

EXHIBIT D

FORM OF
ASSIGNMENT AGREEMENT

Date:_________________

To:           Titan International, Inc.

and

Bank of America, N.A. as Administrative Agent

Re:           Assignment under the Credit Agreement referred to below

Gentlemen and Ladies:

Please refer to Section 15.6.1 of the Amended and Restated Credit Agreement dated as of January 30, 2009 (as further amended or otherwise modified from time to time, the “Credit Agreement”) among Titan International, Inc. (the “Company”), various financial institutions and Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”).  Unless otherwise defined herein or the context otherwise requires, terms used herein have the meanings provided in the Credit Agreement.

   (the “Assignor”) hereby sells and assigns, without recourse, to   (the “Assignee”), and the Assignee hereby purchases and assumes from the Assignor, that interest in and to the Assignor’s rights and obligations under the Credit Agreement as of the date hereof equal to  % of all of the Loans, of the participation interests in the L/C Obligations and of the Commitments, such sale, purchase, assignment and assumption to be effective as of  , ___, or such later date on which the Company and the Administrative Agent shall have consented hereto (the “Effective Date”).  After giving effect to such sale, purchase, assignment and assumption, the Assignee’s and the Assignor’s respective Pro Rata Shares for purposes of the Credit Agreement will be as set forth opposite their names on the signature pages hereof.

The Assignor hereby instructs the Administrative Agent to make all payments from and after the Effective Date in respect of the interest assigned hereby directly to the Assignee.  The Assignor and the Assignee agree that all interest and fees accrued up to, but not including, the Effective Date are the property of the Assignor, and not the Assignee.  The Assignee agrees that, upon receipt of any such interest or fees, the Assignee will promptly remit the same to the Assignor.

The Assignor represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim.

The Assignee represents and warrants to the Company and the Administrative Agent that, as of the date hereof, the Company will not be obligated to pay any greater amount under Section 7.6 or 8 of the Credit Agreement than the Company is obligated to pay to the Assignor under such Section.  The Assignee has delivered, or is delivering concurrently herewith, to the Company and the Administrative Agent the forms required by Section 7.6 of the Credit Agreement. [INSERT IF ASSIGNEE IS ORGANIZED UNDER THE LAWS OF A JURISDICTION OTHER THAN THE UNITED STATES OF AMERICA OR A STATE THEREOF.]  The [Assignee/Assignor] [Company] shall pay the fee payable to the Administrative Agent pursuant to Section 15.6.1.

The Assignee hereby confirms that it has received a copy of the Credit Agreement.  Except as otherwise provided in the Credit Agreement, effective as of the Effective Date:

(a)
the Assignee (i) shall be deemed automatically to have become a party to the Credit Agreement and to have all the rights and obligations of a “Lender” under the Credit Agreement as if it were an original signatory thereto to the extent specified in the second paragraph hereof; and (ii) agrees to be bound by the terms and conditions set forth in the Credit Agreement as if it were an original signatory thereto; and

(b)	the Assignor shall be released from its obligations under the Credit Agreement to the extent specified in the second paragraph hereof.

The Assignee hereby advises each of you of the following administrative details with respect to the assigned Loans and Commitment:

(A)           Institution Name:

Address:

Attention:

Telephone:

Facsimile:

(B)           Payment Instructions:

This Assignment shall be governed by and construed in accordance with the laws of the State of Illinois.

Please evidence your receipt hereof and your consent to the sale, assignment, purchase and assumption set forth herein by signing and returning counterparts hereof to the Assignor and the Assignee.

Percentage = ___%                                                                [ASSIGNEE]

By:           ______________________________
Title:           ______________________________

Adjusted Percentage = ___%                                                                [ASSIGNOR]

By:           _____________________________
Title:           _____________________________

ACKNOWLEDGED AND CONSENTED TO
this ____ day of ________, ____

BANK OF AMERICA, N.A., as Administrative Agent

By:           ______________________________
Title:           ______________________________

ACKNOWLEDGED AND CONSENTED TO
this ___ day of _________,

TITAN INTERNATIONAL, INC.

By:           ______________________________
Title:           ______________________________

EXHIBIT E

FORM OF NOTICE OF BORROWING

To:                      Bank of America, N.A., as Administrative Agent

Please refer to the Amended and Restated Credit Agreement dated as of January 30, 2009 (as further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Titan International, Inc. (the “Company”), various financial institutions and Bank of America, N.A., as the Administrative Agent.  Terms used but not otherwise defined herein are used herein as defined in the Credit Agreement.

The undersigned hereby gives irrevocable notice, pursuant to Section 2.2.2 of the Credit Agreement, of a request hereby for a borrowing as follows:

(i)           The requested borrowing date for the proposed borrowing (which is a Business Day) is ______________, ____.

(ii)           The aggregate amount of the proposed borrowing is $______________.

(iii)           The Type of Revolving Loans comprising the proposed borrowing are [Base Rate] [LIBOR] Loans.

(iv)           The duration of the Interest Period for each LIBOR Loan made as part of the proposed borrowing, if applicable, is ___________ months (which shall be 1, 2, or 3 months).

(v)           The Revolving  Loan Availability less the Revolving Outstandings, determined based upon the most recent Borrowing Base Certificate, is $________________________.

The undersigned hereby certifies that on the date hereof and on the date of borrowing set forth above, and immediately after giving effect to the borrowing requested hereby: (i) there exists and there shall exist no Default or Event of Default under the Credit Agreement; and (ii) each of the representations and warranties contained in the Credit Agreement and the other Loan Documents is true and correct as of the date hereof, except to the extent that such representation or warranty expressly relates to another date and except for changes therein expressly permitted or expressly contemplated by the Credit Agreement.

The Company has caused this Notice of Borrowing to be executed and delivered by its officer thereunto duly authorized on ___________, ______.

TITAN INTERNATIONAL, INC.

By: ______________________
Title: _____________________

EXHIBIT F

FORM OF NOTICE OF CONVERSION/CONTINUATION

To:                      Bank of America, N.A., as Administrative Agent

Please refer to the Amended and Restated Credit Agreement dated as of January 30, 2009 (as further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Titan International, Inc. (the “Company”), various financial institutions and Bank of America, N.A., as the Administrative Agent.  Terms used but not otherwise defined herein are used herein as defined in the Credit Agreement.

The undersigned hereby gives irrevocable notice, pursuant to Section 2.2.3 of the Credit Agreement, of its request to:

(a)           on [    date    ] convert $[________]of the aggregate outstanding principal amount of the [_______] Loan, bearing interest at the [________] Rate, into a(n) [________] Loan [and, in the case of a LIBOR Loan, having an Interest Period of [_____] month(s)];

[(b)           on [    date    ] continue $[________]of the aggregate outstanding principal amount of the [_______] Loan, bearing interest at the LIBOR Rate, as a LIBOR Loan having an Interest Period of [_____] month(s)].

The undersigned hereby represents and warrants that all of the conditions contained in Section 12.2 of the Credit Agreement have been satisfied on and as of the date hereof, and will continue to be satisfied on and as of the date of the conversion/continuation requested hereby, before and after giving effect thereto.

The Company has caused this Notice of Conversion/Continuation to be executed and delivered by its officer thereunto duly authorized on ___________, ______.

TITAN INTERNATIONAL, INC.

By: ________________________
Title: _______________________